UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CONSOL Energy Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, Pennsylvania 15241-1405

Telephone (412) 831-4000

Annual Meeting of Shareholders

to be held on April 29, 2008

Dear Shareholder:

You are cordially invited to attend CONSOL Energy Inc.’s 2008 Annual Meeting of Shareholders on April 29, 2008, at 10 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The enclosed Notice of Annual Meeting and the Proxy Statement describe the various matters to be acted upon during the meeting. In addition, there will be a report on the state of CONSOL Energy Inc.’s business and an opportunity for you to ask questions on subjects related to CONSOL Energy Inc.’s operations.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed instructions, if applicable), or by completing and returning the enclosed proxy card or voting instruction card.

If you need assistance, please contact CONSOL Energy Inc.’s Investor Relations Office at 412-831-4000. Both our Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, accompany these enclosures.

The Annual Meeting gives us an opportunity to review CONSOL Energy Inc.’s results and discuss the steps CONSOL Energy Inc. has taken to assure a strong performance in the future. We appreciate your ownership of CONSOL Energy Inc., and I hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

John Whitmire Chairman of the Board

March 27, 2008

CONSOL Energy Inc.

1800 Washington Road

Pittsburgh, PA 15241-1405

Telephone (412) 831-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2008

Notice is hereby given that the Annual Meeting of Shareholders of CONSOL Energy Inc. will be held on April 29, 2008, at 10 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania for the following purposes:

1.	To elect directors to hold office in accordance with the Third Amended and Restated Bylaws of CONSOL Energy Inc.;

2.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL Energy Inc. for the fiscal year ending December 31, 2008;

3.	To consider an act upon a proposal to approve the CONSOL Energy Inc. Executive Annual Incentive Plan; and

4.	If properly presented, to consider and vote upon a joint shareholder proposal regarding climate change.

By resolution of the Board of Directors, we have fixed the close of business on March 5, 2008, as the record date for determining the shareholders of CONSOL Energy Inc. entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

If you do not expect to attend the Annual Meeting in person, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope, which requires no additional postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the meeting, you may withdraw your proxy and vote in person, if you so choose.

IMPORTANT NOTICE: REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2008:

The Proxy Statement, Annual Report on Form 10-K and related materials are available at http://ww3.ics.adp.com/streetlink/cnx.

Sincerely,

P. Jerome Richey General Counsel and Secretary

March 27, 2008

CONSOL Energy Inc.

CONSOL Plaza

1800 Washington Road

Pittsburgh, PA 15241

INFORMATION ABOUT THE ANNUAL MEETING

March 27, 2008

The enclosed proxy is being solicited by the Board of Directors (the “Board”) of CONSOL Energy Inc. (“CONSOL Energy” or the “Corporation”) to be voted at the Annual Meeting of Shareholders to be held on April 29, 2008, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231 (the “Annual Meeting”).

The specific proposals to be considered, and voted upon, at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting

The persons named as proxies on the accompanying proxy card have informed CONSOL Energy of their intention, if no contrary instructions are given, to vote the shares represented by such proxies:

•	in favor of the election as directors of CONSOL Energy of those persons nominated in this Proxy Statement to hold office in accordance with the Third Amended and Restated Bylaws of CONSOL Energy;

•

in favor of the ratification of the selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL Energy for the fiscal year ending December 31, 2008;

•	in favor of the adoption of the CONSOL Energy Inc. Executive Annual Incentive Plan;

•	against the joint shareholder proposal regarding climate change; and

•	in accordance with their judgment, on any other matters which may properly come before the Annual Meeting.

The Board does not know of any business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Annual Report

CONSOL Energy’s Annual Report to Shareholders and Annual Report on Form 10-K are being mailed to shareholders together with this Proxy Statement on or about March 27, 2008 to holders of record, as of March 5, 2008, of CONSOL Energy common stock.

Record Date and Vote Required for Approval

The record date with respect to this solicitation is March 5, 2008. All holders of record of CONSOL Energy common stock as of the close of business on March 5, 2008 are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of March 5, 2008, the Corporation had 182,750,175 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at a meeting of shareholders, except in certain limited circumstances. Election of directors at all meetings of the shareholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the affirmative votes of a plurality of the votes cast is required for the election of directors. Except as otherwise provided by law, CONSOL Energy’s Certificate of Incorporation or Third Amended and Restated Bylaws, on all other matters, the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on the matter is required for approval. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the shareholder proposal, although they may vote their clients’ shares on the election of directors and the ratification of Ernst & Young LLP, an independent registered public accounting firm, to serve as the independent auditor. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as the voting instruction for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will remain unvoted.

Revocation of Proxy

A proxy may be revoked by a shareholder at any time prior to the time that the proxy is exercised by delivery to the Corporate Secretary of a notice of revocation or a properly executed proxy bearing a later date. If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions from the shareholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Attendance at the meeting without a request to revoke a proxy will not effectively revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CONSOL Energy. Georgeson Inc. has been retained by CONSOL Energy to aid in the solicitation of proxies, at an estimated cost of $8,000 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, CONSOL Energy will pay brokers and other persons holding shares of common stock in their names or in those of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL Energy. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of the vote. The identity of the vote of any shareholder is not disclosed except as may be necessary to meet legal requirements.

Attendance at the Meeting

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 10 a.m. Those who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please also note that if shares are held in “street name” (that is, through a broker or other nominee), a copy of a brokerage statement reflecting stock ownership as of the record date must be provided during check-in at the registration desk at the Annual Meeting.

CONSOL Energy will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL Energy’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission (the “SEC”) for CONSOL Energy’s fiscal year ended December 31, 2007. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1800 Washington Road, Pittsburgh, PA 15241-1405.

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The business and affairs of CONSOL Energy are under the direction of our Board. Our Board is currently comprised of ten members. Those members are John Whitmire, James E. Altmeyer, Sr., William E. Davis, Raj K. Gupta, Patricia A. Hammick, David C. Hardesty, Jr., J. Brett Harvey, John T. Mills, William P. Powell, and Joseph T. Williams. We do not have a policy regarding directors’ attendance at the Annual Meeting of Shareholders; however, directors are encouraged to attend. All but one of the members of our Board attended the 2007 Annual Meeting of Shareholders.

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Finance. Current charters for each committee are available on the Corporate Governance section of CONSOL Energy’s website at www.consolenergy.com. Actions taken by our committees are reported to the full Board. On February 19, 2008, the Board determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the New York Stock Exchange. See “Determination of Director Independence” on page 21 for additional information regarding the Board’s independence determinations of its members.

Audit Committee

Our Audit Committee, which currently consists of four directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of CONSOL Energy and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL Energy’s internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the New York Stock Exchange. Our Board has also determined that Mr. Gupta qualifies as an “audit committee financial expert.” A copy of the audit committee’s report for the 2007 fiscal year is set forth in this Proxy Statement.

Compensation Committee

Our Compensation Committee, which currently consists of four directors, establishes executive compensation policies consistent with corporate objectives and shareholder interests. Our Compensation Committee also reviews the performance of executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

•	establishing and periodically reviewing our compensation philosophy and the adequacy of compensation plans and programs for directors, executive officers and other Corporation employees;

•	overseeing our compensation plans;

•	reviewing and monitoring management development and succession plans and activities;

•	overseeing executive employment contracts, special retirement benefits, severance, change in control arrangements or similar plans;

•	reviewing and recommending to our Board the compensation of our non-employee directors for their service as directors; and

•	oversight of the outside consultant engaged by the Compensation Committee.

Our Compensation Committee’s charter generally permits it to delegate authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers other than for matters which laws or listing standards prohibit delegation. Under our Equity Incentive Plan (the “Plan”), our Compensation Committee is also permitted to delegate its power and authority to our officers. In February 2008, the Compensation Committee authorized our Chief Executive Officer to grant up to 380,000 shares (underlying stock option or restricted stock unit awards) to our non-executive employees in compliance with the terms and conditions of such delegation, the plan and applicable law and regulation.

Our Compensation Committee annually reviews the compensation of non-employee directors, including the Chairman of the Board, and the principles upon which their compensation is determined, and annually reports to our Board how the non-employee directors’ compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

Outside consulting firms retained by our Compensation Committee and management also provide assistance to the Compensation Committee in making its compensation-related decisions. In 2007, our Compensation Committee directly engaged Mercer (US) Inc. (“Mercer”) and Deloitte Consulting LLP (“Deloitte”) to assist with an evaluation of our compensation program for executive officers and directors. The scope of our consultants’ work for the Compensation Committee was substantially the same and they were directed to, among other matters:

•	develop a relevant peer group of companies;

•	benchmark the components of our compensation program with the peer group;

•	assist our Compensation Committee with the development of performance goals related to the Long-Term Incentive Program under the Plan;

•	assess our stock ownership guidelines applicable to our directors and executive officers;

•	assess the overall competitiveness of our compensation program;

•	assess Board compensation relative to the same peer group used to benchmark executive compensation and make recommendations based on the market analysis; and

•	assist in calculating the estimated potential tax gross-up for named executives.

The compensation committee of the board of directors of CNX Gas Corporation, a publicly-traded subsidiary of CONSOL Energy (“CNX Gas”), separately retained in 2007 Mercer and Deloitte to perform executive and director compensation services for that company. See the CNX Gas proxy statement filed on March 19, 2008, for a description of the scope of work performed by those firms for that company.

Our Compensation Committee has a charter, which is available on the Corporation’s website at www.consolenergy.com. For additional information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive officer compensation, see “Compensation Discussion and Analysis” on page 23.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, which currently consists of four directors, is responsible for recommending to the Board nominees for election of directors at the Annual Meeting or appointment of directors in the event of any vacancy, generally monitoring CONSOL Energy’s corporate governance system and performing any other functions or duties deemed appropriate by the Board. In making director recommendations, the Nominating and Corporate Governance Committee will consider nominations submitted by shareholders. See “Additional Matters” on page 88 for more information on submitting director nominations.

The Nominating and Corporate Governance Committee reviews with our Board the size, function, and needs of the Board and, in doing so, takes into account that the Board as a whole should have competency in the following areas:

•	industry knowledge;

•	accounting and finance;

•	business judgment;

•	management;

•	leadership;

•	international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Our Board also seeks members from diverse backgrounds so that it consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors must have experience in positions with a high degree of responsibility and leadership experience in the companies or institutions with which they are or have been affiliated. Directors are selected based upon contributions that they can make to CONSOL Energy. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees is as follows:

•	determines what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance it, taking into account the competencies described above;

•	at appropriate times, actively seeks individuals qualified to become members of the Board; and

•	evaluates and recommends to our Board the slate of nominees for directors to be elected by the shareholders at CONSOL Energy’s next annual meeting of shareholders.

Recommendations include a review by the Nominating and Corporate Governance Committee of the contribution of fellow directors, as well as the qualifications of new nominees.

Finance Committee

The Finance Committee, which currently consists of four directors, monitors and provides advice and counsel to our Board and management regarding our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts. No member of the Finance Committee may be an officer or employee of CONSOL Energy or any of our subsidiaries.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com that includes information about our corporate governance. The following documents are currently included on the website:

•	CONSOL Energy Corporate Governance Guidelines;

•	CONSOL Energy Code of Director Business Conduct and Ethics;

•	CONSOL Energy Code of Employee Business Conduct and Ethics, which covers all employees of CONSOL Energy, including executive employees; and

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, and Finance Committees.

We will also provide a printed copy of these documents if you contact the Investor Relations department in writing at CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, Pennsylvania 15241-1405.

Compensation Committee Interlocks and Insider Participation

During 2007, the members of the Compensation Committee were Messrs. Powell, Altmeyer, Mills and Ms. Hammick.

Mr. Altmeyer, a member of the Board (and the Chair of the compensation committee of the CNX Gas board of directors (which we refer to as the “CNX Gas Board”)), has a brother who is a member of Phillips, Gardill, Kaiser & Altmeyer, PLLC, a small twelve attorney law firm based in Wheeling, West Virginia. The Corporation and CNX Gas paid this law firm approximately $372,100 and $96,424, respectively, in 2007 for workmen’s compensation, litigation and land-related legal services, which amount represented approximately less than 2.0% and 0.5% of total legal fees paid by the Corporation and CNX Gas respectively to all law firms retained in 2007. CONSOL Energy engaged Phillips Gardill Kaiser & Altmeyer PLLC many years prior to Mr. Altmeyer becoming a member of the Board.

Membership and Meetings of the Board of Directors and its Committees

All of the incumbent directors attended no fewer than 85% of the sum of:

•	the total number of meetings held by our Board (held during the period for which he or she was a director during 2007); and

•	the total number of meetings held by all committees of our Board on which he or she served (during the period that he or she served).

Current committee membership and the number of meetings of the full Board and its committees are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee
John Whitmire(1)	Chair	-	-	-	-
James E. Altmeyer, Sr.	Member	Member	Member	-	-
William E. Davis	Member	Member	-	Chair	-
Raj K. Gupta	Member	Chair	-	-	Member
Patricia A. Hammick	Member	-	Member	Member	-
David C. Hardesty, Jr.	Member	-	-	Member	Member
J. Brett Harvey	Member	-	-	-	-
William P. Powell	Member	-	Chair	-	Member
Joseph T. Williams	Member	-	-	Member	Chair
John T. Mills	Member	Member	Member	-	-
Number of 2007 Meetings	9(2)	12	9	3	8

(1)	Mr. Whitmire serves ex officio, meaning, as Chairman of the Board of CONSOL Energy, he attends and participates in meetings of the committees of the Board but is not a voting member of such committees.

(2)	Of the 9 Board meetings, 6 were “Regularly Scheduled” and 3 were “Special Meetings.”

During 2007, the non-management directors held 5 executive sessions of the Board. The presiding director for these sessions was the Chairman of the Board.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to it and should address their communications to the attention of the Corporate Secretary at CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241-1405 or by sending an e-mail to directors@consolenergy.com. The Corporate Secretary will relay all such communication to the Board in its entirety or individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary). In accordance with instructions from the Board, the Corporate Secretary reviews all correspondence, organizes the communications for review by the Board and delivers communications to the full Board or individual directors, as appropriate. In the ordinary course, the Corporate Secretary does not deliver certain items that are unrelated to the Board’s duties, such as spam, junk mail, mass mailings, solicitations, resumes and job inquiries. Communications that are intended specifically for the chairman, the independent directors or the non-management directors should be sent to the street address or e-mail address noted above, to the attention of the chairman. Information concerning communications with the Board also is contained on CONSOL Energy’s website at www.consolenergy.com.

DIRECTOR COMPENSATION TABLE - 2007

The following table sets forth the compensation of the Board for the 2007 fiscal year:

Name(1)	Fees Earned or Paid in Cash		Stock Awards(2)		Option Awards(3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
John Whitmire	$100,000	(4)	$225,000	(13)	$ 8,956		-	-	$30,000	(5)	$363,956
James E. Altmeyer, Sr.	$179,667	(6)	$110,288	(14)	$34,298	(15)	-	-	-		$324,253
William E. Davis	$ 96,084		$ 33,058		$25,970		-	-	-		$155,112
Raj K. Gupta	$184,250	(7)	$126,971	(16)	$35,130	(17)	-	-	-		$346,351
Patricia A. Hammick	$ 74,167		$ 33,058	(8)	$28,793		-	-	$31,872	(20)	$167,890
David C. Hardesty, Jr.	$ 74,667		$ 33,058	(9)	$31,687		-	-	-		$139,412
John T. Mills	$100,917		$ 33,058		$33,976		-	-	-		$167,951
William P. Powell	$ 87,834		$ 33,058	(10)	$25,962		-	-	-		$146,854
Joseph T. Williams	$141,418	(12)	$ 48,613	(11)(18)	$31,994	(17)	-	-	-		$222,025

(1)	Mr. Harvey is a member of the Boards of Directors of CONSOL Energy and CNX Gas. Mr. Harvey’s compensation is reported in the Summary Compensation Table and other sections of this Proxy Statement. As an employee of CONSOL Energy, he does not receive any additional compensation in connection with his service on the Boards of Directors of CONSOL Energy and CNX Gas.

(2)	The values set forth in this column are based on the compensation cost recognized in 2007 for financial statement reporting purposes and computed in accordance with FAS 123R (disregarding any estimate of forfeitures related to service-based vesting conditions) and relate to equity awards granted by CONSOL Energy and CNX Gas. The compensation cost for CONSOL Energy and CNX Gas is computed based upon the closing price of that company’s stock on the date of grant. The values reflect the accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

With respect to CONSOL Energy stock awards: (i) the aggregate grant date fair value for 2007 stock awards for each director was $85,000, other than for Mr. Whitmire for which it was $225,000; (ii) each director (other than Mr. Whitmire) had 2,659 restricted stock units outstanding as of December 31, 2007; and (iii) Ms. Hammick, Messrs. Hardesty and Powell each had 325 deferred restricted stock units and Messrs. Whitmire and Gupta had 10,502 and 2,642 deferred stock units, respectively, outstanding as of December 31, 2007. The aggregate grant date fair value was computed in accordance with FAS 123R (disregarding any estimate for forfeitures related to service-based vesting conditions).

With respect to CNX Gas stock awards: (x) the aggregate grant date fair value for 2007 restricted stock unit awards was $70,000 for each of Messrs. Altmeyer, Gupta and Williams; and (y) Messrs. Altmeyer and Gupta each had 6,359 restricted stock units outstanding and Mr. Williams had 2,439 restricted stock units outstanding as of December 31, 2007. The aggregate grant date fair value was computed in accordance with FAS 123R (disregarding any estimate for forfeitures related to service-based vesting conditions).

(3)	The values set forth in this column are based on the compensation cost recognized in 2007 for financial statement reporting purposes and computed in accordance with FAS 123R (disregarding any estimate of forfeitures related to service-based vesting conditions) and relate to option awards granted by CONSOL Energy and CNX Gas. The compensation cost for CONSOL Energy and CNX Gas is computed using the Black-Scholes option pricing model.

A discussion of the relevant assumptions made in the valuation of the CONSOL Energy option awards is stated in CONSOL Energy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (the “Form 10-K”) (Note 19 in the Form 10-K). The values reflect the accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. With respect to CONSOL Energy, the aggregate grant date fair value of each 2007 option award was $8,956. As of December 31, 2007 with respect to CONSOL Energy, the number of options held by our non-employee directors was: (i) 15,962 for each of Messrs. Altmeyer, Davis, Gupta, Powell and Williams; (ii) 19,744 for Mr. Whitmire; (iii) 12,962 for Ms. Hammick; (iv) 8,070 for Mr. Hardesty; and (v) 8,592 for Mr. Mills. The aggregate grant date fair value was computed in accordance with FAS 123R (disregarding any estimate for forfeitures related to service-based vesting conditions).

With respect to the CNX Gas option awards: (x) for 2006 grants: fair value of grants $9.83, risk free interest rate 4.65%, expected volatility 32.39% and expected term 4.5 years; and (y) for 2005 grants: fair value of grants $5.34, risk free interest rate 4.28%, expected volatility 36.54% and expected term 4.5 years. As of December 31, 2007 with respect to CNX Gas, number of CNX Gas options held by the non-employee directors was 2,544 for each of Messrs. Altmeyer and Gupta and 7,184 for Mr. Williams. The aggregate grant date fair market was computed in accordance with FAS 123R (disregarding any estimate for forfeitures related to service-based vesting conditions).

(4)	Mr. Whitmire elected to defer $50,000 of his cash fees earned in 2007 under the Corporation’s 1999 Directors Deferred Compensation Plan, into which he chose to hypothetically invest such amounts in the Corporation’s common stock thereunder. 1,168 units, including dividend equivalent rights, were allocated to him, which shall be settled and paid in cash upon his termination from service on our Board.

(5)	Mr. Whitmire is provided clerical support by CONSOL Energy at an annual cost not to exceed $30,000, which for 2007 totaled $30,000.

(6)	Mr. Altmeyer’s fees include $100,917 for service on CONSOL Energy’s Board, which was paid by CONSOL Energy, and $78,750 for service on the CNX Gas Board, which was paid by CNX Gas.

(7)	Mr. Gupta’s fees include $107,500 for service on CONSOL Energy’s Board, which was paid by CONSOL Energy, and $76,750 for service on the CNX Gas Board, which was paid by CNX Gas. Included in the above table is $6,666 of his cash annual retainer for the 2006 Board year (that is for the 12 months ended April 2007), which Mr. Gupta elected pursuant to the Plan to receive deferred stock units in lieu of his cash annual retainer. The aggregate grant date fair value of these 454 deferred stock units was $20,021. Additionally, Mr. Gupta elected to defer $100,834 of his 2007 Board fees into the CONSOL Energy Directors Deferred Fee Plan. Please see “Understanding Our Director Compensation Table” on page 10 for a description of the Directors Deferred Fee Plan and deferred stock units granted under our Plan. The aggregate grant date fair market was computed in accordance with FAS 123R (disregarding any estimate for forfeitures related to service-based vesting conditions).

(8)	Ms. Hammick elected to defer until termination of service 100% (or 2,962 restricted stock units) of her restricted stock unit award granted on May 4, 2007. Upon termination of service, all of the shares underlying this restricted stock unit award will be delivered to her.

(9)	Mr. Hardesty elected to defer until termination of service, 100% (or 2,962 restricted stock units) of his restricted stock unit award granted on May 4, 2007. Upon termination of service, shares underlying the restricted stock unit award will be delivered to him.

(10)	Mr. Powell elected to defer until termination of service, 100% (or 2,962 restricted stock units) of his restricted stock unit award granted on May 4, 2007. Upon termination of service, shares underlying the restricted stock unit award will be delivered to him.

(11)	Mr. Williams elected to defer until termination of service, 100% (or 2,962 restricted stock units) of his restricted stock unit award granted on May 4, 2007. Upon termination of service, shares underlying the restricted stock unit award will be delivered to him.

(12)	Mr. Williams’ fees include $78,834 for service on CONSOL Energy’s Board, which was paid by CONSOL Energy, and $62,584 for service on the CNX Gas Board.

(13)	Mr. Whitmire elected to receive 5,310 deferred stock units in lieu of $225,000 of common stock of CONSOL Energy. Please see “Understanding Our Director Compensation Table” on page 10 for a description of deferred stock units granted under our Plan. The aggregate grant date fair value of these deferred stock units was $224,985, and was computed in accordance with FAS 123R (disregarding any estimate for forfeitures related to service-based vesting conditions).

(14)	Amount represents $33,058 of 2007 expense relating to CONSOL Energy stock awards and $77,230 of 2007 expense relating to CNX Gas stock awards.

(15)	Amount represents $25,962 of 2007 expense relating to CONSOL Energy option awards and $8,336 of 2007 expense relating to CNX Gas option awards.

(16)	Amount represents $33,058 of 2007 expense relating to CONSOL Energy stock awards, $16,683 of 2007 expense relating to CONSOL Energy deferred stock units and $77,230 of 2007 expense relating to CNX Gas stock awards.

(17)	Amount represents $26,794 of 2007 expense relating to CONSOL Energy option awards and $8,336 of 2007 expense relating to CNX Gas option awards.

(18)	Amount represents $33,058 of 2007 expense relating to CONSOL Energy stock awards and $15,555 of 2007 expense relating to CNX Gas stock awards.

(19)	Amount represents $11,992 of 2007 expense relating to CONSOL Energy option awards and $20,002 of 2007 expense relating to CNX Gas option awards.

(20)	Personal benefits include $31,872 for air travel on the Corporation’s airplane. The aggregate incremental cost of Ms. Hammick’s personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel used, the cost of onboard catering, landing fees, trip related hangar and parking costs, crew expenses (including hotel lodging and meals) and other variable costs specifically incurred. Ms. Hammick had a guest accompanying her on the airplane.

UNDERSTANDING OUR DIRECTOR COMPENSATION TABLE

Executive Summary of Director Compensatory Arrangements

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual retainer otherwise payable to our non-employee directors, our Board may grant deferred stock units, which carry dividend equivalent rights. The nature of each of these fees and awards are described in greater detail below.

CONSOL Energy Annual Fees

On October 10, 2007, our Board approved changes to our non-employee director compensation program as set forth in the following table:

Element of Compensation	Dollar Value (through November 1, 2007)	Dollar Value (after November 1, 2007)
Annual Board Retainer	$40,000	$80,000
Board Meeting Fee	$2,000 per meeting attended	eliminated
Committee Meeting Fee (excluding Audit Committee Meetings)	$1,500 per meeting attended	eliminated
Audit Committee Meeting Fee	$2,500 per meeting attended	eliminated and replaced with $7,500 retainer fee
Annual Committee Chair Retainer (excluding Audit Committee Chair Retainer)	$5,000	$7,500
Audit Committee Chair Retainer	$10,000	$15,000
Annual Equity Award	$85,000 (consisting of restricted stock units)	$95,000 (consisting of restricted stock units)
Initial Election Equity Award	$60,000 (consisting of restricted stock units)	eliminated

CONSOL Energy Stock Options

Prior to October 2006, our non-employee directors received nonqualified stock options to acquire shares of the Corporation’s common stock. The exercise price per share of each nonqualified stock option award granted to a director was the fair market value of the Corporation’s common stock on the grant date and, accordingly, was intended to be exempt from coverage under Section 409A of the Internal Revenue Code (the “Code”). The options vest ratably and become exercisable in one-third increments on each anniversary of the grant date. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the holder of the option may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date, which is the expiration date.

Upon a “change in control,” the unvested portion of option awards vest, and, unless otherwise provided, remain exercisable for the lesser of a one-year period or until the expiration date of the option award.

If the director ceases to be a director of the Corporation on account of death, disability or retirement at normal retirement age for directors, all unvested option awards immediately vest and become exercisable and remain exercisable until the normal expiration of the option award. If the director is terminated for any other reason other than “cause,” unvested option awards are forfeited and vested option awards remain exercisable for three months following the termination date. If the director is terminated for “cause,” all options, whether vested or not, are forfeited as of the termination date. See “CONSOL Energy Equity Incentive Plan Definitions” on page 72 for definitions of change in control, cause and disability under the Plan.

CONSOL Energy Restricted Stock Units

Each restricted stock unit received as part of an award represents the right to receive one share of common stock following the vesting date of that unit. Upon a change in control, restricted stock unit awards accelerate and vest.

Prior to February 19, 2008, each award of restricted stock units entitled a director to three successive equal annual installments upon his or her completion of each year of continued service with us over the three-year period measured from the award date (subject to any deferral election that may have been made with respect to the payment of such shares). On February 19, 2008, the Board approved changes to the vesting schedule of restricted stock units, such that an award will now vest one year from the grant date or the next shareholders’ meeting, whichever comes first. Directors may make an elective deferral under the terms of their restricted stock units agreements, to delay distribution of restricted stock units until their separation from service. Subject to any such deferral election, restricted stock units are structured to be paid concurrent with vesting and are intended to comply with the short-term deferral exception under Section 409A of the Code.

As with the deferred stock units, a director is not entitled to shareholder rights until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on our common stock at a time when unissued shares of common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

For awards granted prior to February 19, 2008, if a director ceases to be a director on account of death, disability or retirement at normal retirement age (as defined in our Plan) for directors, all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If the director is terminated for “cause” (as defined in our Plan) or ceases to provide services for any reason other than death, disability or retirement at a normal age, the director’s award will be cancelled with respect to any unvested shares, and the number of restricted stock units will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units. In addition, in the event of a termination for “cause” or a breach of the proprietary information covenant, (i) the director will also forfeit all of his or her right, title and interest in and to any shares which have vested under the award and which are either held by him or her at that time or are otherwise subject to deferred issuance and (ii) to the extent the director sold any vested shares within the six (6) month period ending with the date of termination for “cause” or breach of the proprietary information covenant, the director will be required to repay to CONSOL Energy the cash proceeds received upon each such sale (which we refer to as the “clawback provisions”). In January 2008, the Board approved changes to the non-employee director restricted stock unit awards going forward, which include eliminating retirement as a trigger event for accelerated vesting and the claw back provisions. See “CONSOL Energy Equity Incentive Plan Definitions” on page 72 for definitions of cause and disability under our Plan.

As a condition to a director’s right and entitlement to receive shares subject to an award, the director must agree to abide by the terms and conditions of the proprietary information covenant and must return Corporation materials also as described above.

CONSOL Energy Chairman Agreement with Mr. Whitmire

We entered into an agreement with Mr. Whitmire on February 22, 1999 pursuant to which he was engaged as the non-executive Chairman of our Board, subject to election by our shareholders. In order to more formally and completely document his duties and responsibilities as Chairman, as well as his compensation arrangements, a new agreement was entered into with him as of April 27, 2004. Under the terms of this agreement, as amended, Mr. Whitmire receives annual compensation as follows:

•	$100,000, in quarterly installments;

•

shares of common stock having a fair market value of $225,000 on the grant date (with which Mr. Whitmire may elect, in lieu of the grant, to be credited with equivalent vested stock units payable in the form of shares at the end of the agreed deferral period and, if Mr. Whitmire elects to defer, he will also be credited with dividend equivalent amounts on such stock units equal to the dividends declared on an equivalent number of shares of stock, with the dividend equivalent amounts being deemed to have been reinvested in additional stock units to be credited to Mr. Whitmire and paid at the end of the deferral period); and

•

stock options having a fair market value of $25,000 on the grant date (such options will (a) have an exercise price equal to the fair market value of our stock on the grant date, (b) be fully vested and exercisable upon the grant date, and (c) be subject to the terms of our Plan and the applicable grant agreement).

The above-described compensation will be in lieu of any and all cash, equity or other compensation to which other Board members are entitled to receive in connection with their service on our Board. In addition, Mr. Whitmire is provided clerical support by us at an annual cost not to exceed $30,000 and is reimbursed for business expenses for performing his duties for the Corporation.

Mr. Whitmire’s term of service as Chairman will continue until the earlier of the date on which he ceases to serve as a member of our Board for any reason, or the date on which he ceases to serve as Chairman, while remaining a member of our Board. Mr. Whitmire’s service as Chairman may be terminated by either Mr. Whitmire or us, with or without “cause” (as defined in this agreement), on at least 90 days prior written notice to the other party or by mutual consent of the parties and provided, further, that the service period will terminate immediately and automatically upon Mr. Whitmire’s death or permanent disability or incapacity, as determined in the good faith judgment of our Board.

In the event that Mr. Whitmire’s service as Chairman terminates other than for “cause” during a service year, then he will thereafter receive no additional cash compensation under the agreement but he will retain his entire grant of stock and options for the service year in which the termination occurs. If, following such termination, he remains on our Board, he will thereafter be entitled to compensation as is provided by us to our other non-employee directors; provided that for the remainder of that service year, he will not be entitled to any additional stock or option grants by virtue of non-Chairman Board service. In the event Mr. Whitmire’s service as Chairman (and tenure on our Board) is terminated for “cause” during a service year, he will receive no additional cash compensation and, in addition, he will be required to return to us a pro-rated amount of the stock he was granted as compensation for the applicable service year and a pro-rated amount of options granted for such service year will be cancelled and no longer be exercisable thereafter (provided, however, that if these options have been exercised, the stock received by him upon exercise will be returned to us and the exercise price refunded and, in addition, if he has sold any of the stock (beyond the amount required to pay the exercise price) he will be required to return to us the proceeds from such sale (net of the exercise price)).

CONSOL Energy Directors Deferred Compensation Plan (adopted 1999)

The CONSOL Energy Directors Deferred Compensation Plan was adopted on October 25, 1999. The CONSOL Energy Directors Deferred Compensation Plan permits members of our Board to defer all or a portion of any Board fees, such as the annual retainer, meeting fees or other amounts earned for services performed as a member of our Board and allows each participant’s earnings under the plan to be based on the performance of specified authorized hypothetical investments that participants may periodically designate. These hypothetical investment options may include hypothetical investments in CONSOL Energy’s common stock. The CONSOL Energy Directors Deferred Compensation Plan is an unfunded and unsecured liability of CONSOL Energy, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to the benefits. Currently, Mr. Whitmire is the only participant in the CONSOL Energy Directors Deferred Compensation Plan. The CONSOL Energy Directors Deferred Compensation Plan was recently amended to ensure compliance with Section 409A of the Code. The changes include clarifying the timing of distribution events, including upon separation from service; clarifying the timing and implementation of deferral elections; and, to the extent applicable, providing that the payment benefits will be subject to a six-month delay in the event the participant is a “specified employee” (within the meaning of Section 409A) at the time of termination. The amendments were not intended to materially increase the benefits payable under the CONSOL Energy Directors Deferred Compensation Plan.

CONSOL Energy Directors Deferred Fee Plan (adopted 2004)

The CONSOL Energy Directors Deferred Fee Plan was adopted on July 20, 2004 to allow non-employee directors of the Corporation to defer payment of all or a portion of their annual cash Board retainer and director meeting fees. Participation is at the election of the particular director and, upon the Corporation receiving a deferral agreement from a director, we will establish an account on behalf of such person which will be credited with the deferred fees. Previously, the account of each participant was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, our Board approved an amendment to the CONSOL Energy Directors Deferred Fee Plan which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. Earnings will be credited to the participant’s account quarterly. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: the director’s termination of service as a director or the date elected by such director which must be at least two years after the end of the plan year for which fees are deferred. The CONSOL Energy Directors Deferred Fee Plan is an unfunded and unsecured liability of the Corporation, and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to the benefits. Currently, Mr. Gupta is the only participant in the Directors Deferred Fee Plan.

The CONSOL Energy Directors Deferred Fee Plan was recently amended to ensure compliance with Section 409A of the Code. The changes include clarifying the timing of distribution events, including upon separation from service; clarifying the timing and implementation of deferral elections; and, to the extent applicable, providing that the payment benefits will be subject to a six-month delay in the event the participant is a “specified employee” (within the meaning of Section 409A) at the time of termination. The amendments were not intended to materially increase the benefits payable under the CONSOL Energy Directors Deferred Fee Plan.

CONSOL Energy Deferred Stock Units

Our Board may grant deferred stock units to directors who are not employees of CONSOL Energy or any of its affiliates, referred to as eligible directors, in lieu of all or any portion of the annual retainer otherwise payable to the eligible directors. Under the terms of our Plan, the Board may permit a director to elect to receive deferred stock units in lieu of all or any portion of the annual retainer or meeting fees otherwise payable to an eligible director in cash, or to defer receipt of shares or cash to be paid pursuant to deferred stock units. The deferred stock units have dividend equivalent rights. Deferred stock units that have vested are paid following the earlier of: the director’s separation from service; or the date elected by the director on his or her payment date election form previously filed with the Corporation. Upon a change in control, unvested deferred stock units will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividend rights, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Corporation’s common stock at a time when the director holds deferred stock units, he or she will be entitled to dividend equivalent payments equal to the cash dividends declared on the shares. Dividend equivalents are converted into additional deferred stock units based on a pre-established formula. The additional deferred stock units resulting from this calculation will be subject to the same terms and conditions as the deferred stock units subject to the award.

If the director ceases to be a director on account of death, disability, or retirement at normal retirement age for directors, all unvested deferred stock units granted to a director will automatically vest and become non-forfeitable. If the director is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, all unvested deferred stock units and any rights to the underlying shares are immediately forfeited for no consideration. In addition, in the event of a termination for “cause” or a breach of the proprietary information covenant, the director will also forfeit all of his or her right, title and interest in and to any shares which have vested under their award. See “CONSOL Energy Equity Incentive Plan Definitions” on page 72 for definitions of cause and disability under our Plan. Deferred stock units are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service, and the timing and implementation of deferral elections must occur as prescribed by Section 409A of the Code.

CONSOL Energy Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for the directors to further align their interests with our shareholders and ensure that they maintain an appropriate financial stake in CONSOL Energy. The stock ownership guidelines provide, among other things, that directors hold CONSOL Energy common stock (not including shares issuable upon the exercise of options) equal to three times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member.

CNX Gas Annual Fees and Awards

On August 16, 2007, CNX Gas’ board amended the compensation program for non-employee directors. The changes that were made are reflected in the table below:

Element of Compensation	Dollar Value (through July 31, 2007)	Dollar Value (as of August 1, 2007)
Annual Board Retainer (Non-Chairman)	$35,000	$70,000
Annual Board Retainer (Non-Executive Chairman)	$80,000	$120,000
Board Meeting Fee	$1,500 per meeting attended	eliminated
Committee Meeting Fee (excluding Audit Committee Meetings)	$1,000 per meeting attended	eliminated
Audit Committee Meeting Fee	$1,000 per meeting attended	eliminated and replaced with a $7,500 audit committee retainer fee
Annual Committee Chair Retainer (excluding Audit Committee Chair Retainer)	$5,000	$7,500
Audit Committee Chair Retainer	$10,000 (on pro rata basis from date service as a director commenced)	$15,000
Annual Equity Award (Non-Executive Chairman)	$200,000 (no determination as to form)	$200,000 (consisting of restricted stock units)
Annual Equity Award (Non-Chairman)	$70,000 (no determination as to form)	$100,000 (consisting of restricted stock units)
Initial Election Equity Award (if first appointed to the Board after January 18, 2006)	$60,000 (consisting of stock options)	Eliminated

All cash payments are to be made quarterly in arrears. The equity grants described above will be first made in 2008 after the Annual Meeting of Stockholders.

In addition, the Non-Executive Chairman is provided clerical support by us at an annual cost not to exceed $24,000.

CNX Gas Stock Options

The exercise price per share of each nonqualified stock option award granted to a CNX Gas director is the fair market value of CNX Gas’ common stock on the grant date. Options vest and become exercisable in one-third increments on each of the first three anniversaries of the grant date. Subject to the provisions of the particular nonqualified stock option agreement and CNX Gas’ Equity Incentive Plan, the holder of the option may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date. See “CNX Gas Stock Options” on page 76 for a discussion of the effects of termination and “change in control” on the CNX Gas nonqualified stock options.

CNX Gas Restricted Stock Units

CNX Gas restricted stock unit awards entitle a CNX Gas director to receive shares of CNX Gas’ common stock in a series of installments over their period of continued service with CNX Gas. Each unit represents the right to receive one share of common stock following the vesting date of that unit. CNX Gas directors are entitled to three successive equal annual installments upon their completion of each year of continued service with CNX Gas over the 3-year period measured from the award date. A CNX Gas director is not entitled to shareholder rights until the CNX Gas director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on CNX Gas’ common stock at a time when unissued shares of common stock are subject to an award, then the number of shares subject to the award will automatically be increased by an amount determined in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award. Upon a change in control, the award accelerates and vests.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to beneficial ownership of the Corporation’s common stock by:

•	beneficial owners of more than five percent of CONSOL Energy’s common stock as of December 31, 2007, based upon information filed with the SEC; and

•

each director and each nominee for director, each executive officer named in the Summary Compensation Table set forth below, and all directors and executive officers of the Corporation as a group, based on information known to the Corporation as of March 5, 2008.

Amounts shown include options that are currently exercisable or that may become exercisable within 60 days and the shares underlying deferred stock units and restricted stock units which a person listed below may acquire within 60 days. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to shares of CONSOL Energy common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Wellington Management Company, LLP(2) 75 State Street Boston, MA 02109	19,028,240	10.49%

Capital World Investors(3) 333 South Hope Street Los Angeles, CA 90071	18,651,400	10.3%

BlackRock Inc.(4) 40 East 52nd Street New York, NY 10022	13,783,757	7.6%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	12,955,464	7.1%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
FMR LLC(6) 82 Devonshire Street Boston, MA 02109	12,773,124	7.04%

J. Brett Harvey(7)(8)	1,067,833	*

Peter B. Lilly(7)	163,180	*

William J. Lyons(7)	172,443	*

Nicholas J. DeIuliis(7)	8,789	*

P. Jerome Richey(7)	16,721	*

John Whitmire(7)(9)	58,698	*

David C. Hardesty, Jr.(7)	7,779	*

Patricia A. Hammick(7)	20,385	*

Raj K. Gupta(7)(9)	21,900	*

William E. Davis(7)	21,300	*

Joseph T. Williams(7)	13,300	*

James E. Altmeyer, Sr.(7)(10)	13,204	*

William P. Powell(7)	19,299	*

John T. Mills(7)	18,052	*

All directors and executive officers as a group (16)(7)	1,677,269	*

*	Indicates less than one percent (1%) ownership.

(1)	As of March 5, 2008, there were 182,750,175 shares of CONSOL Energy common stock outstanding.

(2)	Based on a Schedule 13G filed by Wellington Management Company, LLP on January 10, 2008. Wellington Management Company, LLP is deemed to be the beneficial owner of, and have sole dispositive power with respect to 19,028,240 shares and shared voting power with respect to 13,023,940 shares.

(3)	Based on a Schedule 13G filed with the SEC on January 10, 2008. The filing was made by Capital World Investors, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and the Growth Fund of America, Inc., an investment company registered under Section 8 of the Investment Company Act of 1940. Capital World Investors is deemed to be the beneficial owner of, and have sole dispositive power with respect to 18,651,400 shares and sole voting power with respect to 395,000 shares, as a result of its acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940, including the Growth Fund of America, Inc.

(4)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 8, 2008. BlackRock Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of, and have shared voting and dispositive power with respect to all 13,783,757 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Advisors LLC, BlackRock Asset Management UK Ltd, BlackRock Capital Management, Inc., BlackRock Investment Management LLC, BlackRock (Channel Islands) Ltd, BlackRock Investment Management International Limited, BlackRock Japan Co. Ltd, BlackRock Investment Management UK Ltd and State Street Research & Management Co.

(5)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 13, 2008. T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of, and have sole dispositive power with respect to, 12,955,464 shares. T. Rowe Price Associates, Inc. is deemed to have sole voting power with respect to 3,179,835 of the shares.

(6)

Based on a Schedule 13G filed by FMR LLC on February 14, 2008. FMR LLC is deemed to be the beneficial owner of, and have sole dispositive power with respect to 12,773,124 shares and sole voting power with respect to 128,442 shares. According to the joint filing, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the common stock of the Corporation and no one person’s interest is more than five percent of the total outstanding common stock. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 12,645,082 shares of the outstanding common stock of the Corporation as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward Johnson 3d, Chairman of FMR LLC (“Johnson”) and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 12,645,082 shares owned by the funds. Members of Johnson’s family hold, directly or through trusts, 49% of the voting power of FMR LLC and through their ownership of voting common shares and the execution of a shareholders’ voting agreement, may be deemed under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Johnson has the sole power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 beneficially owns 1,021 shares of outstanding common stock of the Corporation. By virtue of their relationship, FMR LLC is deemed to beneficially own these shares. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 127,021 shares of the outstanding common stock of the Corporation as a result of its serving as investment manager of institutional accounts owning such shares. Johnson and FMR LLC, through its control of PGATC, each has sole dispositive power over 127,021 shares and sole power to vote or to direct the voting of 127,021 shares of common stock owned by the institutional accounts managed by PGATC.

(7)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before May 5, 2008) as follows: Mr. Harvey, 930,897; Mr. Lilly, 110,836; Mr. Lyons, 133,987; Mr. DeIuliis, 8,780; Mr. Richey, 10,350; Mr. Whitmire, 19,744; Ms. Hammick, 11,974; Mr. Williams, 6,974; Mr. Altmeyer, 2,655; Mr. Davis, 14,974; Mr. Powell, 14,974; Mr. Gupta, 12,974; Mr. Mills 5,726; Mr. Hardesty 5,378, and for all directors and executive officers as a group, 1,335,308.

(8)	Includes 2,000 shares of common stock owned by Mr. Harvey’s spouse. Mr. Harvey disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934.

(9)	Includes 10,514 and 2,643 deferred stock units held by Messrs. Whitmire and Gupta, respectively.

(10)	Includes 1,600 shares of common stock held in a trust established for the benefit of Mr. Altmeyer’s spouse. Mr. Altmeyer disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Securities Exchange Act of 1934.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

CONSOL Energy’s directors and its executive officers are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of CONSOL Energy common stock with the SEC and the New York Stock Exchange. Based upon a review of filings with the SEC, written representations that no other reports were required, and on CONSOL Energy’s records, CONSOL Energy believes that during 2007, all Section 16(a) filing requirements applicable to its executive officers and directors were complied with, except for the following: John L. Whitmire filed an amended Form 4 on January 31, 2007, to disclose the receipt of 55 dividend equivalent rights which were inadvertently omitted from a Form 4 filed on November 28, 2006; and Peter B. Lilly filed an amended Form 4 on May 31, 2007 to report an exercise of options which was inadvertently omitted from a Form 4 filed on April 5, 2007.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The nominees for election as directors are identified as follows. Each director holds office until the next annual election of directors at the Annual Meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may designate following recommendation by the Nominating and Corporate Governance Committee, or the Board may reduce the number of directors to eliminate the vacancy. The following contains information concerning the nominees, including their recent employment, positions with CONSOL Energy, other directorships, and age as of March 20, 2008.

Biographies of Directors

John Whitmire

Chairman of the Board, age 67

John Whitmire has served as Chairman of the Board of CONSOL Energy since March 3, 1999. Mr. Whitmire currently serves ex officio on the Audit, Compensation, Finance and Nominating and Corporate Governance Committees. Mr. Whitmire is also a director of Transocean Inc. (formerly Global Santa Fe Corporation before it was merged into Transocean Inc.), which is engaged in the business of offshore drilling for oil and natural gas reserves and El Paso Corporation, which provides natural gas and related energy products. Mr. Whitmire currently serves as Chair of the executive compensation committee of Transocean Inc., Chair of the health, safety and environmental committee of El Paso Corporation, and is a member of the audit committee of El Paso Corporation as well.

J. Brett Harvey

President, Chief Executive Officer and Director, age 57

J. Brett Harvey has been President and Chief Executive Officer and a director of CONSOL Energy since January 1998. He has been a director of CNX Gas since June 30, 2005, the date of its formation and serves as a member of its compensation and nominating and corporate governance committees. Mr. Harvey is a member of the board of directors of the Bituminous Coal Operators’ Association and a member of the executive committee and the board of the Center for Energy & Economic Development. In December 2005, Mr. Harvey was elected to the board of directors of Barrick Gold Corporation, the world’s largest gold producer (“Barrick”). He serves on the Barrick compensation and environmental, health and safety committees. In December of 2007, Mr. Harvey was also elected to the board of directors of Allegheny Technologies Incorporated, a specialty metals producer, and serves on its nominating and corporate governance committee.

James E. Altmeyer, Sr.

Director, age 69

James E. Altmeyer, Sr. has been a director of CONSOL Energy since November 2003 and a director of CNX Gas since June 30, 2005, the date of its formation. He currently serves as a member of the Audit and Compensation Committees of CONSOL Energy. He also serves as chairman of the compensation committee and as a member of the audit and compensation committees of CNX Gas. Mr. Altmeyer served as President and Chief Executive Officer of Altmeyer Funeral Homes, Inc. of West Virginia, Ohio, and Virginia from 1972 until 2007, at which time he became Chairman of Altmeyer Funeral Homes, Inc. He has also been President of Altmeyer Realty, a real estate holding company, and of Martin-Steadfast Insurance Company since 1972. Since 1987, Mr. Altmeyer has served on the board of directors of WesBanco, Inc., a multi-state bank holding company, and currently serves on its audit committee. Mr. Altmeyer also serves as a member of the executive committee of the board of directors of Wheeling Hospital; President of the American Legion Home Corporation; Vice Chairman of the Chambers Foundation and as a member of the board of directors of the General Douglas MacArthur Foundation.

William E. Davis

Director, age 65

William E. Davis joined the Board in January 2004. He currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Audit Committee. Since November 2007, Mr. Davis has been a director of AbitibiBowater Inc., which produces a broad range of forest products marketed around the world, and serves on its governance and compensation committees. Mr. Davis was a director of Abitibi Consolidated Inc, which produces newsprint and commercial printing papers, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002 and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He currently serves on the board of trustees of Syracuse University and on the Metropolitan Development Foundation of Central New York, where he serves as chairman and Chief Executive Officer.

Raj K. Gupta

Director, age 65

Raj K. Gupta has been a director of CONSOL Energy since February 2004 and a director of CNX Gas since June 30, 2005, the date of its formation. He currently serves as Chairman of the Audit Committee and as a member of the Finance Committee. He also serves as chairman of the finance committee and as a member of the audit committee of CNX Gas. Since July 2007, Mr. Gupta has also served as chairman of the board of directors of Quetzal Energy, Inc., a Canadian-based international oil and gas company operating in Guatemala, Central America. Mr. Gupta currently works as an independent management consultant. From 2000 to December 2004, Mr. Gupta served on the board of directors of Yukos Oil Company, Moscow, Russia, chaired its compensation committee and was a member of its audit and finance committees. Since 2000, Mr. Gupta has been a member of the Advisory Council of the Industrial, Manufacturing and Systems Engineering at Kansas State University. He also serves on the advisory board of Preng & Associates in Houston.

Patricia A. Hammick

Director, age 61

Patricia A. Hammick has served on the Board since June 2001. She currently serves on the Nominating and Corporate Governance and Compensation Committees. Mrs. Hammick also currently serves as lead independent director for the board of directors of Dynegy Inc., an independent power producer to which she was elected in April of 2003. Since January 2007, she has also been a director of SNC – Lavalin Group, Inc. (“SNC”), a company engaged in engineering and construction, infrastructure ownership and management, and facilities and operations management. She serves as a member of SNC’s audit and health, safety & environment committees. She is a member of the National Association of Corporate Directors and was an adjunct professor in graduate studies at The George Washington University from 2001 to 2003.

David C. Hardesty, Jr.

Director, age 62

David C. Hardesty, Jr. joined the Board in October 2005. He currently serves as a member of the Nominating and Corporate Governance and Finance Committees. Mr. Hardesty is President Emeritus and Professor of Law at West Virginia University (WVU). He was President of WVU from 1995 to 2007. While serving as President, he was also a member of the National Security Higher Education Advisory Board. In addition, Mr. Hardesty served as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. He also serves on the board of numerous professional and civic organizations. Prior to his career in academia, Mr. Hardesty was a partner in the law firm of Bowles Rice McDavid Graff & Love in Charleston, West Virginia, where he practiced in the areas of state and local taxation, corporate and banking and administrative law. Mr. Hardesty was also State Tax Commissioner during Senator John D. Rockefeller IV’s first term as governor of West Virginia (1977-1980). He also served as chairman of the National 4-H Council, a director and officer in the Big East Conference, and a member of the Bowl Championship Series Presidential Oversight Committee, as well as a founding directors of the Blanchettee Rockefeller Neurosciences Institute.

John T. Mills

Director, age 60

John T. Mills joined the Board in March 2006. Mr. Mills currently serves as a member of the Audit and the Compensation Committees. In January 2008, Mr. Mills became a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills served as the chairman of the board of directors of Horizon Offshore, Inc., a marine construction company, from September 2004 until December 11, 2007, when it was acquired by Cal Dive International Inc. He currently serves on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, and serves on both the audit, compensation and corporate governance and nominating committees. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003.

William P. Powell

Director, age 52

William P. Powell has served on the Board since January 2004. He currently serves as Chairman of the Compensation Committee and as a member of the Finance Committee. Since 1993, Mr. Powell has also been a director of Cytec Industries, a global specialty chemicals and materials company, where he chairs the governance committee and has served on the audit committee. He has also served on the board of directors of International Executive Service Corp, a nonprofit economic development organization, since 1999. Until May 2007, Mr. Powell was a managing director of Williams Street Advisors, a New York City-based merchant banking boutique . Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC. Mr. Powell serves as managing partner of 535 Partners LLC.

Joseph T. Williams

Director, age 70

Joseph T. Williams has been a director of CONSOL Energy since January 2004 and a director of CNX Gas since July 10, 2006. He currently serves as Chairman of the Finance Committee and a member of the Nominating and Corporate Governance Committee. He also serves as a member of the nominating and corporate governance and finance committees of CNX Gas. Mr. Williams is a retired oil and natural gas industry executive who has held positions as chairman or Chief Executive Officer or both for NASDAQ, American, and New York Stock Exchange listed companies. He is currently a member of a number of industry organizations, including the Society of Petroleum Engineers and the 25 Year Club of the Petroleum Industry.

Certain Relationships and Related Party Transactions

Related Party Transactions

In 2004, we made a five-year pledge of a total of $200,000 to the West Virginia University Foundation Incorporated (the “Foundation”), a not-for-profit corporation that is a legally separate entity from WVU – Mr. Hardesty’s employer. The Foundation receives and administers gifts for the benefit of WVU of which Mr. Hardesty was the President until September 2007. The pledge was made as part of a capital campaign to benefit WVU’s College of Engineering and Mineral Resources. We also occasionally make cash gifts to the Foundation. The aggregate cash gifts made by us to the Foundation and WVU for the fiscal year 2007 (including payments made pursuant to the pledge) was approximately $90,500. Additionally, we have, in arms-length transactions, paid WVU and its related entities for conferences, technical training and classes for employees, as well as acquired football and basketball tickets and made payments with respect to other minor items. The aggregate of these other payments for 2007 was approximately $140,268. CONSOL Energy regularly made contributions to WVU and its affiliates prior to Mr. Hardesty becoming a member of the Board.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director and executive officers. A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a related person transaction, a director, nominee or executive officer is to notify our chief financial officer and general counsel of the material facts regarding it. If our chief financial officer and general counsel determine that the proposed transaction is a related person transaction, it is presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us, and, if it involves an independent director, any impact on independence. The Audit Committee will also inform our Nominating and Corporate Governance Committee of any related party transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and bringing them to us for approval. When we become aware of a related person transaction that has not been previously approved, the policy provides that it will be presented to our Audit Committee for ratification or other action. The policy also provides that our Audit Committee will review on an annual basis ongoing related person transactions having a remaining term of more than six months or a remaining amount in excess of $120,000. The transactions described above in “Related Party Transactions” and the transactions that were described in “Compensation Committee Interlocks and Insider Participation” on page 6 were ratified under this policy. We also require that officers and directors complete director and officer questionnaires annually and that they adhere to written codes of business conduct and ethics regarding various topics including conflicts of interest, loans from the Corporation, the receipt of gifts, service in outside organizations, political activity and corporate opportunities; officers and directors certify compliance with these codes in writing each year. With respect to CNX Gas, its audit committee’s charter addresses its review, and, if appropriate, approval or ratification of transactions between it (including its subsidiaries) and related persons that are required to be reported by it under the SEC’s related party regulation.

For a description of other relationships and related transactions, see “Compensation Committee Interlocks and Insider Participation” on page 6.

Determination of Director Independence

Our Board is required under the New York Stock Exchange rules to affirmatively determine the independence of each director and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CONSOL Energy. Based on the independence standards set forth in our Corporate Governance Guidelines which are described below, our Board at its meeting held on February 19, 2008, determined that all non-employee directors (i.e., all directors except J. Brett Harvey) had no material relationship with CONSOL Energy (either directly or indirectly, including as a partner, shareholder, or officer of an organization that has a relationship with CONSOL Energy) and are “independent” under our Corporate Governance Guidelines and the corporate governance rules of the New York Stock Exchange codified in Section 303A of the NYSE Listed Company Manual. The Board considered the transactions described in “Compensation Committee Interlocks and Insider Participation” on page 6 and “Certain Relationships and Related Party Transactions” on page 20 with respect to Messrs. Hardesty and Altmeyer. Each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards.

The Board established the following standards for determining director independence in our Corporate Governance Guidelines, which are available on the Corporate Governance section of the Corporation’s website at www.consolenergy.com.

A director will not be deemed independent if:

•

(i) the director is, or has been within the previous three years, employed by CONSOL Energy, or an immediate family member is, or has been within the previous three years, an executive officer of CONSOL Energy; provided, that employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;

•

(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from CONSOL Energy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided, further, that compensation received by an immediate family member for service as an employee of CONSOL Energy (other than an executive officer) need not be considered in determining independence under this paragraph (ii);

•

(iii) (A) the director or an immediate family member is a current partner of the firm that is CONSOL Energy’s internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who participates in such Audit Firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CONSOL Energy’s audit within that time;

•

(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CONSOL Energy’s present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or

•

(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CONSOL Energy for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and

•

(vi) for members of the audit committee only: other than in the capacity as a member of the audit committee, the Board, or any other committee of the Board, the director (A) does not accept, directly or indirectly, any consulting, advisory, or other compensatory fee from CONSOL Energy, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CONSOL Energy (provided that such compensation is not contingent in any way on continued service), or (B) is not an affiliated person of CONSOL Energy.

“Immediate family members” of a director are the director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home. When applying the look-back period referenced in clauses (i) - (v) above, directors need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

“Executive officer” has the meaning specified for the term “officer” in Rule 16a-1(f) under the Securities Exchange Act of 1934.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

Required Vote

As more fully set forth in Section 2.9 of CONSOL Energy’s Third Amended and Restated Bylaws, the affirmative vote of a plurality of the votes cast at the Annual Meeting shall elect directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR”

THE ABOVE-NAMED NOMINEES FOR THE BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION AND STOCK OPTION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis section is designed to explain the material elements of compensation paid to our executive officers and to describe the manner and context in which compensation is awarded to and earned by these individuals.

Our executive compensation program consists of base salary, time-based restricted stock units and at-risk compensation, both short- and long-term. The elements of our executive compensation program include base salary, annual cash incentive awards, long-term incentive awards, retirement and other post-employment programs and perquisites.

The Compensation Committee uses a variety of resources, including tally sheets, competitive market analysis, and input from independent consultants to make decisions regarding our executives’ compensation which are consistent with our executive compensation philosophy and objectives. The Compensation Committee considers the Corporation’s business performance, financial goals, the current industry environment and various tax considerations in determining how to apply the Corporation’s executive compensation philosophy to decisions regarding executive compensation.

The five individuals identified in the Summary Compensation Table of this Proxy Statement comprise our “named executives.” Four of our named executives are employees of CONSOL Energy, and one is an employee of CONSOL Energy’s publicly-traded subsidiary – CNX Gas. The four employees of CONSOL Energy include our Chief Executive Officer, Chief Financial Officer, President – Coal Group and General Counsel, and their compensation is determined by our Compensation Committee (and the independent members of our Board in the case of our Chief Executive Officer), and the one employee of CNX Gas is its Chief Executive Officer and his compensation is determined by the CNX Gas Board and its compensation committee.

The analysis that follows describes the material elements of CONSOL Energy’s compensation programs for the four named executives who are CONSOL Energy employees. For information regarding CNX Gas’ Chief Executive Officer (our other named executive), please refer to the CNX Gas proxy statement filed in March 2008 regarding details of the CNX Gas compensation programs.

Elements of Our Executive Compensation Program

The Compensation Committee seeks to achieve its compensation objectives through the following elements of our executive compensation program:

•	Base Salary

•	Short-Term Incentive Compensation

•	Long-Term Incentive Compensation

-  Restricted Stock Units

-  Options

-  Performance Share Units

•	Post-Employment Compensation

-  Retirement Benefits

-  Employment and Letter Agreements

-  Change in Control Agreements

•	Perquisites

Objectives of Our Executive Compensation Program

One of the primary objectives of our executive compensation program is to attract and retain talented individuals to manage and lead CONSOL Energy. Accordingly, our Compensation Committee is responsible for approving the compensation of our executive officers and, in the case of our Chief Executive Officer, recommending his compensation to the independent members of the Board for final approval.

We believe that the quality, skills and dedication of our named executives are critical factors affecting the short- and long-term value of CONSOL Energy. As a result, the objectives of our compensation program are as follows:

•	promote the achievement by CONSOL Energy of annual- and long-term performance objectives;

•	provide incentives for our named executives to achieve performance goals;

•	reward our named executives for the achievement of performance goals;

•	align our named executives’ interests with CONSOL Energy’s and its shareholders’ success; and

•	provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL Energy’s short- and long-term success.

Through the use of our long-term compensation program, executive officers have the opportunity to receive total compensation at the top quartile among our peer group of companies if performance warrants such a payout.

Role of Outside Compensation Consultants

The Compensation Committee has engaged outside compensation consulting firms to assist it with the development of our compensation program, and these consultants, engaged by the Compensation Committee, work for the Compensation Committee in coordination with management.

The Compensation Committee looks to the outside compensation consultants to review the elements of our compensation program and recommend any modifications thereto, including the appropriate mix of short- and long-term incentives, based on the consultants’ review of the market practices of a peer group of companies (which are recommended by the consultant after discussions with the Compensation Committee and management, and approved by the Compensation Committee). The consultants also provide input on the design of our incentive programs and the underlying performance metrics.

The Compensation Committee also uses the compensation consultants’ benchmarking studies to determine the market pay practices of similarly-situated executives to our named executives. The Compensation Committee’s policy is to use the data prepared and presented by the outside compensation consultants as a reference point or guideline. Actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies.

The rationale for having higher or lower compensation than other executives at comparable companies is a function of that person’s performance, skills, experience and specific role in the organization, as well as CONSOL Energy’s overall performance. For example, with respect to each of the Chief Executive Officer, the Chief Financial Officer and the President – Coal Group, the compensation consultant found in February 2007 that the 2007 recommended compensation packages were competitive with the 75th percentile of proxy data (peer group proxy data was limited for the General Counsel at that time and thus the Compensation Committee only used survey data for this position). It was determined that for each of these individuals, their history with the Corporation, the depth and breadth of their experiences, their extensive job responsibilities and CONSOL Energy’s performance in 2006 warranted this level of compensation.

2007 Peer Group

For benchmarking purposes in February 2007, the peer group was composed of 12 coal mining and other mining and energy companies, which we believed were closely aligned with CONSOL Energy relative to its customer base, labor market and capital resources (which we collectively refer to as the “Peer Group”):

Allegheny Energy Inc.	Foundation Coal Holdings, Inc.
Alpha Natural Resources, Inc.	Kerr-McGee Corporation*
Apache Corp.	Massey Energy Company
Arch Coal, Inc.	Peabody Energy Corporation
Barrick Gold Corporation	Teco Energy, Inc.
Equitable Resources, Inc.	Vectren Corporation

*	Kerr-McGee Corp. has since been removed from the Peer Group for purposes of analyzing 2007 market data since it merged with Anadarko Petroleum in 2006 and is no longer analogous to CONSOL Energy.

The Compensation Committee analyzed proxy statement data of these companies based on pay rank and functional job match to our named executives. For the proxy analysis, the compensation consultant collected data from the then most recent proxies available for the Peer Group (2006 proxies representing 2005 compensation data) and aged the data two years by an annual factor of 4.0%.

The compensation consultant also used energy industry and general industry survey data to supplement its proxy findings based on functional benchmark job matches and revenue responsibility for all positions in the study, except for the President – Coal Group (as his role at CONSOL Energy is unique and no appropriate job matched in the surveys). Moreover, the consultant provided data from published compensation surveys to analyze competitive levels of base salary, total cash compensation and long-term incentives at the 25th, 50th (median) and 75th percentiles. Because the compensation surveys are completed at various times of the year, the compensation consultant aged all data to a common date of March 1, 2007 using an annual growth factor of 4.0%, which the compensation consultant believed to be the median pay increase for executives in the energy industry.

The Compensation Committee determined it was reasonable for targeted levels of compensation of the named executives to generally be around the median to 75th percentile levels because, among other considerations, CONSOL Energy was in the 75th percentile for revenue (as of December 2005) and 63rd percentile for market capitalization (as of December 2006).

2008 Peer Group

For purposes of establishing 2008 compensation, the Compensation Committee revised the Peer Group to consist of the following companies (the “New Peer Group”):

Allegheny Energy Inc.	Massey Energy Company
Alpha Natural Resources, Inc.	Noble Energy, Inc.
Arch Coal, Inc.	Peabody Energy Corporation
Chesapeake Energy Corporation	PPL Corporation
Equitable Resources, Inc.	Questar Corporation
EOG Resources, Inc.	Teco Energy, Inc.
Foundation Coal Holdings, Inc.	Vectren Corporation

The compensation consultant recommended that the Compensation Committee modify the Peer Group to better reflect CONSOL Energy’s size and business operations. The consultant explained that the Peer Group should be increased in size to ensure there are sufficient matches for each position and to minimize the impact of one or two outliers which could bias the data. Additionally, the consultant’s standard methodology is to recommend that peer companies are in the same sub-industry (coal) and/or industry (energy) as CONSOL Energy and then to examine the size of companies based on revenues and market capitalization to identify like-sized companies. Applying this methodology, the consultant suggested adding five companies to the Peer Group (Chesapeake Energy Corporation,

EOG Resources, Inc., Noble Energy, Inc., PPL Corporation and Questar Corporation). The consultant continued to include Foundation Coal and Alpha Natural Resources in the proposed peer group due to their focus on coal (even though they did not meet the revenue and market capitalization parameters). Finally, Barrick Gold Corporation (for industry reasons) and Apache Corp. (for size considerations) were eliminated from the Peer Group for 2008 compensation decision-making.

In connection with the 2008 compensation program, the compensation consultant also used data of S&P 500 companies (excluding financial services companies) and proxy data from fifteen similarly-sized general industry companies to supplement its findings and provide the Compensation Committee with a general industry perspective on competitive pay levels.

Considerations of the Compensation Committee

The Compensation Committee relies on its own judgment in setting each executive officer’s compensation and not on any rigid guidelines or strict formulas. To establish compensation for a particular executive officer, the Corporation’s human resources personnel make an initial assessment and submit it to our Chief Executive Officer for review (except in the case of the Chief Executive Officer’s compensation). This assessment considers relevant industry salary practices, the position’s complexity and level of responsibility, its importance to us in relation to other executive positions, and the competitiveness of an executive officer’s total compensation. Our Chief Executive Officer may make appropriate changes to this assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews:

•	our Chief Executive Officer’s compensation recommendations;

•	our Chief Executive Officer’s evaluation of each named executive’s performance and internal value; and

•	the benchmarking studies compiled by the outside compensation consultant.

From this information, the Compensation Committee approves, in consultation with the Chief Executive Officer and the outside compensation consultant, the amount of each executive officer’s annual base salary, bonus and long-term incentive compensation.

To establish compensation for our Chief Executive Officer, the Compensation Committee reviews:

•	the benchmarking studies and compensation recommendation compiled by the outside compensation consultant; and

•	the Chief Executive Officer’s self-evaluation of his performance in light of the prior year’s goals and objectives.

The Compensation Committee’s current intent is to perform at least annually a strategic review of our named executives’ overall compensation packages to determine whether they provide adequate incentives and whether they properly compensate our executive officers relative to comparable officers in other companies with which we compete for executives. Our Compensation Committee’s most recent overall compensation review occurred in early 2008. Our Chief Executive Officer, Chief Financial Officer and General Counsel typically attend all or a portion of the Compensation Committee meetings. However, the named executives are not present during that portion of the meeting in which their compensation is considered and approved.

Performance of CONSOL Energy in 2007

In 2007, CONSOL Energy achieved certain milestones in a number of critical areas in which we judge our corporate performance:

•	We achieved our best safety performance in the history of the Corporation, with our Reportable Incidence Rate improving by 6% in 2007 (2.7 times better than the industry average).

•	We were the 7th best performer in the S&P 500 for total shareholder return in 2007 of 124%.

•	We increased our market capitalization from $6 billion at fiscal-year end 2006 to $13 billion at fiscal year-end 2007.

•	We expanded financial margins and market share in the Northern Appalachian coal market.

•	Our average financial margins on coal sales increased by 6.5%.

•	We completed several strategic acquisitions.

•	We successfully recruited employees in an ever-tightening market for talent in the coal industry.

Objectives and Performance of Named Executives

2007 Performance Goals and Objectives

As mentioned above, the performance of our named executives is considered when establishing that person’s compensation. This means that the individual’s performance is taken into account when compensating a named executive for prior performance and/or approving a compensation package for the following year. This section is intended to explain the considerations used with respect to our named executives’ performance.

Our Corporation takes a team approach to accomplishing our strategic vision for CONSOL Energy. For 2007, our named executives had the following as their combined primary performance goals and objectives:

Executives’ Primary Goals and Objectives for 2007

Safety	Improving safety by continuing CONSOL Energy’s efforts to achieve a zero incidence rate

Productivity	Increasing production rates and delivering the highest Btu coal in the industry

Sales and Marketing	Continuing to secure long-term supply agreements with large, financially stable energy customers

Finance	Maintaining and protecting current financial margins measured by CONSOL Energy’s earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization (which we refer to as EBITDA)*

Organization	Continuing to recruit the best talent and developing an organizational structure to capitalize on our talent

Business Development	Expanding core business and business support via internal investment, asset optimization, acquisitions and joint ventures

Environmental	Participating in Greenhouse Gas initiatives and developing innovative environmental mitigation measures to maintain regulatory compliance

Recruiting	Continuing to enhance CONSOL Energy’s image as an employer and becoming the employer of choice for prospective employees

Corporate Governance	Effectuating good corporate governance by continuing to assist the Board in its oversight of CONSOL Energy and further enhancing communication between management and the Board

*

CONSOL Energy’s EBITDA target for 2007 constitutes confidential information. At the time in which the EBITDA target was established, the Compensation Committee believed that it was reasonably likely that the

EBITDA target would be met based upon CONSOL Energy’s prior performance, business plan and objectives. The EBITDA target used by the Compensation Committee is based on an annual profit objective that is approved by our Finance Committee and then by the full Board. This process is completed prior to the Compensation Committee approving executive compensation for the following year. Additionally, the Chairman of the Finance Committee does not serve on the Compensation Committee, thereby providing further separation between the process for establishing our profit objective and the process for establishing executive compensation.

The Compensation Committee, in conjunction with our Chief Executive Officer, determined that our named executives achieved their 2007 goals and objectives with the exception of the financial results at the EBITDA target which was largely due to the roof collapses at the Buchanan Mine. These roof collapses resulted in closure of the mine for the last one-half of 2007. In early 2008, the Compensation Committee agreed that the extended closure of the Buchanan Mine pending regulatory review was out of our named executives’ control and thus should not impact their judgment regarding each named executive’s performance relative to this factor.

2008 Performance Goals and Objectives

Our named executives’ collective goals and objectives for 2008 are substantially similar to their goals and objectives for 2007. The goals and objectives largely remained the same because these goals are long-term objectives which will be realized over time and which will drive CONSOL Energy’s strategic success. The Compensation Committee will review in 2009, as it did in 2008 prior to approving 2008 compensation, whether our named executives made measurable strides toward the achievement of these goals in the one-year period.

Mix of Total Compensation

The Compensation Committee analyzed the mix of salary, short-term compensation and long-term compensation for purposes of setting 2007 compensation.

2007 PAY MIX
Named Executive	Salary	Short-Term Incentive Compensation Plan Awards*	Long-Term Incentive Compensation**	Total At-Risk Compensation (Short- Term Incentive Compensation,* Options, and Performance Share Units**)
Chief Executive Officer	15%	15%	70%	62%
Chief Financial Officer	26%	17%	57%	55%
President – Coal Group	25%	17%	58%	56%
General Counsel	40%	22%	38%	47%

*	For purposes of Short-Term Incentive Compensation Plan Awards, assumes target payout.
**	For purposes of Performance Share Unit Awards, assumes target payout.

Base Salary

2007 Base Salary

The objectives of base salary are to provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year. Factors considered in establishing base salaries include competitiveness with external market data, internal worth and value assigned to the named executive’s role and responsibilities at CONSOL Energy, and the named executive’s skill and performance.

The Compensation Committee (and in the case of the Chief Executive Officer, the independent members of the Board) approved the base salaries of our named executives in February 2007 after the 2006 proxy data (containing 2005 compensation information) and survey data became available. The annual base salaries were approved as follows:

Named Executive	Salaries for 2007
Chief Executive Officer	$1,000,000
Chief Financial Officer	$455,000
President – Coal Group	$588,500
General Counsel	$350,000

The increases in 2007 salaries for the named executives ranged from 6% to 14% relative to 2006.

Based in part on each person’s 2006 performance, it was deemed reasonable to have salaries for each of the executive officers that are aligned at approximately the 75th percentile of the Peer Group, as explained in “Role of Outside Compensation Consultant” on page 24. Relevant proxy data did not exist for the General Counsel, and as such, the Compensation Committee concluded that it was reasonable for his compensation to be between the median and the 75th percentile for survey data. This (among other factors previously discussed) supported an increase in base salary for each of the named executives.

2008 Base Salary

In January 2008, the Compensation Committee approved annual base salary increases for each of our named executives, except the Chief Executive Officer (whose base salary was not increased for the reasons described below). For those named executives receiving an annual base salary increase, the increases ranged from 2% to 9% from 2007.

Short-Term Incentive Compensation

2007 Short-Term Incentive Compensation

We implemented the Short-Term Incentive Compensation Plan (which we call the “Short-Term Plan”) to provide incentives to our employees to achieve performance goals and to reward our employees for the achievement of those goals. The Short-Term Plan is designed to deliver greater cash awards when CONSOL Energy and the employees are successful in achieving established targets and to pay less when CONSOL Energy and/or the employee falls short of these targets. The Short-Term Plan is also designed to provide incentive compensation (measured at target) that is comparable to compensation provided by companies which CONSOL Energy competes for executive talent.

If the minimum net income threshold is met, which number is established by the Compensation Committee on an annual basis, the following formula is used to determine whether an award was earned:

Base Salary As of December 31 for the most recent fiscal year-end	x	Opportunity Percentage	x	Annual Incentive Compensation Factor	=	Annual Award Payment

The “Opportunity Percentage” referenced in the above formula is expressed as a percentage of base salary. In early 2007, the Compensation Committee determined the 2007 Opportunity Percentages for our named executives after the 2006 proxy data (containing 2005 compensation information) and survey data became available. The Compensation Committee (and in the case of the Chief Executive Officer, the independent members of the Board) approved the following:

Named Executive	Opportunity Percentages for 2007	Target Payout under the Short-Term Plan**
Chief Executive Officer	100%	$1,000,000
Chief Financial Officer	65%	$295,750
President – Coal Group	70%	$411,950
General Counsel	55%*	$192,500

*	Due to the General Counsel’s promotion to Senior Vice President in April 2007, the Compensation Committee increased his Opportunity Percentage from 50% (the number that was originally approved in February 2007) to 55%.
**	The increases in 2007 target payout amounts for the named executives under the Short-Term Plan ranged from 2.3% to 16.7% relative to 2006.

The “Opportunity Percentages” and target payouts are benchmarked against the Peer Group and survey data (as available). This data was utilized to ensure that recommendations were within market. As a result of this study, the Compensation Committee approved the Opportunity Percentages and target payouts as proposed by the Chief Executive Officer (other than himself) and noted that the target payouts were generally competitive between survey median and 75th percentile levels. Additionally, the independent members of the Board determined that the Chief Executive Officer’s target payout would not change from the prior year as his current compensation was generally at or near the 75th percentile.

The “Annual Incentive Compensation Award Factor,” also referred to in the above formula, consists of two targets (each weighted equally). One target consists of individual performance (which includes those objectives set forth in the section above entitled “Objectives and Performance of Named Executives” on page 27), and the other target consists of CONSOL Energy performance (which is a function of whether CONSOL Energy achieved its profit objective net income). Each of these targets is measured independently such that if one target is not achieved, an opportunity exists for the other target to be achieved, resulting in an annual award payment. The scores may range from 70-200% for each target, with a 100% score indicating achievement of a target and a higher score (up to 200%) indicating that the target was exceeded. If the minimum score of 70% is not reached for a target, a score of zero will be recorded for that target.

The CONSOL Energy performance target for 2007 was CONSOL Energy’s profit objective net income, while the minimum threshold score was equal to 80% of the target and the maximum score was equal to 120% of target. The profit objective net income number is derived directly from the Board-approved plan for the year and is deemed confidential information. When this net income target was established, the Compensation Committee believed that it was reasonably likely that the net income target would be met based upon CONSOL Energy’s prior performance and its business plan and objectives. As mentioned under “Objectives and Performance of Named Executives” on page 27, the Compensation Committee adjusted the Corporation score to take into account the Buchanan Mine closure in July 2007 (through year-end), which in the Compensation Committee’s opinion was beyond management’s control. Accordingly, the net income was calculated as if the Buchanan Mine had been operational during the remainder of 2007. After this adjustment, the minimum net income target was exceeded.

In early 2008, the Compensation Committee and the independent members of the Board reviewed and evaluated the Chief Executive Officer’s self-assessment in light of his stated goals and objectives and agreed to a maximum individual performance score. In the case of our Chief Financial Officer, President – Coal Group and General Counsel, their individual performance targets were based on the target goals referenced in the section above entitled “Objectives and Performance of Named Executives” on page 27. In January 2008, our Chief Executive Officer reviewed and discussed with the Compensation Committee his assessment of their performances in 2007 relative to the goals. Our Compensation Committee concurred with our Chief Executive Officer’s assessment of executive performance and approved performance scores for our named executives that were at or within the following range: 175% to 200%.

Consequently, the ultimate payouts under the Short-Term Plan for 2007 performance were as follows:

Named Executive	Short-Term Plan Payout for 2007 Performance
Chief Executive Officer	$1,470,000
Chief Financial Officer	$434,000
President – Coal Group	$575,000
General Counsel	$282,000

2008 Short-Term Incentive Compensation

In early 2008, the Compensation Committee approved short-term incentive compensation target payouts for our executives for the year ending December 31, 2008. The Compensation Committee maintained Opportunity Percentages for each of our named executive officers, except for our Chief Executive Officer. As discussed under “Base Salary” on page 28, the Compensation Committee did not recommend increasing our Chief Executive Officer’s annual base salary, but did recommend increasing his annual bonus opportunity (from 100% to 120% of base salary), and the long-term incentive component of his compensation (which is described below).

In February 2008, the Compensation Committee also approved design changes to the short-term incentive compensation awards in order to qualify the 2008 awards thereunder as “performance-based compensation” under Section 162(m) of the Code (as described below). With respect to the 2008 awards, the Compensation Committee granted such awards as performance-based compensation under the Plan (subject to a maximum annual award of $2,000,000). Each of the named executives has an opportunity to earn a 2008 bonus if CONSOL Energy achieves threshold level goals for any of the following reasons: (i) total shareholder return relative to CONSOL Energy’s peers (50th percentile), (ii) EBITDA, or (iii) annual net income. If any of the thresholds is achieved, each named executive has the opportunity to earn his maximum bonus which the Compensation Committee may, in its discretion, reduce through the exercise of negative discretion. If the Compensation Committee exercises negative discretion to reduce the bonus awards, the factors it may consider include the individual and CONSOL Energy performance factors described above and any other considerations it deems relevant at the end of the annual performance period.

The Compensation Committee determined that our EBITDA and net income threshold numbers constitute confidential information. When the threshold EBITDA and net income goals were established, the Compensation Committee believed that it was reasonably likely that such goals would be met based upon a review of CONSOL Energy’s prior performance and its business goals and objectives for 2008.

Section 162(m)

With some exceptions, Section 162(m) of the federal income tax laws limits CONSOL Energy’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and the four next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

For 2008, the Compensation Committee decided to administer the short-term incentive compensation awards under the Plan in order to comply with Section 162(m). The Compensation Committee has also decided to submit a proposal to the stockholders at the Annual Meeting to approve a new annual incentive plan which is intended to comply with Section 162(m) as described under “Proposal No. 3 – CONSOL Energy Inc. Executive Annual Incentive Plan” on page 83. Future short-term incentive compensation awards will be made under the new plan if approved by shareholders. As part of the Corporation’s long-term incentive compensation program, the Corporation maintains the performance share unit and option programs which are also intended to be in compliance with Section 162(m).

Long-Term Incentive Compensation

Mix of Long-Term Incentive Compensation

The Compensation Committee believes that combined grants of stock options, restricted stock units and performance share units provide a balance for our named executives between risk and potential reward consistent with the market trends of our peers. In February 2007, the Compensation Committee determined that target long-term incentive expected value would be derived 1/3 from stock options, 1/3 from restricted stock units and 1/3 from performance share units (assuming target performance is achieved). This allocation was based primarily on a desire to balance risk and retention. It was further determined by the Compensation Committee that this mix provided rewards for stock price, appreciation and financial performance over the short- and long-term.

The number of units and options to be received is based on the closing market price of CONSOL Energy’s common stock on the grant date and Black-Scholes value, respectively. For example, the number of restricted stock units is determined by dividing 1/3 of the total long-term incentive value by the closing market price of CONSOL Energy’s common stock on the grant date. The number of performance share units is also determined by dividing 1/3 of the total long-term incentive value by the closing market price of CONSOL Energy’s common stock on the grant date. Additionally, the number of options is determined by dividing 1/3 of the total long-term incentive value by the Black-Scholes value developed by an outside compensation consultant (and the exercise price of our option awards is the closing market price of CONSOL Energy’s common stock on the grant date).

For purposes of 2008 compensation, the Compensation Committee recommended, and then the independent members of the Board, approved altering the long-term incentive mix for our Chief Executive Officer. In order to provide compensation that is more performance-oriented, the Compensation Committee decreased the emphasis on time-based restricted stock units. Accordingly, his target long-term incentive expected value is now derived 42% from stock options, 42% from performance share units and 16% from restricted stock units.

2007 Long-Term Incentive Compensation

In February 2007, the Compensation Committee reviewed the matters set forth above in “Considerations of the Compensation Committee” on page 26 for purposes of establishing each executive’s target long-term incentive value. As a result of the analysis, the Compensation Committee increased the long-term incentive compensation awards for our named executives up to 6.9% relative to their 2006 awards (assuming achievement of LTIP target levels). The equity awards were as follows:

Named Executive	Stock Options	Restricted Stock Units	Performance Share Units (Target)
Chief Executive Officer	$1,590,000	$1,590,000	$1,590,000
Chief Financial Officer	$327,333	$327,333	$327,333
President – Coal Group	$451,183	$451,183	$451,183
General Counsel	$111,111	$111,111	$111,111

In the case of our Chief Executive Officer, his long-term incentive compensation was not increased as his long-term incentive compensation was already at approximately the 75th percentile of the Peer Group. Additionally, the Compensation Committee approved long-term incentive awards for the Chief Financial Officer and the President – Coal Group valued between the median and the 75th percentile of the Peer Group. Sufficient proxy data did not exist for the General Counsel, and as such, the Compensation Committee relied on survey data which indicated that his long-term incentive compensation was below median. Additional information regarding each of the equity grants and their terms and conditions is more fully described in “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42.

2008 Long-Term Incentive Compensation

In early 2008, the Compensation Committee, in coordination with our Chief Executive Officer, approved maintaining the same mix of restricted stock units, options and performance share units to be granted to our named executives, other than the Chief Executive Officer. As discussed above under “Short-Term Incentive Compensation” on page 29 and “Mix of Long-Term Incentive Compensation” on page 32, the Compensation Committee decided in 2008 to place more emphasis on the long-term performance component of our named executives’ 2008 total direct compensation to incentivize our key management members to achieve our longer-term performance objectives and strategic plan. In light of these objectives, the Compensation Committee approved an increase from 2007 in the long-term incentive opportunity of each our Chief Executive Officer, Chief Financial Officer, President – Coal Group, and General Counsel of 29.98%, 22.20%, 18.21% and 20.12%, respectively.

Options and Restricted Stock Units

The Compensation Committee has the authority to administer the Equity Incentive Plan and make annual awards of non-qualified options to purchase our common stock and restricted stock units (along with associated dividend equivalent rights) to our named executives. The Compensation Committee believes that our stock option and restricted stock unit awards promote the achievement by CONSOL Energy of annual and long-term performance objectives and align our named executives’ interests with CONSOL Energy’s and its shareholders’ success.

The stock option and restricted stock unit awards vest ratably over a three-year period in order to enhance our retention objective. In February 2007, the Compensation Committee modified the vesting period from a four-year period to a three-year period with respect to our stock options and restricted stock units to create consistency with our performance share units.

The stock option and restricted stock unit awards also provide that, upon a change in control, the unvested portion of the awards will vest. In the event of a potential change in control transaction, this provision will motivate executives to take actions that are in the best interests of CONSOL Energy and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of the executives.

Additionally, our award agreements contain confidentiality provisions, and two-year non-competition and non-solicitation provisions, which protect our business by, for example, causing a forfeiture of awards if a named executive violates these covenants. See “CONSOL Energy Stock Options” on page 70 and “CONSOL Energy Restricted Stock Units” on page 71 for a more detailed description of the restrictive covenants in option and restricted stock unit awards and the effects of employment termination.

The Compensation Committee has recently determined that it should grant equity awards closer to the end of the year in which performance occurred, and therefore, such awards will be granted (when and as appropriate) at the first regularly scheduled Compensation Committee and Board meetings in which comprehensive compensation packages are approved. By doing so, equity awards will be granted closer in time to a review of each named executive’s year-end performance.

2007 Long-Term Incentive Program (“LTIP”)

In February 2007, the Compensation Committee determined that CONSOL Energy’s long-term incentive compensation program should further align itself with the interests of shareholders in addition to linking executive compensation more closely with CONSOL Energy’s financial performance (consistent with market trends of moving away from time-based restricted stock in favor of performance-based long-term incentive plans). In furtherance of this principle, the Compensation Committee implemented a long-term incentive performance program (which we call the “LTIP”).

The Compensation Committee retained outside compensation consultants to assist it in designing an LTIP that would address the Compensation Committee’s objectives. In connection with developing the LTIP, the outside compensation consultants provided the Compensation Committee with general energy sector compensation data from published compensation surveys and proxy data of the Peer Group. The data reflected the use of different long-term incentive programs and the pay magnitude in terms of both target opportunity and actual payouts. Among the Peer Group, CONSOL Energy ranked fifth in terms of market capitalization (as of April 2006) and fourth in terms of revenues (based on 2005 revenue).

As more fully described in “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42, the number of performance share units potentially earned by a named executive will be based on the following equally weighted criteria: total shareholder return and cumulative EBITDA over a three year period. As implemented, the LTIP provides a more significant compensation opportunity for superior performance – that is, participants have the opportunity to earn up to 200% of their target award if total shareholder return and EBITDA exceed a maximum performance threshold. Conversely, if performance is below a minimum performance threshold, no award will be paid at the end of the performance period.

The target information for our total shareholder return performance metric is as follows:

OUTCOME RELATIVE TO TOTAL SHAREHOLDER RETURN PEER GROUP
Level of Performance	Percentage Ranking in TSR	Percent of Performance Units Earned
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%
Target	50th percentile	100%
Outstanding	75th percentile	200%

The target information for our EBITDA performance metric is as follows:

EBITDA
Level of Performance	Absolute EBITDA	Percent of Performance Units Earned
Below Threshold	*	0%
Threshold (80% of Target)	*	50%
Target	*	100%
Outstanding (120% of Target)	*	200%

*	The Compensation Committee determined that the absolute EBITDA target numbers constitute confidential information. When threshold, target and maximum EBITDA goals were established, the Compensation Committee believed that it was reasonably likely that such goals would be met at target levels based upon a review of CONSOL Energy’s performance in the prior three-year period and its business goals and objectives for the performance period covering 2007-2009.

The performance share unit award agreements include a change in control provision, which provides that in the event of a change in control of CONSOL Energy, the units will accelerate and vest at target. In addition to the rationale utilized in the event of a change in control relative to stock option and restricted stock unit awards (as described above), the Compensation Committee approved this term so that if management created value for the shareholders in connection with a change in control transaction, the named executives would also participate in and be rewarded for creating that value as contemplated by the LTIP.

The Shareholder Return Peer Group (as referenced above) is comprised of the following 29 companies:*

Alliance Resource Partners, L.P.	International Coal Group, Inc.
Alpha Natural Resources, Inc.	James River Coal Company
Anadarko Petroleum Corporation	Massey Energy Company
Apache Corp.	Newfield Exploration Company
Arch Coal, Inc.	Nexen Inc.
Cabot Oil & Gas Corporation	Noble Energy, Inc.
Callon Petroleum Company	Peabody Energy Corporation
Chesapeake Energy Corporation	Penn Virginia Corporation
Cimarex Energy Co.	Pioneer Natural Resources Company
Comstock Resources, Inc.	Rio Tinto Group (GBR) – ADR
Denbury Resources Inc.	St. Mary Land & Exploration Company
Devon Energy Corporation	Stone Energy Corporation
Encana Corporation	Ultra Petroleum Corporation
EOG Resources, Inc.	Westmoreland Coal Company
Foundation Coal Holdings, Inc.

*	The Houston Exploration Company and the Pogo Producing Company used to be in the Shareholder Return Peer Group, but they are no longer in existence, and accordingly, shall be excluded from all determinations to be made under the LTIP.

For purposes of measuring total shareholder return, the Compensation Committee selected a group of 29 companies in which we compete for capital in the market, and how well we perform in that competition is measured by our respective total shareholder return. The Compensation Committee further believes that these companies are similar to CONSOL Energy from an investor’s perspective. This Shareholder Return Peer Group includes the six core coal focused industry companies contained in our Old and New Peer Group.

2008 Long-Term Incentive Program

In February 2008, the Compensation Committee (and the independent members of the Board with respect to the Chief Executive Officer) approved new performance unit awards for each of our named executive officers. For the performance period of January 1, 2008 through December 31, 2010, the program provides that each named executive’s maximum award will be eligible for potential vesting if a threshold level of performance is achieved for any one of three performance goals: (i) total shareholder return relative to CONSOL Energy’s peers (50th percentile), (ii) cumulative EBITDA for the period, or (iii) cumulative net income for the period. If any of these goals is achieved, the maximum awards will be subject to Compensation Committee discretion to reduce the awards by exercising negative discretion, which negative discretion may include considerations of CONSOL Energy’s performance relative to total shareholder return to its peers during the period and EBITDA performance. The incorporation of “negative discretion” will provide flexibility to reduce an award, after taking into account each executive’s performance and the performance of CONSOL Energy.

The Compensation Committee determined that the absolute EBITDA and net income threshold numbers constitute confidential information. When threshold goals were established, the Compensation Committee believed that it was reasonably likely that such goals would be met based upon a review of CONSOL Energy’s performance in the prior three-year period and its business goals and objectives for the performance period covering 2008-2010.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy (approximately 24 individuals) own shares of the Corporation’s stock, the value of which is a multiple of base salary. Shares issuable upon the exercise of options or settlement of performance share units held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement. For the named executives, the stock ownership guidelines are as follows:

Named Executive	Multiple of Base Salary
Chief Executive Officer	5
Chief Financial Officer	3
President – Coal Group	3
General Counsel	2

Our stock ownership guidelines were implemented by the Compensation Committee in order to further align our named executives’ interest with shareholders and to comply with best practices. The Compensation Committee believes that long-term stock ownership by our named executives further ensures that their interests are aligned with those of other shareholders. CONSOL Energy reviews compliance with the stock ownership guidelines annually. As of January 2008, Messrs. Harvey, Lilly and Lyons had satisfied their stock ownership guidelines. Mr. Richey, our newest named executive, still has approximately three years to comply with the stock ownership guidelines.

Post Employment Benefits

Retirement Benefits

In 2005 and 2006, the Compensation Committee studied CONSOL Energy’s retirement plans with the assistance of the outside compensation consultants. These plans included the Employee Retirement Plan (which we call the “Pension Plan”) and the Retirement Restoration Plan (which we call the “Restoration Plan”). The Compensation Committee reviewed a market study prepared by an outside compensation consultant which surveyed 86 pension plans of energy and mining industry companies to determine “market” practices with retirement benefit plans and to develop an overall retirement benefit program which was consistent with such market practices. The Compensation Committee determined, after that review, that CONSOL Energy’s cumulative retirement benefits for the named executives were below the median of the peer group.

In April 2005, the Board, after discussions with, and upon the recommendation of, the Compensation Committee, amended the Pension Plan to, among other matters, modify the benefit formulas applicable to participants’ future accrual of benefits under the plan. The modification to the benefit formula reduced the benefits offered to all employees and also eliminated the lump sum feature of the Pension Plan for benefits accruing after December 31, 2005. The Compensation Committee retained outside compensation consultants to review the impact of this modification to the Pension Plan on the Restoration Plan, which provides some employees (including our named executives) with supplemental retirement benefits that are otherwise linked to and limited by the Pension Plan due to statutory limitations applicable to the Pension Plan. In October 2006, the consultants advised the Compensation Committee that, without amending the Restoration Plan or adopting a supplemental retirement plan, the amendment to the Pension Plan (effective January 1, 2006) would result (over time) in an inadequate retirement benefit being provided to the named executives and other executives eligible to receive a supplemental retirement benefit for the following reasons:

•

The Pension Plan amendment reduced the defined benefit component of total retirement benefits to a level that was not competitive with industry and peer practices for executives (on a total benefit basis); and

•	The Pension Plan amendment caused retirement benefits for executives to be disproportionately lower than those for non-executives when stated as a percentage of the final average pay.

After a review of the Restoration Plan and based on an outside compensation consultant’s analysis and recommendations, our Compensation Committee determined in December 2006 that it was advisable to restore benefits offered to certain levels of employees through the adoption of the Supplemental Retirement Plan. The CONSOL Energy Supplemental Retirement Plan, unlike the Restoration Plan, is independent of the Pension Plan formula. Benefits under the CONSOL Energy Supplemental Retirement Plan are calculated by taking 50% of the average of the highest five consecutive annual compensation amounts (including short-term incentive compensation payments), and multiplying by a service fraction (as explained in “CONSOL Energy Supplemental Retirement Plan” on page 55).

In light of the foregoing, the Compensation Committee recommended to our Board, and our Board authorized, that the Restoration Plan be frozen effective December 31, 2006, for CONSOL Energy employees and that the Restoration Plan be replaced prospectively with the CONSOL Energy Supplemental Retirement Plan effective January 1, 2007. The objective of the CONSOL Energy Supplemental Retirement Plan is to promote the interests of CONSOL Energy and our shareholders by facilitating the attraction and retention of key employees vital to our success.

Because CNX Gas employees do not participate in the CONSOL Energy Supplemental Retirement Plan, they were offered a one-time distribution election of benefits accrued through December 31, 2005 under the Restoration Plan calculated as of January 1, 2006. Accordingly, Mr. DeIuliis made this election and received a lump sum payment from the Restoration Plan on January 30, 2007 of $199,353. In addition, in August 2007, Mr. DeIuliis executed a letter agreement with CONSOL Energy in which CONSOL Energy agreed to pay him approximately $407,000 for various matters, including benefits that would have otherwise accrued in 2006 under CONSOL Energy’s Retirement Restoration Plan, but for certain plan amendments that were approved by the Board in December 2006. Pursuant to this agreement, Mr. DeIuliis agreed, among other matters, that he would not assert any claims regarding any retirement benefits or other deferred compensation benefits provided by CONSOL Energy.

Additional details regarding the Pension Plan, the Restoration Plan, the CONSOL Energy Supplemental Retirement Plan and the agreements with Mr. DeIuliis are more fully described in “Understanding Our Pension Benefits Table” on page 53.

Employment and Letter Agreements

We have entered into an employment agreement with our Chief Executive Officer and into letter agreements with our President – Coal Group and General Counsel. CONSOL Energy entered into each of these agreements for purposes of attracting the named executive to CONSOL Energy. In the case of our Chief Executive Officer’s most recent employment agreement (which superseded his initial employment agreement from 1997), the Compensation Committee believed that such an agreement was necessary for purposes of maintaining consistency with market and past practice and retaining our Chief Executive Officer. For a description of the additional terms of each of these agreements, see “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42 and “Understanding Our Change in Control and Employment Termination Tables” on page 65.

Change in Control Agreements

We have entered into Change in Control Agreements with each of our named executives (which we refer to as “CIC Agreements”). The Compensation Committee believes that the CIC Agreements will motivate executives to take actions that are in the best interests of CONSOL Energy and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of the executives. Under the CIC Agreements, each named executive will receive severance benefits if such named executive’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) if such named executive enters into a general release of claims reasonably satisfactory to us. Under these circumstances, these named executives would be entitled to, among other severance payments and benefits, a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Chief Executive Officer	3
Chief Financial Officer	2
President – Coal Group	2.5
General Counsel	2

Additionally, equity grants would accelerate and vest. To protect our business interests, the CIC Agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables” on page 65.

In connection with the sale of approximately 18.5% of CNX Gas to investors in 2005, CONSOL Energy and CNX Gas wanted to ensure the retention and smooth transition of executive officers of CONSOL Energy to CNX Gas by providing them with agreements substantially similar to the CONSOL Energy CIC Agreements. The Compensation Committee reviewed with CONSOL Energy’s executive officers information regarding the potential cost of entering into change in control agreements with key employees of CNX Gas if a change in control triggering event occurred (including cost by individual agreement, total cost with respect to all agreements and market analysis of such costs). After consideration of this information, our Compensation Committee determined that the potential costs were consistent with market practice and such agreements were approved and authorized by the Compensation Committee.

Change in Control Tax Gross-Up

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL Energy, our CIC agreements provide for tax gross-ups in the event of a change in control. If a change in control of CONSOL Energy causes compensation, including performance-based compensation, or awards, including but not limited to equity awards, to be paid or result in accelerating the vesting, a disqualified individual could, in some cases, be considered to have received “parachute payments” within the meaning of Section 4999 and Section 280G of the federal income tax laws. Pursuant to Section 4999, a disqualified individual can be subject to a 20% excise tax on excess parachute payments. Similarly, under Section 280G, CONSOL Energy is denied a deduction for excess parachute payments. As indicated above, CONSOL Energy and CNX Gas have entered into change in control agreements whereby, if it is determined that any payment or distribution by CONSOL Energy or CNX Gas (in the case of its Chief Executive Officer) to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CONSOL Energy or CNX Gas (in the case of its Chief Executive Officer) will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to such payments or distributions. Gross-up payments will not be deductible by CONSOL Energy or CNX Gas (in the case of its Chief Executive Officer). In connection with incorporating gross-up provisions in the CIC agreements, the Compensation Committee determined that such gross-up payments were consistent with general market practice and ensured that each executive received the intended level of severance benefits, unencumbered by the 20% excise tax.

Perquisites

We provide our named executives and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CONSOL Energy’s compensation program. We believe that our perquisites help maximize an executive’s time, and assist us in recruiting and retaining our named executives and senior officers. Our principal perquisite programs primarily include the personal use of the corporate aircraft in accordance with the terms and conditions of the Aircraft Policy, country club memberships, financial planning assistance, a vehicle allowance and certain associated tax gross-ups. These programs are more fully described in the footnotes to the Summary Compensation Table and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42.

Section 409A

Section 409A of the Code generally provides that amounts deferred under nonqualified deferred compensation arrangements will be subject to accelerated income recognition, interest and substantial penalties unless the arrangement satisfies certain design and operational requirements. Final regulations for Section 409A were issued in April 2007, and the transition period for amending plans to comply with Section 409A ends on December 31, 2008. CONSOL Energy has amended many of our compensatory arrangements and is in the process of finalizing amendments to remaining arrangements that implicate Section 409A. The changes are intended to ensure that compensation payable under the arrangements is not subject to taxation under Section 409A, and principally include clarifying the timing of compensatory payments and incorporating definitional modifications in order to comply with Section 409A (or certain exceptions thereto). To the extent applicable, the payment and/or reimbursement of certain benefits will be subject to a six-month delay in the event the executive is a “specified employee” (within the meaning of Section 409A) at the time of separation from service. Any such amendments are not intended to materially increase the benefits payable under our plans and arrangements.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CONSOL Energy’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

              William P. Powell, Chairman

              Patricia A. Hammick

              James E. Altmeyer, Sr.

              John T. Mills

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL Energy under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates the Report by reference therein.

SUMMARY COMPENSATION TABLE - 2007 AND 2006

The following table discloses the compensation for Mr. Harvey, the principal executive officer of CONSOL Energy, William J. Lyons, the principal financial officer of CONSOL Energy, and the other three most highly compensated executive officers of CONSOL Energy or its subsidiaries who were serving as executive officers at the fiscal year ended December 31, 2007, whose total annual compensation (excluding items described in the column entitled “Change in Pension Value and Nonqualified Deferred Compensation Earnings”) exceeded $100,000.

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)		All Other Compensation		Total
J. Brett Harvey(5) President and Chief Executive Officer	2007	$996,108	$3,240,838	(7)	$2,708,068	(7)	$1,470,000	$2,335,863		$149,391	(8)	$10,900,268
	2006	$956,192	$3,085,407	(6)(7)	$3,314,455	(7)	$1,450,000	$1,444,179		$134,383	(8)	$10,384,616
William J. Lyons(9) Executive Vice President & Chief Financial Officer	2007	$450,400	$589,047	(11)	$466,848	(11)	$434,000	$402,229		$39,837	(12)	$2,382,361
	2006	$418,615	$637,582	(10)(11)	$670,265	(11)	$400,000	$786,151		$47,934	(12)	$2,960,547

Peter B. Lilly President - Coal Group	2007	$581,689	$747,842		$565,570		$575,000	$474,938		$62,015	(14)	$3,007,054
	2006	$541,346	$493,438	(13)	$589,050		$500,000	$124,292		$167,290	(14)	$2,415,416

Nicholas J. DeIuliis(15) President and Chief Executive Officer - CNX Gas	2007	$495,769	$864,451	(16)	$974,627	(17)	$755,300	$377,661	(18)	$48,954	(19)	$3,516,762
	2006	$432,692	$346,503	(20)	$826,849	(21)	$747,000	$180,614		$55,528	(19)	$2,589,186

P. Jerome Richey Senior Vice President, General Counsel and Secretary	2007	$346,462	$158,974	(22)	$114,897		$282,000	$225,302		$40,111	(23)	$1,167,746

(1)	The values set forth in this column are based on the compensation cost recognized in 2006 (except in the case of Mr. Richey) and 2007 for financial statement reporting purposes and computed in accordance with FAS 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The compensation cost for CONSOL Energy and CNX Gas is computed based upon the closing price of that company’s stock on the date of grant. These amounts reflect the accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

(2)	The values set forth in this column are based on the compensation cost recognized in 2006 (except in the case of Mr. Richey) and 2007 for financial statement reporting purposes and computed in accordance with FAS 123R. Pursuant to the SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. With respect to the CONSOL Energy equity awards, a discussion of the relevant assumptions made in the valuation of these awards is stated in CONSOL Energy’s Form 10-K (Note 19 in the Form 10-K ). With respect to the CNX Gas awards, the following assumptions were used to recognize compensation cost in 2007 for financial statement purposes: (A) for 2006 grants: fair value of grants $9.83, risk free interest rate 4.65%, expected volatility 32.39% and expected term 4.5 years; and (B) for 2005 grants: fair value of grants $5.34, risk free interest rate 4.28%, expected volatility 36.54% and expected term 4.5 years.

(3)	Includes bonuses earned in 2006 (except in the case of Mr. Richey) and 2007 respectively. Under the CONSOL Energy and CNX Gas Short-Term Incentive Compensation Plans, the relevant performance measures for the cash awards are satisfied in the applicable annual performance period.

(4)	Amounts reflect the actuarial increase in the present value of the named executive’s benefits under the CONSOL Energy Employee Retirement Plan, CONSOL Energy Retirement Restoration Plan and the CONSOL Energy Supplemental Retirement Plan for Messrs. Harvey, Lilly, Lyons and Richey, and under certain of these plans and the CNX Gas Retirement Plan for Messrs. DeIuliis. This increase includes amounts which the named executive may not be entitled to receive such as unvested amounts. Amounts determined using the interest rate and mortality assumptions consistent with those used in the Form 10-K (Note 16 in the Form 10-K). 2006 amounts have been adjusted to reflect the change in FAS 87 assumptions as stated in CONSOL Energy’s Annual Report on Form 10-K for the fiscal years ended December 31, 2006 and December 31, 2005.

(5)	Mr. Harvey does not receive any compensation from CONSOL Energy or CNX Gas in connection with his service as a director on each of their respective boards of directors.

(6)	Mr. Harvey elected to defer until retirement 50% (or 21,372 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006 under our Plan. For more information, please see the “Nonqualified Deferred Compensation Table” on page 57.

(7)	Under the early retirement provisions of our stock option award and restricted stock unit agreements, Mr. Harvey is eligible for early retirement in which case the unvested portion of his outstanding awards will continue to vest and, in the case of his options, become exercisable even if he terminates employment with us. As a result of the early retirement provisions contained in Mr. Harvey’s award agreements, the Corporation is required, under FAS 123R, to report the full grant date fair value of the awards granted to him in 2006 and 2007 for financial statement reporting purposes. These values are set forth in the column.

(8)	Personal benefits include for 2007, an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning, use of company lodge and certain associated tax gross ups. The total also includes $13,500 in matching contributions made by CONSOL Energy under its 401(k) plan and $66,901 for air travel on the Corporation’s airplane, plus associated tax gross up of $1,525. Personal benefits include for 2006, an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning and certain associated tax gross ups. The total also includes $13,200 in matching contributions made by CONSOL Energy under its 401(k) plan and $55,837 for air travel on the Corporation’s airplane, plus associated tax gross up of $2,060. The aggregate incremental cost of Mr. Harvey’s personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel used, the cost of onboard catering, landing fees, trip related hangar and parking costs, crew expenses (including hotel lodging and meals) and other variable costs specifically incurred. On occasion, Mr. Harvey had one or more family members accompanying him on the airplane. Mr. Harvey has also used for personal matters administrative and other staff, of which there has been no additional incremental cost to the Corporation.

(9)	Mr. Lyons does not receive any compensation from CONSOL Energy or CNX Gas in connection with his service as a director on the CNX Gas Board.

(10)	Mr. Lyons elected to defer until retirement 100% (or 10,500 restricted stock units) of a restricted stock unit award granted on May 2, 2006 under our Plan. For more information, please see the “Nonqualified Deferred Compensation Table” on page 57.

(11)	Under the early retirement provisions of our stock option and restricted stock unit agreements, Mr. Lyons is eligible for early retirement in which case the unvested portion of his outstanding awards will continue to vest and, in the case of his options, become exercisable even if he terminates employment with us. As a result of the early retirement provisions contained in Mr. Lyons’ award agreements, the Corporation is required, under FAS 123R, to report the full grant date fair value of the awards granted to him in 2006 and 2007 for financial statement reporting purposes. These values are set forth in the column.

(12)	Personal benefits for 2007 include an annual vehicle allowance, annual physical exam, financial planning, and certain associated tax gross ups. The total also includes $13,500 in matching contributions made by CONSOL Energy under its 401(k) plan. Personal benefits for 2006 include an annual vehicle allowance, annual physical exam, financial planning, air travel and certain associated tax gross ups. The total also includes $13,200 in matching contributions made by CONSOL Energy under its 401(k) plan. On one occasion, Mr. Lyons had one family member accompanying him on the airplane.

(13)	Mr. Lilly elected to defer until retirement 100% (or 14,354 restricted stock units) of a restricted stock unit award granted on May 2, 2006 under our Plan. For more information, please see the “Nonqualified Deferred Compensation Table” on page 57.

(14)	Personal benefits for 2007 include an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning, air travel on the Corporation’s airplane, and certain associated tax gross ups. The total also includes $13,500 in matching contributions made by CONSOL Energy under its 401(k) plan. Personal benefits for 2006 include an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning, air travel on the Corporation’s airplane, certain associated tax gross ups and an award for excellence in safety. The total amount also includes (a) $100,000 out of a total of $400,000 paid as consideration to Mr. Lilly for lost compensation resulting from his resignation from the boards of directors of Penn Virginia Resources, LLC and of Penn Virginia Corporation (as a condition to his employment with us), which was paid in four (4) equal installments, with each installment made annually on the anniversary date of his employment with CONSOL Energy commencing on October 28, 2003 and ending on October 28, 2006, and (b) $13,200 in matching contributions made by CONSOL Energy under its 401(k) plan. On occasion, Mr. Lilly had one family member accompanying him on the airplane.

(15)	All payments and awards made, as referenced herein, are made by CNX Gas and relate to CNX Gas equity (excluding the change in pension value, which includes an increase in the CONSOL Energy qualified plan in 2006 and compensation expense included in the “Stock Awards” and “Option Awards” columns relating to equity awards granted to Messrs. DeIuliis by CONSOL Energy under our Plan in years prior to 2006). With respect to Mr. DeIuliis, he does not receive any compensation from CONSOL Energy or CNX Gas in connection with his service as a director on the CNX Gas Board.

(16)	Of this amount, $81,317 is derived from awards granted by CONSOL Energy, and $783,134 is derived from awards granted by CNX Gas.

(17)	Of this amount, $66,921 is derived from awards granted by CONSOL Energy, and $907,706 is derived from awards granted by CNX Gas.

(18)

The positive change in Mr. DeIuliis’ pension value in 2007 is primarily due to: (i) his election to be paid a lump sum for all benefits accrued through December 31, 2005 under the CONSOL Energy Retirement Restoration Plan and (ii) a lump sum payment to him of the benefits that would have accrued in 2006 under the CONSOL Energy Retirement Restoration Plan in exchange for his entering into a letter agreement in which among other matters he agreed he had no further claim under this plan. Unlike the actuarial increase in the present value of Mr. DeIuliis’ benefits under the CONSOL Energy Employee Retirement Plan and CONSOL Energy Retirement Restoration Plan which are determined based on FAS 87 assumptions as stated in Footnote 4 above, these payments were determined using the PBGC rate in effect at January 1, 2007 and assumed mortality in accordance with the 1971 Group Annuity Mortality Table set back two years. These payments are reflected in the “Pension Benefits Table” on page 52.

(19)	Personal benefits for 2007 include an annual vehicle allowance, country club membership, financial planning and certain associated tax gross ups. The total amount also includes $12,981 in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan. Personal benefits for 2006 include an annual vehicle allowance, annual physical exam, financial planning and certain associated tax gross ups. The total amount also includes $13,200 in matching contributions paid by CNX Gas under CONSOL Energy’s 401(k) plan and $9,300 paid due to an administrative error in connection with the sale of shares under his 10b5-1 plan.

(20)	Of this amount, $120,551 is derived from awards granted by CONSOL Energy, and $225,952 is derived from awards granted by CNX Gas.

(21)	Of this amount, $96,922 is derived from awards granted by CONSOL Energy, and $729,927 is derived from awards granted by CNX Gas.

(22)	Mr. Richey elected to defer until retirement 100% (or 3,185 restricted stock units) of a restricted stock unit award granted on February 10, 2007 under our Plan. For more information, please see the “Nonqualified Deferred Compensation Table” on page 57.

(23)	Personal benefits include an annual vehicle allowance, financial planning, air travel on the Corporation’s plane and certain associated tax gross ups. The total amount also includes $13,500 in matching contributions made by CONSOL Energy under its 401(k) plan.

GRANTS OF PLAN-BASED AWARDS - 2007

The following table sets forth each grant of awards made to a named executive in the 2007 fiscal year under plans established by CONSOL Energy or CNX Gas.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(6) ($) (l)
Name (a)	Grant Date (b)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
J. Brett Harvey	2/20/07	(3)	-	-	-	-	-	-	45,624	-	-	1,589,996
	2/20/07	(3)(4)	-	-	-	-	-	-	13,773	-	-	479,989
	2/20/07	(3)	-	-	-	-	-	-	-	136,352	34.85	1,681,220
	2/20/07	(3)(4)	-	-	-	-	-	-	-	41,163	34.85	507,540
	2/20/07	(3)	-	-	-	22,812	45,624	91,248	-	-	-	1,589,996
	-		350,000	1,000,000	2,000,000	-	-	-	-	-	-	-
William J. Lyons	2/20/07	(3)	-	-	-	-	-	-	9,393	-	-	327,346
	2/20/07	(3)	-	-	-	-	-	-	-	28,071	34.85	346,116
	2/20/07	(3)	-	-	-	4,696	9,393	18,786	-	-	-	327,346
	-		103,513	295,750	591,500	-	-	-	-	-	-	-
Peter B. Lilly	2/20/07	(3)	-	-	-	-	-	-	12,946	-	-	451,168
	2/20/07	(3)	-	-	-	-	-	-	-	38,692	34.85	477,072
	2/20/07	(3)	-	-	-	6,473	12,946	25,892	-	-	-	451,168
	-		144,183	411,950	823,900	-	-	-	-	-	-	-
Nicholas J. DeIuliis	1/1/08	(7)	-	-	-	33,451	66,902	167,255	-	-	-	2,079,983
	-		364,000	520,000	1,040,000	-	-	-	-	-	-	-
P. Jerome Richey	2/20/07	(3)	-	-	-	-	-	-	3,185	-	-	110,997
	2/20/07	(3)	-	-	-	-	-	-	-	9,519	34.85	117,369
	2/20/07	(3)	-	-	-	1,592	3,185	6,370	-	-	-	110,997
	-		67,375	192,500	385,000	-	-	-	-	-	-	-

(1)	Payments made to Messrs. Harvey, Lyons, Lilly and Richey were made pursuant to the CONSOL Energy Short-Term Incentive Compensation Plan, as amended, and payments to Mr. DeIuliis were made pursuant to the CNX Gas Short-Term Incentive Compensation Plan, as amended.

(2)	Each of the restricted stock unit awards included in this column have associated dividend equivalent rights.

(3)	Grants were made under the Plan.

(4)	Under Mr. Harvey’s 2006 Variable Long-Term Incentive Compensation Award, he was granted the opportunity to earn a variable long-term incentive award in an amount not to exceed $1,019,000 based on pre-established performance goals for 2006, which, if earned, would entitle him to a grant of restricted stock units and options to purchase our common stock. In February 2007, our Compensation Committee and Board determined that, based on Mr. Harvey’s 2006 performance relative to his goals, he was entitled to an award in the aggregate dollar amount of $960,000 in accordance with the terms of the award described under “Variable Long-Term Incentive Compensation Award under the CONSOL Energy Equity Incentive Plan” on page 45.

(5)	These columns report the number of performance share units that may be earned based on the awards granted to Messrs. Harvey, Lyons, Lilly and Richey under the CONSOL Energy Long-Term Incentive Program under the Plan and to Mr. DeIuliis under the CNX Gas Long-Term Incentive Program under its equity incentive plan. The amounts reflect threshold (50%), target (100%), and maximum (200%) performance levels with respect to the awards granted to Messrs. Harvey, Lyons, Lilly and Richey and threshold (50%), target (100%), and maximum (250%) with respect to Mr. DeIuliis.

(6)	The full grant date fair value calculations are computed in accordance with FAS 123R for the equity awards granted by CONSOL Energy and CNX Gas, as the case may be, in 2007 under each company’s equity incentive plan, as applicable (disregarding any estimates of forfeitures related to service-based vesting conditions). The calculations relating to the performance share units granted under the equity incentive plans were based on achievement at a target performance level. A discussion of the relevant assumptions made in the valuation of these awards is stated in CONSOL Energy’s Form 10-K (Note 19 in the Form 10-K). In the case of Mr. DeIuliis’ grant of performance share units from CNX Gas, the grant date fair value of each performance share unit was $31.09. The value was calculated by averaging the closing price of one share of CNX Gas common stock for the ten trading days prior to the grant date of January 1, 2008.

(7)	Grant made under the CNX Gas Equity Incentive Plan.

UNDERSTANDING OUR SUMMARY COMPENSATION AND

GRANTS OF PLAN-BASED AWARDS TABLES

Executive Summary of CONSOL Energy Plans and Agreements with Named Executive Officers

In addition to their base salary, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to various plans which have been adopted by the Corporation, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, stock options, restricted stock units and performance share units. Executive officers are also entitled to use of the Corporation’s owned and chartered aircraft, pursuant to certain terms and conditions set forth below. The executive officers of CNX Gas are entitled to similar awards. Each of these elements of compensation and the plans under which they are awarded are discussed below in greater detail.

Certain of our executive officers have executed agreements with the Corporation or its subsidiary, CNX Gas, entitling them to additional benefits aside from those available under our various plans. The following is a list of agreements relating to the compensation arrangements between the Corporation or CNX Gas and those individuals (each of which are discussed below in greater detail):

•	Employment Agreement with our Chief Executive Officer;

•	Letter Agreement with our President-Coal Group;

•	Letter Agreement with our General Counsel; and

•	Time Sharing Agreement with our Chief Executive Officer

Employment Agreement with our Chief Executive Officer

Mr. Harvey’s employment agreement has a term of three years, unless sooner terminated, and is automatically extended for additional one year terms thereafter. Under the employment agreement, Mr. Harvey received an initial annual base salary of $850,000. The employment agreement further provides that he is eligible to participate in an annual bonus plan on terms established from time to time by the Board. His annual target bonus under that plan will not be less than 100% of his then current base salary. During the term of the employment agreement, he is also eligible to participate in any Corporation long-term incentive plan, and in all employee benefit and fringe benefit plans and arrangements made available by the Corporation to its executives and key management employees upon the terms and subject to the conditions set forth in the applicable plan or arrangement.

The employment agreement provides, among other matters, that if our Chief Executive Officer resigns for good reason (as defined in the employment agreement) or is terminated without cause (as defined in the employment agreement) and in each such case he enters into a general release of claims reasonably satisfactory to us, he is entitled to receive, among other severance payments and benefits, an amount equal to two times his then current base salary and two times the target annual bonus amount (subject to his compliance with the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement). The confidentiality provisions survive the termination of his employment with us and the non-competition and non-solicitation provisions survive for a period of two years following the termination of his employment.

Additionally, the employment agreement provides our Chief Executive Officer with service credit for eleven additional years of service under the CONSOL Energy Employee Retirement Plan and our retiree medical plan, which benefits represent his years of service at PacifiCorp Energy Inc. and its affiliates; and provided further that if this credit cannot be provided under the CONSOL Energy Employee Retirement Plan, CONSOL Energy will provide these benefits under a supplemental retirement plan. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., amount owed to him at normal retirement age) from PacifiCorp Energy Inc. will be deducted from benefits paid by the Corporation to Mr. Harvey under the CONSOL Energy Retirement Restoration Plan or the CONSOL Energy Supplemental Retirement Plan, as applicable. Credited service was negotiated and agreed to with our Chief Executive Officer in 1997, as an inducement for him to leave PacifiCorp Energy Inc. and join our Corporation as its Chief Executive Officer, and was re-affirmed in the 2005 employment agreement.

For more information regarding Mr. Harvey’s employment agreement, see “Understanding our Change in Control and Employment Termination Tables” on page 65.

Letter Agreement with our President-Coal Group

In October 2002, the Corporation entered into an agreement with Mr. Lilly to induce him to join the Corporation. The agreement provides for:

•	an initial annual base salary of $380,000;

•	with respect to the Short-Term Plan, an annual compensation opportunity which was initially set at 65% of his base salary;

•	a stock option grant to purchase 80,000 shares of the Corporation’s common stock (vesting ratably over a four-year period);

•

participation in the Corporation’s severance pay plan based on the years of his total industry service with one week of pay under the plan equal to each full year of industry service with a maximum of 25 weeks; and

•	other benefits including, without limitation, a vehicle allowance, country club membership and standard employee benefits offered by the Corporation to its employees.

In addition, the Corporation agreed, as consideration for Mr. Lilly’s lost compensation resulting from his resignation from the board of directors of Penn Virginia Resources, LLC and of Penn Virginia Corporation (as a condition to his employment with the Corporation), to pay him $400,000 in four equal installments, with each installment to be made annually on the anniversary date of his employment with the Corporation commencing on October 28, 2003 and ending on October 28, 2006. Mr. Lilly is also entitled to credited service from August 1, 1977 with respect to retiree medical benefits under The CONSOL Energy Inc. Comprehensive Medical Expense Benefits Plan For Salaried Employees.

Letter Agreement with our General Counsel

Mr. Richey’s agreement provides for the following:

•	an annual base salary of $280,000;

•	an annual incentive compensation opportunity to earn up to 50% of his annual base salary;

•	participation in the Corporation’s Plan with an initial grant equal in fair market value to $300,000 on the grant date in the form of stock options and restricted stock units;

•	one year’s severance pay, in addition to all salary, compensation and benefits due; and

•	other benefits including a vehicle allowance and five weeks paid vacation per year.

CONSOL Energy Short-Term Incentive Compensation Plan

To be eligible for an annual award under the Short-Term Plan, a named executive must be an active, full-time, employee on December 31, have worked for at least three months of that same year and be an active employee on the date the annual award is distributed unless the named executive is an early, normal, or incapacity retiree then the named executive must only be an active, full-time employee on December 31.

The Short-Term Plan provides annual awards to our named executives (and other eligible employees) who receive cash payments in the event first, CONSOL Energy achieves a minimum net income threshold and second, the individual and/or CONSOL Energy performance targets are achieved for the applicable year. The Compensation Committee sets a minimum net income threshold for CONSOL Energy and, for 2007, the minimum net income threshold was set at $203,867,000 million. The minimum net income threshold for CONSOL Energy is based upon an annual budget developed by management which, after discussion and review with management, the Finance Committee of the Board and the Board approve. Subject to CONSOL Energy achieving the net income threshold described above, the award amounts to be paid under the Short-Term Plan are approved by the Board, in the case of our Chief Executive Officer, and by the Compensation Committee in consultation with our Chief Executive Officer, in the case of the other named executives. Compensatory payments under the Short-Term Plan are structured to comply with the short-term deferral exception under Section 409A of the Code. For more information regarding the Short-Term Plan, see “Compensation Discussion and Analysis” on page 23.

Stock Options Awarded under the CONSOL Energy Equity Incentive Plan

Our Plan permits the granting of options, both incentive stock options and non-qualified stock options, to purchase shares of CONSOL Energy common stock. Our Compensation Committee establishes the exercise price at the time each option is granted. The Plan provides that the option exercise price for each share covered by an option, including incentive and non-qualified options, must equal or exceed the fair market value of a share of CONSOL Energy common stock on the date the option is granted, and that the term of the option may not exceed ten years from the grant date. Accordingly, options are intended to be excepted from coverage under Section 409A of the Code.

The exercise price of options granted under the Plan may be paid for by cash, or its equivalent, or by exchanging shares of CONSOL Energy common stock (which are not the subject of any pledge or other security interest) with a fair market value on the exercise date equal to the aggregate exercise price of the options, or by a combination of the foregoing. Our Compensation Committee will determine whether in its discretion a participant may elect to pay all or any portion of the aggregate exercise price by having shares with a fair market value on the exercise date equal to the aggregate exercise price withheld by CONSOL Energy or sold by a broker-dealer.

Our Plan also provides that the Compensation Committee may provide in an award agreement for the automatic grant of a restoration option to a participant who delivers shares in payment of the exercise price of any option granted under our Plan, or in the event that the withholding tax liability arising upon exercise of any such option by a participant is satisfied through the withholding by CONSOL Energy of shares otherwise deliverable upon exercise of the option. A restoration option entitles the holder to purchase a number of shares equal to the number of such shares delivered or withheld upon exercise of the original option. A restoration option must have an exercise price of not less than 100% of the fair market value on the grant date. To date, the Compensation Committee has not granted any options with a restoration provision.

The Plan was recently amended to ensure compliance with Section 409A of the Code. The changes include clarifying eligible service recipients; the timing of distribution events, including upon separation from service; clarifying the timing and implementation of deferral elections; and, to the extent applicable, providing that the payment benefits will be subject to a six-month delay in the event a participant is a “specified employee” (within the meaning of Section 409A) at the time of termination. The amendments were not intended to materially increase the benefits payable under the Plan.

Restricted Stock Units Awarded under the CONSOL Energy Equity Incentive Plan

Restricted stock units are also be granted under our Plan. Our Compensation Committee determines the number of restricted stock units to be granted to each participant, the duration of such awards, the conditions under which the restricted stock units may be forfeited to CONSOL Energy, and the other terms and conditions of such awards. Restricted stock units are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service, and the timing and implementation of deferral elections must occur with rules prescribed by Section 409A of the Code.

Variable Long-Term Incentive Compensation Award under the CONSOL Energy Equity Incentive Plan

In 2005, the Compensation Committee developed a variable long-term incentive compensation award (which we call the “LTIC”), which was payable in stock options and restricted stock units in 2007 to our Chief Executive Officer, if he attained certain pre-determined performance goals in 2006. The payout of this award, made in February 2007 is included in the “Summary Compensation Table – 2007 and 2006” on page 39 and “Grants of Plan-Based Awards – 2007” on page 41.

The terms of this award provided that if at the time of the performance review of the Chief Executive Officer, the independent members of the Board determined that our Chief Executive Officer had achieved any of the pre-established performance goals during the performance period, the Chief Executive Officer would be entitled to a pro rata portion of the award. Additionally, our Board reserved the discretion to grant all or any portion of the award if any or none of the performance goals was achieved during the performance period. In February 2007, our Board determined that our Chief Executive Officer had met certain performance goals for 2006, and options and restricted stock units were granted to him under our Plan, and which grants are subject to the terms and conditions, including vesting restrictions, contained in the Corporation’s standard nonqualified stock option and restricted stock unitaward agreements. The Board’s assessment of our Chief Executive Officer’s 2006 performance in connection with determining the LTIC award amounts is described in the “Compensation Discussion and Analysis” section in CONSOL Energy’s proxy statement filed on March 30, 2007. Options are valued using the Black-Scholes option valuation methodology. The exercise price of any options and the value of any shares underlying restricted stock units issued in satisfaction of an equity award are based on the fair market value of our common stock on the grant date as provided under the terms of our Plan.

Long-Term Incentive Performance Program

The 2007 LTIP, as approved by the Board upon recommendation of the Compensation Committee, provides each named executive and the other executives with a number of performance share units, including dividend rights. The number of performance share units is equal to the target cash value of the award as so determined for an executive, divided by the average closing price of a share of CONSOL Energy’s common stock on the grant date. The performance share units represent a contingent right to receive one share of CONSOL Energy common stock to the extent such unit is earned and becomes payable pursuant to the terms of the LTIP. Compensatory payments under the 2007 LTIP are structured to comply with the short-term deferral exception under Section 409A of the Code.

The total number of performance share units ultimately earned, if any, by a named executive will be based on the following criteria (each weighted equally) over a three-year performance period:

•	total shareholder return compared to the companies in the peer group (set forth in “Compensation Discussion and Analysis” on page 23); and

•	CONSOL Energy’s cumulative EBITDA.

A determination of total stockholder return for the performance period described above will be calculated as follows: (i) a beginning point will be established for the Company and each company in the peer group which will be defined as one share of stock with a value equal to the average closing price as reported in The Wall Street Journal for the ten (10) business day period beginning on January 1, 2007 for each company, (ii) dividends paid for each company will be cumulatively added to the beginning point as additional shares of such company’s stock (using the closing price on the last business day of the month in which the record date for the dividend occurs as the basis for determining the number of shares to be added), (iii) an ending point will be defined and will include total units held for each company at such ending point multiplied by the average closing stock price as reported in The Wall Street Journal for the last ten (10) business days of the performance period for each company (if a “change in control” as defined in the Plan occurs, the ending point will be defined as the total units held at the ending time multiplied by the average of the closing price as reported in The Wall Street Journal for the ten (10) business days preceding the closing of the change in control transaction), (iv) total stockholder return will be expressed as a percentage and is calculated by dividing the ending point by the beginning point and then subtracting 1 from the result (each company, including CONSOL Energy, will be ranked in descending order by the total stockholder return so calculated), (v) the performance share units earned by a participant will be determined by multiplying the participant’s units initially granted by the applicable “Percent of Performance Share Units Earned” that corresponds to CONSOL Energy’s “Percentage Ranking in Total Stockholder Return” for the performance period, as shown in the schedule in the “Compensation Discussion and Analysis” on page 23.

CNX Gas Short-Term Incentive Compensation Plan

CNX Gas’ Short-Term Incentive Compensation Plan has a threshold level of net income which must be achieved for incentive payments to be made pursuant to the program. In 2007, CNX Gas’ compensation committee approved short-term incentive compensation awards for several individuals, including Mr. DeIuliis. CNX Gas’ compensation committee authorized the payment of an annual incentive (i.e., bonus) award to Mr. DeIuliis, which is set forth in the “Summary Compensation Table – 2007 and 2006” on page 39. For 2007, the threshold net income threshold was $75 million, which was achieved. If the threshold level of net income is achieved, incentive payments are paid with respect to the program based on:

•	corporate performance criteria consisting of safety, unit cost and production; and

•	the achievement of individual performance goals.

The actual bonuses earned are then determined by comparing CNX Gas’ actual performance during fiscal year 2007 against the target performance goals for each of the above mentioned criteria and the employee’s actual performance against his or her individual performance goals.

Stock Options Awarded under the CNX Gas Equity Incentive Plan

Stock options were granted to Mr. DeIuliis under CNX Gas’ equity incentive plan. The exercise price per share of each stock option award granted is the fair market value of CNX Gas’ common stock on the grant date. The options granted to the Mr. DeIuliis during 2005 vest in four equal installments on the first four anniversaries of the grant date while the options granted during 2006 vest in their entirety on the third anniversary of the grant date. Subject to the provisions of the particular option agreement and CNX Gas’ equity incentive plan, the holder of the option may exercise all or any part of the vested portion of the option at any time prior to the tenth anniversary of the grant date, which is the expiration date. See “CNX Gas Stock Options” on page 76 for a description of the employment termination, change in control and restrictive covenant provisions of the CNX Gas option agreements.

CNX Gas Long-Term Incentive Program under the CNX Gas Equity Incentive Plan

On October 11, 2006 and December 10, 2007, CNX Gas approved and adopted programs under CNX Gas’ equity incentive plan, each called the CNX Gas Long-Term Incentive Program. The performance share units represent a contingent right to receive a cash payment, determined by reference to the value of one share of CNX Gas’ common stock, if such performance share unit is earned and becomes payable pursuant to the terms of the program. The total number of performance share units earned, if any, by a participant is based on CNX Gas’ total shareholder return relative to the total shareholder return of each company in a peer group of companies for the period of October 11, 2006 to December 31, 2009, in the case of the 2006 awards, and January 1, 2008 to December 31, 2010, in the case of the December 2007 awards.

A determination of total stockholder return for each performance period will be calculated based on the same methodology as used by CONSOL Energy for its Long-Term Incentive Performance Program (as described in “Long-Term Incentive Performance Program” on page 45), except that the analysis will use the stock prices of CNX Gas and its peers, and the payout schedule will be as follows:

OUTCOME RELATIVE TO PEER GROUP

Level of Performance	Percentage Ranking in Total Stockholder Return	Percent of Performance Units Earned
Below Threshold	Below 25th percentile	0%

Threshold	25th percentile	50%

Target	50th percentile	100%

Outstanding	75th percentile	200%

Maximum	90th percentile or greater	250%

Note: Interpolation between points will be made on a straight line basis. Below the 25th percentile and above the 90th percentile, there will be no interpolation.

Any performance share units earned by a participant will be settled and paid in cash by CNX Gas or its affiliates, as applicable, with the amount calculated to be based on how well the CNX Gas’ stock price performs relative to its peers over the performance period.

Aircraft Policy

We have a policy titled the “Use of Corporate-Owned or Chartered Aircraft” (which we refer to as the “Aircraft Policy”). To best utilize the time of directors, executive officers, and members of management as well as due to potential security concerns, we own and charter aircraft for use by our directors, executives, members of management and their spouses in connection with business travel. To comply with applicable laws and prevent any abuse of this aircraft by having it used for personal reasons, we have instituted the Aircraft Policy. The policy sets forth the detailed procedures by which a person may use CONSOL Energy-owned aircraft and chartered aircraft including, without limitation, completing a request form which details the trip and a description of the business activities and accompanying persons and, in the case of CONSOL Energy-owned aircraft, the prior approval of our Chief Executive Officer for trips for which he is not present. In the case of flights on which our Chief Executive Officer is present, the flight manifest is approved by our Chief Financial Officer and Senior Vice President and General Counsel. The Aircraft Policy also informs any user of CONSOL Energy-owned or chartered aircraft that such use could result in imputed income, as a taxable employee benefit, to the director(s), executive(s) or member(s) of management under federal tax regulations relating to the non-business use of aircraft. In 2007, our Chief Executive Officer, in compliance with the Aircraft Policy, occasionally used the CONSOL Energy-owned or chartered aircraft for non-business reasons.

Time Sharing Agreement

On May 1, 2007, the Corporation entered into a Time Sharing Agreement (which we refer to as the “Time Sharing Agreement”) with Mr. Harvey. The Time Sharing Agreement provides that CONSOL Energy will, from time to time, lease its Gulfstream Aerospace G-II59 aircraft (the “Aircraft”) to Mr. Harvey with a flight crew for the operation thereof, as and when required by Mr. Harvey, so long as the Aircraft is not otherwise employed on behalf of the Corporation . Mr. Harvey’s use of the Aircraft will constitute a non-exclusive lease and the Time Sharing Agreement will only be applicable in instances in which the Corporation seeks partial reimbursement of Aircraft-related costs. Pursuant to the Time Sharing Agreement, Mr. Harvey has agreed that the rates to be charged for any particular flight (round-trip between Pittsburgh, Pennsylvania and Toronto, Canada) will be $1,500 unless otherwise modified by the Chairman of the Compensation Committee in compliance with the Time Sharing Agreement and applicable law. The Corporation has the right to charge Mr. Harvey on a flight-by-flight basis up to an amount which equals: (i) fuel, oil, lubricants, and other additives; (ii) travel expenses of the crew; (iii) hangar and tie-down costs away from the Aircraft’s base of operation; (iv) insurance obtained for the specific flight; (v) landing fees, airport taxes, and similar assessments; (vi) customs, foreign permit, and similar fees directly related to the flight, if applicable; (vii) in-flight food and beverages; (viii) passenger ground transportation; (ix) flight planning and weather contract services; and (x) an additional charge equal to 100% of the expenses listed in (i) above.

CONSOL Energy is also obligated to provide and maintain Aircraft third party aviation legal liability insurance under the Time Sharing Agreement, naming Mr. Harvey as an additional insured and to indemnify and agree to hold Mr. Harvey harmless from and against any and all liabilities, claims, demands, suits, judgments, damages, losses, costs and expenses (including reasonable legal expenses and attorneys’ fees) arising in connection with the Aircraft. The Corporation and Mr. Harvey will both have the right to terminate the Time Sharing Agreement with immediate effect upon written notice to the other party and the Time Sharing Agreement will automatically terminate upon the cessation of Mr. Harvey’s employment with us.

OUTSTANDING EQUITY AWARDS TABLES AT FISCAL YEAR-END - 2007

The following tables set forth all unexercised options, restricted stock units and performance share unit awards that have been awarded to our named executives by each of CONSOL Energy and CNX Gas (as applicable) and were outstanding as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year End for CONSOL Energy - 2007

Name	Option Awards							Stock Awards
	Number of Securities Underlying Un- exercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Awards Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (11)		Market Value of Shares or Units of Stock That Have Not Vested (12)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (13)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (12)
J. Brett Harvey	200	(1)	-		-	$15.090	3/1/2011	-		-	-	-
	200,000	(2)	-		-	$13.265	10/25/2011	-		-	-	-
	120,000	(3)	-		-	$6.805	9/10/2012	-		-	-	-
	240,200	(4)	-		-	$8.600	4/30/2013	-		-	-	-
	100,355	(5)	33,385	(5)	-	$15.390	4/27/2014	-		-	-	-
	60,568	(6)	60,368	(6)	-	$22.750	5/3/2015	-		-	-	-
	10,588	(7)	31,766	(7)	-	$32.785	2/24/2016	-		-	-	-
	32,829	(8)	98,489	(8)	-	$44.100	5/2/2016	-		-	-	-
	-		41,163	(9)	-	$34.850	2/20/2017	-		-	-	-
	-		136,352	(10)	-	$34.850	2/20/2017	135,761	(9)	$9,709,627	-	-
	-		-		-	-	-	-		-	45,624	$3,263,028
William J. Lyons	200	(1)	-		-	$15.090	3/1/2011	-		-	-	-
	50,200	(4)	-		-	$8.600	4/30/2013	-		-	-	-
	30,980	(5)	10,260	(5)	-	$15.390	4/27/2014	-		-	-	-
	11,308	(6)	11,108	(6)	-	$22.750	5/3/2015	-		-	-	-
	8,064	(8)	24,192	(8)	-	$44.100	5/2/2016	-		-	-	-
	-		28,071	(10)	-	$34.850	2/20/2017	-		-	-	-
	-		-		-	-	-	24,384		$1,743,944	-	-
	-		-		-	-	-	-		-	9,393	$671,787
Peter B. Lilly	200	(4)	-		-	$8.600	4/30/2013	-		-	-	-
	22,295	(5)	22,095	(5)	-	$15.390	4/27/2014	-		-	-	-
	20,934	(6)	20,736	(6)	-	$22.750	5/3/2015	-		-	-	-
	11,024	(8)	33,074	(8)	-	$44.100	5/2/2016	-		-	-	-
	-		38,692	(10)	-	$34.850	2/20/2017	-		-	-	-
	-		-		-	-	-	37,679		$2,694,802	-	-
	-		-		-	-	-	-		-	12,946	$925,898
Nicholas J. DeIuliis	-		5,840	(5)	-	$15.390	4/27/2014	-		-	-	-
	200	(6)	5,480	(6)	-	$22.750	5/3/2015	-		-	-	-
	-		-		-	-	-	3,645		$260,690	-	-
P. Jerome Richey	-		8,888	(6)	-	$22.750	5/3/2015	-		-	-	-
	-		8,204	(8)	-	$44.100	5/2/2016	-		-	-	-
	-		9,519	(10)	-	$34.850	2/20/2017	-		-	-	-
	-		-		-	-	-	9,273		$663,205	-	-
	-		-		-	-	-	-		-	3,185	$227,791

(1)	Options granted March 1, 2001 vest and become exercisable in their entirety on the first anniversary of the grant date.

(2)	Options granted October 25, 2001 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(3)	Options granted September 10, 2002 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted April 20, 2003 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vest and become exercisable in their entirety on the first anniversary of the grant date.

(5)	Options granted April 27, 2004 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vest and become exercisable in their entirety on the first anniversary of the grant date.

(6)	Options granted May 3, 2005 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vest and become exercisable in their entirety six months after the grant date.

(7)	Options granted February 24, 2006 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(8)	Options granted May 2, 2006 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(9)	Under the LTIC, Mr. Harvey’s option and restricted stock unit awards were granted on February 20, 2007 for 2006 performance. Mr. Harvey was granted 13,773 restricted stock units and options to purchase 41,163 shares of our common stock. The market value of the restricted stock units was $480,000 (which was determined by multiplying the closing market price of $34.85 of CONSOL Energy common stock on February 20, 2007 (the grant date) by the number of shares underlying the restricted stock unit award).

(10)	Options granted February 20, 2007 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(11)	Restricted stock units granted on April 27, 2004, May 3, 2005, February 24, 2006 and May 2, 2006 vest in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date. However, certain restricted stock units granted on April 27, 2004 and February 20, 2007 vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(12)	The market value for restricted stock units and performance share units was determined by multiplying the closing market price for CONSOL Energy common stock on December 31, 2007 ($71.52) by the number of shares underlying the restricted stock unit awards and performance share units.

(13)	This column shows the aggregate number of unvested performance shares as of December 31, 2007. The scheduled vesting date for each of the performance share awards granted in 2007 is January 1, 2007 through December 31, 2009, assuming the achievement of pre-established performance objectives. The performance share amounts presented for the 2007 performance share awards are based on achieving performance goals at target levels.

Outstanding Equity Awards At Fiscal Year End For CNX Gas - 2007

Name	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4)
J. Brett Harvey	-		-		-	-	-	-	-	-		-
William J. Lyons	-		-		-	-	-	-	-	-		-
Peter B. Lilly	-		-		-	-	-	-	-	-		-
Nicholas J. DeIuliis	140,740	(1)	140,741	(1)	-	$16.000	8/8/2015	-	-	-		-
	- -		162,768 -	(2)	- -	$28,500 -	4/28/2016 -	- -	- -	- 70,104	$	- 2,239,822
P. Jerome Richey	-		-		-	-	-	-	-	-		-

(1)	Options granted August 8, 2005 vest and become exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(2)	Options granted April 28, 2006 vest and become exercisable in their entirety on the third anniversary of the grant date.

(3)	Total number of performance share units reported in this column is based on achieving threshold performance goals. The 36,653 performance share unit awards vest, if earned, on December 31, 2009, and the 33,451 performance share unit awards vest, if earned, on December 31, 2010.

(4)	The values for the performance share unit awards were determined by multiplying the closing market price of CNX Gas common stock on December 31, 2007 ($31.95 per share) by the number of shares underlying the awards at a threshold performance level.

OPTION EXERCISES AND STOCK VESTED TABLE - 2007

The following table set forth information concerning each exercise of CONSOL Energy stock options and the vesting of restricted stock units of CONSOL Energy during the 2007 fiscal year.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting
J. Brett Harvey	40,000	$1,869,400	53,499	(1)	$2,250,262	(1)
William J. Lyons	51,500	$2,968,804	12,956	(2)	$549,102	(2)
Peter B. Lilly	164,190	$8,165,310	23,704	(3)	$1,003,728	(3)
Nicholas J. DeIuliis (5)	17,580	$514,652	8,085		$341,180
P. Jerome Richey	11,820	$311,555	2,567	(4)	$109,965	(4)

(1)	Mr. Harvey elected to defer 50% of his restricted stock unit award, granted on May 2, 2006, to be paid in a lump sum at the time of termination. Included in the above number are 5,382 shares valued at $230,834 at vesting that have been deferred.

(2)	Mr. Lyons elected to defer 50% of his restricted stock unit award, granted on April 27, 2004, and 100% of his restricted stock unit award, granted on May, 2, 2006 to be paid in a lump sum at the time of termination. Included in the above number are 6,754 shares valued at $286,471 at vesting that have been deferred.

(3)	Mr. Lilly elected to defer 100% of his restricted stock unit award, granted on May 2, 2006, to be paid in a lump sum at the time of termination. Included in the above number are 3,612 shares valued at $154,919 at vesting that have been deferred.

(4)	Mr. Richey elected to defer 100% of his restricted stock unit award, granted on May 2, 2006, to be paid in a lump sum at the time of termination. Included in the above number are 895 shares valued at $38,387 at vesting that have been deferred.

(5)	Mr. DeIuliis did not exercise any options to purchase CNX Gas common stock and has not received any grants of restricted stock units from CNX Gas.

PENSION BENEFITS TABLE

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and supplemental employee retirement plans (which we refer to as the CONSOL Energy Supplemental Retirement Plan), but excluding defined contribution plans.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)		Payments During Last Fiscal Year
J. Brett Harvey	CONSOL Energy Employee Retirement Plan CONSOL Energy Retirement Restoration Plan CONSOL Energy Supplemental Retirement Plan	10 20(2) 20(2)	$ $ $	190,554 3,221,570 1,870,861	- - -
William J. Lyons	CONSOL Energy Employee Retirement Plan CONSOL Energy Retirement Restoration Plan CONSOL Energy Supplemental Retirement Plan	32 31 20	$ $ $	746,707 1,738,184 45,232	- - -
Peter B. Lilly	CONSOL Energy Employee Retirement Plan CONSOL Energy Retirement Restoration Plan CONSOL Energy Supplemental Retirement Plan	5 4 5	$ $ $	93,780 293,777 415,603	- - -
Nicholas J. DeIuliis	CONSOL Energy Employee Retirement Plan CONSOL Energy Retirement Restoration Plan CNX Gas Employee Retirement Plan	15 16 2	$ $ $	110,571 0 7,019	- $606,305(3) -
P. Jerome Richey	CONSOL Energy Employee Retirement Plan CONSOL Energy Retirement Restoration Plan CONSOL Energy Supplemental Retirement Plan	2 1 3	$ $ $	15,121 4,170 217,076	- - -

(1)	Accumulated benefit computed through December 31, 2007 computed using FAS 87 assumptions as stated in the Form 10-K (Note 16 in the Form 10-K). This increase includes amounts which the named executive may not be entitled to receive such as unvested amounts.

(2)	Mr. Harvey’s employment agreement provides service credit for eleven additional years of service under the CONSOL Energy Employee Retirement Plan and under our supplemental retirement plans (up to a total maximum of twenty years under the CONSOL Energy Supplemental Retirement Plan) which represent his years of service at PacifiCorp Energy Inc. and its affiliates. Of the amounts shown above, $1,797,630 and $682,159 represent the benefit resulting from service credit provided to Mr. Harvey for his service at Pacificorp Energy Inc. under the CONSOL Energy Restoration Plan and CONSOL Energy Supplemental Retirement Plan, respectively. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., the amount owed to him at normal retirement age) from PacifiCorp Energy Inc. and its affiliates will be deducted from benefits paid by CONSOL Energy to Mr. Harvey under the CONSOL Energy Retirement Restoration Plan and the CONSOL Energy Supplemental Retirement Plan. Amounts shown have been reduced by amounts payable to Mr. Harvey by PacifiCorp Energy Inc. and its affiliates.

(3)	Includes payment of $199,353 for accrual through December 31, 2005 (paid January 30, 2007) resulting from Mr. DeIuliis’ election to be paid a lump sum for all benefits accrued through December 31, 2005 under the CONSOL Energy Retirement Restoration Plan and payment of $406,952 (paid August 24, 2007) for benefits that would have accrued in 2006 under the CONSOL Energy Retirement Restoration Plan in exchange for his entering into a letter agreement in which among other matters he agreed he had no further claim under this plan.

UNDERSTANDING OUR PENSION BENEFITS TABLE

Executive Summary of CONSOL Energy Pension Plans

This section provides information regarding the Corporation’s retirement programs, which include the following:

•	CONSOL Energy Employee Retirement Plan;

•	CONSOL Energy Retirement Restoration Plan;

•	CONSOL Energy Supplemental Retirement Plan; and

•	CNX Gas Employee Retirement Plan.

CONSOL Energy Employee Retirement Plan (the “Pension Plan”)

The Pension Plan is a defined benefit plan that pays retirement benefits based on years of service and compensation. It is a qualified plan, meaning that it is subject to a variety of IRS rules. These rules contain various requirements on coverage, funding, vesting, and the amount of compensation that can be taken into account in calculating benefits. The Pension Plan has a fairly broad application across the employee population, and forms a part of the general retirement benefit program available to employees.

Eligibility

Full-time (or those who have completed 1,000 or more hours of service during a twelve-month consecutive period beginning on the employment date), salaried, production and maintenance and operations and maintenance employees who have completed five years of employment with the Corporation, earn the right to receive benefits upon retirement at the normal retirement age of 65. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Payment under the Pension Plan may not commence prior to age 50 except in the event of an incapacity retirement as described below.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while engaged in employment with CONSOL Energy or CNX Gas) are eligible for an incapacity retirement resulting in an unreduced benefit, payable in the form of an annuity, commencing the month following termination. Messrs. Harvey and Lyons would have been eligible for incapacity retirement under the Pension Plan as of December 31, 2007 if they had incurred a qualifying disability on or prior to that date.

Separation Retirement

Employees who terminate employment with five years or more of service prior to attaining age 50 or have attained age 50 but have fewer than ten years of service upon termination qualify for a separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for age beginning at age 50, or the full benefit may be paid at age 65. Messrs. DeIuliis and Lilly are currently eligible for separation retirement under the Pension Plan, however, Mr. DeIuliis would not be entitled to payment until he attained age 50. Mr. Richey will be eligible for Separation Retirement once he attains five years of service.

Early Retirement

Employees who have completed ten or more years of service with the Corporation and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin payment the first of any month up to age 65, subject to a reduction for age as mentioned above. Messrs. Harvey and Lyons are eligible for early retirement under the Pension Plan.

Normal Retirement

Employees who terminate employment with five or more years of service and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the named executives qualify for normal retirement under the Pension Plan as of December 31, 2007.

Form of Payment

The portion of accrued pension benefit earned under the Pension Plan as of December 31, 2005 may be elected to be paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits for salaried employees under the Pension Plan, as amended, are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years, which is referred to as the covered compensation. Average monthly pay for this purpose includes regular compensation but excludes compensation in excess of limits imposed by the federal income tax laws. Such covered compensation is reflected in the “Salary” column of the Summary Compensation Table (up to $225,000). Prior to January 1, 2006, pension benefits under the Pension Plan were based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Corporation’s Short-Term Plan not in excess of limits imposed by the federal income tax laws, which limits the amount of annual benefits which may be payable from the qualified pension trust. Retirement benefits provided under the Pension Plan in excess of these limitations are paid from the Corporation’s general revenues under the separate, non-funded, non-qualified Pension Plans, which are described below.

CNX Gas Employees

Compensation earned by employees of CNX Gas on and after January 1, 2006 is included in determining the employee’s final average compensation for purposes of calculating retirement benefits attributable to service earned prior to January 1, 2006 under the Pension Plan, to the extent that the final average compensation does not increase by more than 4.25% per year from January 1, 2006 onward. Any benefits that are attributable to this prior service due to increases in the final average compensation earned on and after January 1, 2006 in excess of the 4.25% per year threshold, not in excess of limits imposed by federal income tax laws, are paid under the CNX Gas Employee Retirement Plan. This applies only to those CNX Gas employees who were previously employed by CONSOL Energy prior to August 1, 2004 and who are otherwise eligible to participate in the Pension Plan. Mr. DeIuliis is eligible for this additional compensation growth under the Pension Plan. Years of service earned on or after January 1, 2006 by employees of CNX Gas who are members of the Pension Plan are used in determining eligibility for early, incapacity and separation retirement and when calculating early reduction factors for payments commencing prior to age 65. For additional information on the CNX Gas retirement plan, please see “CNX Gas Employee Retirement Plan” on page 56.

CONSOL Energy Retirement Restoration Plan (the “Restoration Plan”)

The Restoration Plan is an unfunded deferred compensation plan maintained by the Corporation for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. The Corporation established this plan in order to attract and maintain persons that the Corporation considered to be important to its success by providing retirement benefits that are not restricted by the artificial limits imposed by the Code. The reasons for the existence of this plan, and the reasons that changes were made to this plan, are also discussed above in the “Compensation Discussion and Analysis” on page 23.

In December 2006, the Board authorized amendments which froze the Restoration Plan effective December 31, 2006 for CONSOL Energy employees and December 31, 2005 for CNX Gas employees. After that date, no existing participant accrues benefits and no compensation or service is counted for purposes of the Restoration Plan. A participant’s benefit is calculated as of that date with reference to the participant’s benefits under the Pension Plan as of that date.

To comply with Section 409A of the federal income tax laws, the Restoration Plan was further amended to provide that all distributions of benefits accrued and vested under the plan as of December 31, 2006, and through December 31, 2005 for CNX Gas employees, will be paid in a lump sum, which will be paid no later than 30 days following the later to occur of the end of the month following the month in which the participant turns age 50 or the end of the month following the month in which the participant incurs a separation of service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Pension Plan), based on a participant’s benefit being initially expressed as a single life annuity payable commencing on such participant’s normal retirement date.

Payment under the plan may not commence prior to age 50 except in the event of an incapacity retirement or under a termination due to a change in control. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. The Restoration Plan provides the same types of retirement options as described above for the Pension Plan. Messrs. Harvey and Lyons are eligible for early retirement under the Restoration Plan. Mr. Lilly is eligible for separation retirement under the Restoration Plan. Mr. Richey will be eligible for separation retirement under the Restoration Plan once he attains five years of service. In addition, CNX Gas employee participants were also eligible to elect to receive in 2007 lump sum payments of accrued benefits. Mr. DeIuliis made this election and is no longer entitled to any benefits under the Restoration Plan.

CONSOL Energy Supplemental Retirement Plan

On December 5, 2006, the Corporation’s Board approved and adopted the CONSOL Energy Supplemental Retirement Plan, effective January 1, 2007. Certain modifications were made to the CONSOL Energy Supplemental Retirement Plan which became effective December 4, 2007. The CONSOL Energy Supplemental Retirement Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The CONSOL Energy Supplemental Retirement Plan is an unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CNX Gas’ employees do not participate in the CONSOL Energy Supplemental Retirement Plan.

Thus, the currently-employed named executives, other than Mr. DeIuliis, and other eligible individuals are participants in the CONSOL Energy Supplemental Retirement Plan.

We established this Plan in order to attract and maintain persons that we considered to be important to our success by providing benefits that are not restricted by the artificial limits imposed by the federal income tax laws. The reasons for this Plan and the general change in the manner in which supplemental retirement compensation is described in the “Compensation Discussion and Analysis” on page 23.

The Compensation Committee has reserved the right to terminate a participant’s participation in the CONSOL Energy Supplemental Retirement Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the CONSOL Energy Supplemental Retirement Plan’s basic eligibility standards, the participant’s participation in the CONSOL Energy Supplemental Retirement Plan (and right to accrue any benefits under it) will terminate automatically, with no further action required. Final average compensation and years of service will be determined at this time.

The amount of each participant’s benefit as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction” as calculated on the participant’s date of employment termination with the Corporation. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the Corporation’s Short-Term Plan) while employed by the Corporation or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and with a denominator of 20. The service fraction can never exceed one.

The benefit described above will be reduced by a participant’s age 65 vested benefits (including benefits which have been paid or are payable in the future (converted to an annual amount)) under: (a) the Pension Plan; (b) the

Restoration Plan; and (c) any other plan or arrangement providing retirement type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the CONSOL Energy Supplemental Retirement Plan.

No benefit will be vested under the CONSOL Energy Supplemental Retirement Plan until a participant has five years of service with the Corporation or its participating subsidiaries while the participant meets the eligibility standards in the plan. For a description of the effect of employment termination or change in control upon a participant’s right to benefits under the CONSOL Energy Supplemental Retirement Plan, see “Understanding Our Change in Control and Employment Termination Tables” on page 65.

Benefits under the CONSOL Energy Supplemental Retirement Plan will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50; or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced, as necessary (using assumptions specified in the Pension Plan). The CONSOL Energy Supplemental Retirement Plan was recently amended to ensure compliance with Section 409A of the Code. The changes include clarifying the timing of distribution events, including upon separation from service, and, to the extent applicable, providing that the payment benefits will be subject to a six-month delay in the event the participant is a “specified employee” (within the meaning of Section 409A) at the time of termination. The amendments were not intended to materially increase the benefits payable under the CONSOL Energy Supplemental Retirement Plan.

CNX Gas Employee Retirement Plan

CNX Gas established pension benefits for salaried employees under the CNX Gas Employee Retirement Plan which are very similar to the benefits these employees had under the Pension Plan. The benefits are calculated based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years, which is referred to as the covered compensation. Average monthly pay for this purpose includes regular compensation but excludes compensation in excess of limits imposed by the Code. Such covered compensation is reflected in the “Salary” column of the Summary Compensation Table (up to $225,000).

The portion of accrued pension benefit earned under the CNX Gas Retirement Plan is payable in the form of a single life annuity, 50% joint and survivor annuity or 100% joint and survivor annuity. Payment under the CNX Gas Employee Retirement Plan may not commence prior to age 50 except in the event of an incapacity retirement. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. The CNX Gas Employee Retirement Plan provides the same type of retirement options as described above for the Pension Plan. Mr. DeIuliis is eligible for separation retirement under the CNX Gas Employee Retirement Plan. Compensation earned by employees of CNX Gas on and after January 1, 2006 is included in determining the employee’s final average compensation for purposes of calculating retirement benefits attributable to service earned prior to January 1, 2006 under the Pension Plan, to the extent that the final average compensation does not increase by more than 4.25% per year from January 1, 2006 onward. Any benefits that are attributable to this prior service due to increases, not in excess of limits imposed by federal income tax laws, in the final average compensation earned on and after January 1, 2006 in excess of the 4.25% per year threshold are paid under the CNX Gas Employee Retirement Plan. This applies only to those CNX Gas employees who were previously employed by CONSOL Energy prior to August 1, 2004 and eligible to participate in the Pension Plan. Mr. DeIuliis is eligible for this additional compensation growth under the Pension Plan.

NONQUALIFIED DEFERRED COMPENSATION TABLE - 2007

Name and Principal	Contributions in Last FY		Registrant Contributions in Last FY	Aggregate Earnings in Last FY		Aggregate Withdrawals/Distributions	Aggregate Balance at Last FYE(6)
J. Brett Harvey	-		-	$600,235	(2)(3)	-	$1,547,197
Williams J. Lyons	-		-	$672,561	(2)(4)	-	$1,737,650
Peter B. Lilly	-		-	$402,972	(2)(5)	-	$1,038,910
Nicholas J. DeIuliis	-		-	-		-	-
P. Jerome Richey	$110,997	(1)	-	$168,703	(2)(7)	-	$247,890

(1)	Mr. Richey elected to defer until retirement, 100% (or 3,185 restricted stock units) of a restricted stock award granted to him on February 20, 2007.

(2)	Under our Plan, in the event the Corporation declares a cash dividend, the restricted stock units are automatically increased in connection with the associated dividend equivalent rights. The amount shown reflects the expense calculated on the dividend equivalent rights based on our closing stock price on the dividend payment date. The dividend amounts for each of the executives were as follows: $6,510 (Mr. Harvey); $6,231 (Mr. Lyons); $4,311 (Mr. Lilly); and $1,599 (Mr. Richey). The remaining amount consists of stock price appreciation (or depreciation).

(3)	Mr. Harvey elected to defer until retirement, 50% (or 21,372 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006.

(4)	Mr. Lyons elected to defer until retirement, 100% (or 10,500 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006 and 50% (or 13,279 restricted stock units) of a restricted stock award granted to him on April 27, 2004.

(5)	Mr. Lilly elected to defer until retirement, 100% (or 14,354 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006.

(6)	The financial statement expense relating to the deferred restricted stock unit awards is included in the Summary Compensation Table under the “Stock Awards” column. The amount for Mr. Harvey shown in the 2006 row relating to his May 2,2006 award is $952,780. The amount for Mr. Lyons shown in the 2006 row relating to his April 27, 2004 and May 2, 2006 award is $528,772 and shown in the 2007 row relating to his April 27, 2004 award is $40,761. The amount for Mr. Lilly shown in the 2006 row relating to his May 2, 2006 award is $159,951 and shown in the 2007 row relating to his May 2, 2006 award is $158,252. The amount for Mr. Richey shown in the 2007 row relating to his May 2, 2006 award is $39,271 and $37,000 relating to the February 20, 2007 award.

(7)	Mr. Richey elected to defer until retirement, 100% (or 1,781 restricted stock units) of a restricted stock unit award granted to him on May 2, 2006.

UNDERSTANDING OUR DEFERRED COMPENSATION TABLE

Our Plan permits the granting of restricted stock units (with associated dividend equivalent rights). A person may, within 30 days prior to receipt of a grant, file a deferral election with us pursuant to which the recipient may elect to defer the issuance of each annual share installment which vests under his or her award or 50% of each installment until 5 years from the grant date, termination of employment or upon a “change in control.” The dividend equivalent rights associated with our restricted stock unit awards automatically increase the number of shares underlying a restricted stock unit award when we declare and pay a regular cash dividend on our common stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL TABLES

The following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including without limitation resignation, severance, retirement or a constructive termination of a named executive, or a “change in control” of CONSOL Energy or CNX Gas, in the case of Mr. DeIuliis, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below. For the currently employed named executives, the amounts in each table represent the total amount of benefits “payable” to an individual assuming an employment termination or change in control occurred on December 31, 2007. A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 23 and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42. The footnotes to the tables describe the assumptions that were used.

J. Brett Harvey*

Executive Benefits and Payments Upon Termination	Early Retirement	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	$2,000,000	-	-	-	$3,000,000
Short-term Incentive(2)	$1,000,000	$1,000,000	$2,000,000	-	$1,000,000	$1,000,000	$4,196,421
Severance Pay(3)	-	-	-	-	-	-	-
Long-Term Incentive Compensation:(4)
CONSOL Energy Options: Unvested	$15,258,547	$15,258,547	$15,258,547	-	$15,258,547	$15,258,547	$15,258,547
CONSOL Energy Restricted Stock Units: Unvested	$9,709,627	$9,709,627	$9,709,627	-	$9,709,627	$9,709,627	$9,709,627
CONSOL Energy Performance Share Units: Unvested	$3,263,028	$3,263,028	$3,263,028	-	$3,263,028	$3,263,028	$3,263,028
Benefits and Perquisites:
Outplacement service	-	-	$25,000	-	-	-	$25,000
Retiree medical benefits(5)	$62,084	$62,084	$62,084	$62,084	$31,042	$62,084	$62,084
401(k) payment	-	-	-	-	-	-	$40,500
CONSOL Energy Employee Retirement Plan(6)	$283,698	$368,693	$283,698	$283,698	$113,210	$283,698	$283,698
CONSOL Energy Restoration Plan(7)	$5,716,159	$6,972,668	$5,716,159	$5,716,159	$2,442,424	$5,716,159	$6,112,613
CONSOL Energy Supplemental Retirement Plan(8)	$2,078,707	$3,535,413	$2,078,707	-	$1,912,145	$3,530,413	$7,066,785
Accrued Vacation Pay(9)	$96,154	$96,154	$96,154	$96,154	$96,154	$96,154	$96,154
Disability Benefits(10)	-	-	-	-	-	-	-
Basic Life Insurance(11)	-	-	-	-	$1,000,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	$9,673,717
Total:	$37,468,004	$40,266,214	$40,493,004	$6,158,095	$34,836,177	$38,919,710	$58,788,174

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

William Lyons*

Executive Benefits and Payments Upon Termination	Early Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	-	-	-	-	$910,000
Short-term Incentive(2)	$295,750	$295,750	$295,750	-	$295,750	$295,750	$910,000
Severance Pay(3)	-	-	$218,750	-	-	-	-
Long-Term Incentive Compensation:(4)
CONSOL Energy Options: Unvested	$2,810,339	$2,810,339	$2,810,339	-	$2,810,339	$2,810,339	$2,810,339
CONSOL Energy Restricted Stock Units: Unvested	$1,743,944	$1,743,944	$1,743,944	-	$1,743,944	$1,743,944	$1,743,944
CONSOL Energy Performance Share Units: Unvested	$671,787	$671,787	$671,787	-	$671,787	$671,787	$671,787
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Retiree medical benefits(5)	$92,391	$92,391	$92,391	$92,391	$46,195	$92,391	$92,391
401(k) payment	-	-	-	-	-	-	$27,000
CONSOL Energy Employee Retirement Plan(6)	$1,161,142	$1,254,925	$1,161,142	$1,161,142	$460,505	$1,161,142	$1,161,142
CONSOL Energy Restoration Plan(7)	$3,035,290	$3,293,593	$3,035,290	$3,035,290	$1,266,797	$3,035,290	$3,038,828
CONSOL Energy Supplemental Retirement Plan(8)	$48,846	$88,238	$48,846	-	$45,549	$74,472	$1,908,942
Accrued Vacation Pay(9)	$43,750	$43,750	$43,750	-	$43,750	$43,750	$43,750
Disability Benefits(10)	-	-	-	-	-	-	-
Basic Life Insurance(11)	-	-	-	-	$858,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	$2,359,907
Total:	$9,903,239	$10,294,717	$10,121,989	$4,288,823	$8,252,616	$9,928,865	$15,703,030

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Peter Lilly*

Executive Benefits and Payments Upon Termination	Separation Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	-	-	-	-	$1,471,250
Short-term Incentive(2)	-	-	-	-	-	-	$1,437,500
Severance Pay(3)	-	-	$282,933	-	-	-	-
Long-Term Incentive Compensation: (4)
CONSOL Energy Options: Unvested	-	-	-	-	$4,577,212	-	$4,577,212
CONSOL Energy Restricted Stock Units: Unvested	-	-	-	-	$2,694,802	-	$2,694,802
CONSOL Energy Performance Share Units: Unvested	-	-	-	-	$925,898	$308,633	$925,898
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Retiree Medical Benefits(5)	$58,251	$58,251	$58,251	$58,251	$29,125	$58,251	$58,251
401(k) payment	-	-	-	-	-	-	$33,750
CONSOL Energy Employee Retirement Plan(6)	$103,904	$103,904	$103,904	$103,904	$42,843	$103,904	$103,904
CONSOL Energy Restoration Plan(7)	$365,257	$365,257	$365,257	$365,257	$155,107	$365,257	$397,770
CONSOL Energy Supplemental Retirement Plan(8)	$448,288	$679,740	$448,288	-	$418,296	$679,740	$1,672,108
Accrued Vacation Pay(9)	-	-	$56,587	-	$56,587	-	$56,587
Disability Benefits(10)	-	-	-	-	-	$257,717	-
Basic Life Insurance(11)	-	-	-	-	$1,000,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	$2,637,629
Total:	$975,700	$1,207,152	$1,315,220	$527,412	$9,909,870	$1,773,502	$16,091,661

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Nicholas DeIuliis*

Executive Benefits and Payments Upon Termination	Separation Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination for Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation
Base Salary	-	-	-	-	-	-	$1,300,000
Short-term Incentive(2)	-	-	-	-	-	-	$1,455,833
Severance Pay(3)	-	-	$170,000	-	-	-	-
Long-Term Incentive Compensation: (4)
CONSOL Energy Options: Unvested	-	-	-	-	$595,059	-	$595,059
CONSOL Energy Restricted Stock Units: Unvested	-	-	-	-	$260,690	-	$260,690
CNX Gas Options: Unvested	-	-	-	-	$2,806,369	-	$2,806,369
CNX Gas Long-Term Incentive Plan: Performance Share Units	-	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Estimated premiums for continued life/medical/dental benefits	-	-	-	-	-	-	$24,360
401(k) payment	-	-	-	-	-	-	$33,750
CONSOL Energy Employee Retirement Plan(6)	-	-	-	-	-	-	-
CONSOL Energy Restoration Plan(7)	-	-	-	-	-	-	-
CNX Gas Employee Retirement Plan(6)	-	-	-	-	-	-	-
Accrued Vacation Pay(9)	-	-	$50,000	-	$50,000	-	$50,000
Disability Benefits(10)	-	-	-	-	-	$1,907,366	-
Basic Life Insurance(11)	-	-	-	-	$900,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	$1,205,290
Total:	-	-	$220,000	-	$4,622,118	$1,907,366	$7,756,351

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

P. Jerome Richey*

Executive Benefits and Payments Upon Termination	Separation Retirement	Incapacity Retirement (with a social security disability)	Termination Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control(1)
Compensation:
Base Salary	-	-	$350,000	-	-	-	$700,000
Short-term Incentive(2)	-	-	$225,000	-	-	-	$450,000
Severance Pay(3)	-	-	$20,192	-	-	-	-
Long-Term Incentive Compensation: (4)
CONSOL Energy Options: Unvested	-	-	$1,007,483	-	$1,007,483	-	$1,007,483
CONSOL Energy Restricted Stock Units: Unvested	-	-	$663,205	-	$663,205	-	$663,205
CONSOL Energy Performance Share Units: Unvested	-	-	$227,791	-	$227,791	$75,930	$227,791
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	-	$25,000
Estimated premiums for continued life/medical/dental benefits	-	-	-	-	-	-	$19,488
401(k) payment	-	-	-	-	-	-	$27,000
CONSOL Energy Employee Retirement Plan(6)	-	-	-	-	-	-	-
CONSOL Energy Restoration Plan(7)	-	-	-	-	-	-	-
CONSOL Energy Supplemental Retirement Plan(8)	-	-	-	-	-	-	$637,881
Accrued Vacation Pay(9)	-	-	$33,654	-	$33,654	-	$33,654
Disability Benefits(10)	-	-	-	-	-	$1,017,246	-
Basic Life Insurance(11)	-	-	-	-	$660,000	-	-
Funeral Allowance(12)	-	-	-	-	$10,000	-	-
280G Tax Gross-up(13)	-	-	-	-	-	-	$1,048,603
Total:	-	-	$2,527,325	-	$2,602,133	$1,093,176	$4,840,105

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

(1)	If a change in control occurred and the executive’s employment did not terminate, the named executive would be entitled to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of a “change in control.”

(2)	The amount shown for the “short-term incentive” compensation, other than for the change in control, is the target bonus for which the executive was eligible for during the period ended December 31, 2007. In the event of a change in control, each named executive, pursuant to his change in control agreement, would be entitled to a pro rated payment of his “short-term incentive” compensation based upon the length of service during the year in which the termination occurs. Using the assumption that a change in control occurred at year-end, the executive essentially would have already earned the short-term incentive award and we have not, therefore, reflected this amount in the table. Assuming a target payout for 2007 and a change in control at year-end, each individual would receive—in addition to the amount shown in the table - the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards. In the event of a termination not for cause or a termination for good reason, Mr. Harvey would also be entitled to the pro rated payment of his “short-term incentive” compensation for the year in which the termination occurs pursuant to his employment agreement, and assuming a target payout for 2007, he would receive the amount set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards.

(3)	The CONSOL Energy Inc. Severance Pay Plan for Salaried Employees, provides 1 week of severance for every year of service up to a maximum of 25 weeks. The letter agreement with Mr. Lilly gives him credit for years of industry service. All of the executive officers are entitled to 25 weeks of severance, other than Messrs. Harvey, DeIuliis and Richey who are entitled to 9 weeks, 16 weeks and 3 weeks, respectively, of severance.

(4)	The values for long-term incentive compensation represent the value of the unvested CONSOL Energy stock options, CONSOL Energy restricted stock units, CONSOL Energy performance share units and/or CNX Gas stock options and performance share units (as applicable), which would, in the case of death or change in control, accelerate and vest and in all other termination scenarios would continue to vest according to the vesting schedule. The value of the CONSOL Energy unvested options and restricted stock units and performance share units was calculated using a closing market price of $71.52 for CONSOL Energy, and the value of the CNX Gas unvested options was calculated using a closing market price of $31.95. In the event that a participant’s employment in CNX Gas terminates due to death or disability, the participant is entitled to a prorated portion of the performance share units, based on the ratio of the number of complete months the participant was employed or served during the relevant period to the total number of months in the relevant period; full payment is due upon a change in control. However, as of December 31, 2007, total shareholder return performance was below threshold and accordingly no payment would have been due.

•

In the event of a termination as a result of a reduction in force (as determined by CNX Gas in its sole discretion), Mr. DeIuliis would be entitled to retain his unvested CNX Gas options which would continue to vest and become exerciseable in accordance with the ordinary vesting schedule, resulting in a value of $2,806,369 to Mr. DeIuliis.

(5)	Messrs. Harvey, Lyons and Lilly are entitled to receive retiree medical benefits under The CONSOL Energy Inc. Comprehensive Medical Expense Benefits Plan For Salaried Employees.

•

Mr. Lilly is entitled to credited service from August 1, 1977 with respect to retiree medical benefits under The CONSOL Energy Inc. Comprehensive Medical Expense Benefits Plan For Salaried Employees, and he is also entitled to $58,251 in the event of a voluntary termination (which amount is not reflected in the table, but constitutes the present value of his potential benefit).

•

Additionally, Mr. Harvey’s employment agreement provides service credit for eleven additional years of service under The CONSOL Energy Inc. Comprehensive Medical Expense Benefits Plan for Salaried Employees, which represents his years of service at PacifiCorp Energy Inc. and its affiliates.

(6)	Amounts represent the present value of accumulated benefit computed through December 31, 2007 payable January 1, 2008 using FAS 87 assumptions as stated in Note 16 to the Form 10-K. Amounts shown for Incapacity Retirement represent the unreduced benefit otherwise payable at age 65 for Messrs. Harvey and Lyons. Entire amount shown for Incapacity Retirement for Mr. Lilly is due to benefit earned under Separation Retirement. Amounts shown for death represent the Surviving Spouse Benefit under the Pension Plan and, in the case of Messrs. DeIuliis, the CNX Gas Retirement Plan payable in the form of an annuity to the spouse commencing the month following death if the employee had attained age 50 or the month following the month the deceased would have attained age 50. In the event of Separation Retirement, Mr. DeIuliis has accrued vested benefits under the CONSOL Energy Employee Retirement Plan of $110,571 and under the CNX Gas Employee Retirement Plan of $7,019, which amounts are not payable until he attains age 50. Mr. Richey has less than five years of service as of December 31, 2007 therefore no benefits are vested as of this date.

(7)	Amounts represent the lump sum actuarial equivalent value of the accumulated benefit computed through December 31, 2007 for Messrs. Harvey, Lyons and Lilly, in each case computed using the PBGC rate in effect January 1, 2008 and assumed mortality in accordance with the 1971 Group Annuity Mortality Table set back two years. See “CONSOL Energy Retirement Restoration Plan” on page 54 for a discussion on mandatory form of payment for the plan. Amounts shown for Incapacity Retirement represent the unreduced benefit otherwise payable at age 65. Entire amount shown for Incapacity Retirement for Mr. Lilly is due to benefit earned under Separation Retirement. Amounts shown for death represent the Surviving Spouse Benefit under the Restoration Plan payable in the form of a lump sum payable the month following death if the employee had attained age 50 or the month following the month the deceased would have attained age 50. Amounts shown for termination under a change in control represent the full value payable at December 31, 2007.

(8)	Amounts represent the present value of accumulated benefit computed through December 21, 2007 payable January 1, 2008 using FAS 87 assumptions as stated in Note 16 to the Form 10-K except for amounts shown for termination under a change in control which represent the lump sum actuarial equivalent value of accumulated benefits through December 31, 2007 using the PBGC rate in effect January 1, 2008 and assumed mortality in accordance with the 1971 Group Annuity Mortality Table set back two years. See “CONSOL Energy Supplemental Retirement Plan” on page 55 for a discussion on mandatory forms of payment for the plan. Amounts shown for Incapacity Retirement and Disability represent the unreduced benefit otherwise payable at age 65. Amounts shown for death represent the benefit payable to the Participant’s Beneficiary for a guaranteed twenty year term determined as if the Participant had separated from service immediately prior to his death. Amounts shown for termination under a change of control represent the full value payable at December 31, 2007. Of the amount shown $2,078,707 and $48,846 represent the amount due to benefit earned under Early Retirement for Messrs. Harvey and Lyons respectively and $448,288 represents the amount due to benefit earned under Separation Retirement for Mr. Lilly. Mr. Richey has less than five years of service as of December 31, 2007 therefore no benefits are vested as of this date, except in the case of a change in control where benefits vest immediately.

(9)	Accrued Vacation is paid when an employee retires under a normal, early or incapacity retirement, or is terminated because of a reduction in force or dies. Each of the executives is entitled to 5 weeks of accrued vacation pay.

(10)	Disability benefits are paid up until age 65 at 60% of base salary in all cases except Mr. Richey whose benefits are paid at 70% of base salary pursuant to his election, and are offset by the amount of any social security disability benefits and retirement benefits received.

(11)	Basic life insurance is provided to the executive payable at two times base salary (with a maximum total benefit of $1,000,000).

(12)	A fixed amount of $10,000 is provided as an allowance for funeral expenses.

(13)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, and reasonable compensation analyses. Assumptions used in the Proxy Statement include:

•	Marginal federal, Pennsylvania state and FICA tax rates of 35%, 3.07% and 1.45%, respectively;

•	Any payments with respect to the 2007 bonus were not contingent on the change-in-control (and thus, not required to be included in the calculation);

•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and

•

We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to Mr. Harvey and CNX Gas executives was reasonable compensation for services prior to the change of control.

UNDERSTANDING OUR CHANGE IN CONTROL AND EMPLOYMENT TERMINATION TABLES

Executive Summary Regarding CONSOL Energy Agreements and/or Programs with Change of Control Provisions

This section provides information regarding the following Corporation agreements and/or programs which provide for benefits to be paid to named executives, in connection with employment termination and/or a change in control of the Corporation or, with respect to Mr. DeIuliis, CNX Gas:

•	Employment Agreement with our Chief Executive Officer;

•	CONSOL Energy Change in Control Agreements;

•	CONSOL Energy Stock Options;

•	CONSOL Energy Restricted Stock Units;

•	CONSOL Energy Long-Term Incentive Program;

•	CONSOL Energy Supplemental Retirement Plan;

•	CONSOL Energy Severance Pay Plan for Salaried Employees;

•	CNX Gas Change in Control Agreements;

•	CNX Gas Long-Term Incentive Programs; and

•	CNX Gas Stock Options.

The severance provisions of Mr. Richey’s letter agreement with the Corporation are described in this Proxy Statement in “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42.

Employment Agreement with our Chief Executive Officer

As previously discussed in the “Compensation, Discussion and Analysis” on page 23 and “Understanding our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42, Mr. Harvey has an employment agreement with CONSOL Energy.

If Mr. Harvey resigns for “good reason” (as defined below) or is terminated without “cause” (as defined below), and in each case he enters into a general release of claims reasonably satisfactory to the Corporation, he is entitled to receive severance payments in the form of:

•	his then current base salary through the date of termination and any annual bonus awarded in accordance with the Corporation’s bonus program but not yet paid;

•

an amount equal to two times his then current base salary and two times the target annual bonus amount (provided that Mr. Harvey has not breached the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement);

•	payment of the pro-rata portion of his target bonus in the year of termination;

•	payment of all accrued but unused vacation time;

•	payment for reasonable outplacement assistance services for seeking other employment; and

•	reimbursement for business expenses incurred prior to such termination.

These amounts are to be paid in a single lump sum within 10 days after the date of termination, provided that no amount will be paid until expiration of the seven day statutory revocation period with respect to the release described above. If Mr. Harvey’s employment is terminated as a result of a termination of employment as specified in the immediately preceding sentence, he and his dependents will continue to receive his medical insurance benefits from the Corporation, on terms substantially comparable to terms of the Corporation’s medical plan, for up to 24 months following the termination date.

If Mr. Harvey’s employment is terminated due to death or “permanent disability,” which is defined in accordance with the Corporation’s long-term disability plan applicable to Mr. Harvey, he (or his estate, if applicable) will be entitled to receive:

•	his then current base salary through the date of termination;

•	a pro-rata portion of his target bonus for the year of termination;

•	payment for all accrued, but unused vacation time; and

•	reimbursement for business expenses incurred prior to such termination, with such amounts payable in a single lump sum within 10 days following termination.

If Mr. Harvey’s employment is terminated prior to the expiration of the third anniversary of the start date by the Corporation for “cause” or by Mr. Harvey other than for good reason and not due to death or permanent disability, he will be entitled to receive solely his base salary through the termination date, payment for all accrued but unused vacation time through the termination date, and reimbursement of reimbursable expenses incurred prior to termination.

The employment agreement defines “Cause” as:

•	gross negligence in the performance of Mr. Harvey’s duties which results in material financial harm to the Corporation;

•	Mr. Harvey’s conviction of, or plea of guilty or nolo contendere to any felony, or any misdemeanor involving fraud, embezzlement or theft;

•	Mr. Harvey’s intentional failure or refusal to perform his duties and responsibilities with the Corporation, without the same being corrected within 15 days after being given written notice thereof;

•	the material breach by Mr. Harvey of any of the covenants contained in the employment agreement discussed below;

•	Mr. Harvey’s willful violation of any material provision of the Corporation’s code of conduct for executives and management employees; or

•	Mr. Harvey’s at will engagement in conduct that is demonstrably and materially injurious to the Corporation, monetarily or otherwise.

Mr. Harvey may be terminated for “cause” only by majority vote of all members of the Board (other than Mr. Harvey), which vote must be communicated to Mr. Harvey in writing.

The employment agreement defines “good reason” as, without Mr. Harvey’s written consent:

•

the material diminution of Mr. Harvey’s duties or responsibilities including the assignment of any duties and responsibilities materially inconsistent with his position, without the same being corrected within 15 days after Mr. Harvey gives written notice thereof;

•	a reduction in Mr. Harvey’s base salary;

•

a material reduction in Mr. Harvey’s annual target bonus opportunity (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation), without the same being corrected within 15 days after Mr. Harvey gives written notice thereof;

•

a material reduction in the overall level of employee benefits (including long-term incentive opportunities) provided to Mr. Harvey (excluding any reduction that is generally applicable to all or substantially all executive officers of the Corporation), without the same being corrected within 15 days after Mr. Harvey gives written notice thereof;

•	the failure to obtain a written assumption of the employment agreement by any person acquiring all or substantially all of the assets of the Corporation prior to such acquisition;

•	the relocation of Mr. Harvey’s work location to a location more than 50 miles from Pittsburgh, Pennsylvania; or

•

the Corporation giving Mr. Harvey notice of nonextension of the term of the employment agreement solely at either the end of the initial three year term or the end of the first one year extension of the term; provided, however, that, notwithstanding any provision to the contrary, Mr. Harvey must give written notice of his intention to terminate his employment for Good Reason within sixty days after the event or omission which constitutes “good reason,” and any failure to give such written notice within such period results in a waiver of his right to terminate for “good reason” as a result of such act or omission.

All stock option and restricted stock unit awards contain non-competition provisions by which he agreed that he would not, during the term of his employment and for a period of two years after termination of such employment:

•

(a) directly or indirectly engage in any business which is in competition with any line of business conducted by the Corporation or an affiliate of the Corporation and which is in any area where the Corporation or its affiliates do business;

•	(b) perform or solicit the performance of services for any customer or client of the Corporation or its affiliates;

•

(c) induce any employee of the Corporation or its affiliate to do (a) or (b) above or terminate such employee’s employment with the Corporation or its affiliates, or offer employment to any person who was employed by the Corporation or its affiliates unless such person has ceased such employment for a period of at least 12 months; or

•	(d) directly or indirectly assist others in any of the above referenced actions.

Further, Mr. Harvey’s employment agreement contains restrictive covenants relating to confidential information, the terms of which are identical to those set forth in the CONSOL Energy stock option and restricted stock award agreements. See “‘Change in Control’ and Restrictive Covenant Provisions – CONSOL Energy Stock Options and Restricted Stock Unit Awards” below for a description of these restrictive covenants.

CONSOL Energy Change in Control Agreements

Messrs. Harvey, Lilly, Lyons, and Richey have change in control severance agreements with CONSOL Energy (which we refer to as CIC Agreements) Mr. DeIuliis entered into change in a control agreement with CNX Gas.

The CONSOL Energy change in control agreement between CONSOL Energy and each of Messrs. Harvey, Lilly Lyons, and Richey which we refer to as the CONSOL Energy Executives, provides severance benefits if the CONSOL Energy Executives are terminated after, or in connection with, a CONSOL Energy “change in control,” as defined below, by CONSOL Energy for any reason other than cause (as defined below), death or disability (also as defined below), that occurs not more than three months prior to or within two years after, a CONSOL Energy “change in control,” is required by a third party initiating the CONSOL Energy change in control or within the two-year period after a CONSOL Energy “change in control,” if he is “constructively terminated” (as defined below).

Under the two circumstances described above, the CONSOL Energy Executives would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (the multiple, in each case, for Mr. Harvey, 3.0, for Mr. Lilly, 2.5; and for Messrs. Lyons and Richey, 2.0);

•	a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•

for a specified period (for Mr. Harvey, 36 months; for Mr. Lilly, 30 months; and for Messrs. Lyons and Richey, 24 months), the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation);

•

if he would have been eligible for post-retirement medical had he retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the Corporation will provide him with additional continued group medical coverage comparable to that which would have been available under the Corporation’s post-retirement program for so long as such coverage would have been available under such program, or the Corporation may elect to pay cash to him in lieu of such coverage;

•

a lump sum cash payment equal to the total amount that the CONSOL Energy Executive would have received under the Corporation’s 401(k) plan as a Corporation match if he was eligible to participate in the Corporation’s 401(k) plan for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. Lilly, 30 months; and for Messrs. Lyons and Richey, 24 months) and he contributed the maximum amount to the plan for the match;

•

a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the Corporation’s qualified defined benefit plan and (if eligible) its pension restoration plan and the present value of the accrued pension benefits to which the CONSOL Energy Executives would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. Lilly, 30 months; and for Messrs. Lyons and Richey, 24 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Corporation.

In addition, upon a “change in control,” all equity granted to each of Messrs. Harvey, Lilly, Lyons and Richey by CONSOL Energy will become fully vested and/or exercisable on the date the “change in control” occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. With respect to each CONSOL Energy Executive, if it is determined that any payment or distribution by CONSOL Energy to or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, CONSOL Energy will pay to him an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the payment.

In the event of a “constructive termination” of a CONSOL Energy Executive in connection with “change in control,” CONSOL Energy may elect to delay his termination date for a specified period (Mr. Harvey, 36 months;

Mr. Lilly, 30 months; and Messrs. Lyons and Richey, 24 months), and instead place such executive in a non-executive salaried position employment position with the Corporation. During this consultancy period, he must be available to provide advice and assistance to CONSOL Energy. In no event may the CONSOL Energy Executive be required to provide more than five hours of consulting services per week without his consent and he shall be permitted to engage in other business activities, subject to some restrictions. If the Corporation elects to provide for a consultancy period, the CONSOL Energy Executive will continue to receive his annual base salary and employee benefits during such period and the change in control benefits described above will be offset by such amounts and benefits provided to him during the consultancy period.

The CONSOL Energy CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. Messrs. Harvey, Lilly, Lyons and Richey have agreed not to compete with the business for one year, or to solicit employees of CONSOL Energy for two years, following termination of employment in which such CONSOL Energy Executive is receiving severance benefits under the CONSOL Energy CIC Agreements. The term of the agreements is three years, subject to a one-year extension annually, commencing on January 1, 2006, unless CONSOL Energy gives notice not later than October 31 of the preceding year that it does not wish to extend the agreement. Regardless of any such notice by CONSOL Energy, the agreement will continue in effect for a period of 24 months beyond the term provided in the agreement if a “change in control” occurs during the period that the agreement is in effect.

No payments are made or benefits provided under the CIC Agreements unless the CONSOL Energy Executive executes, and does not revoke, a written release of any and all claims against CONSOL Energy and all related parties, with respect to all matters arising out of the CONSOL Energy Executive’s employment by the Corporation (other than entitlements under the terms of the agreement or under any other plans or programs of CONSOL Energy in which the CONSOL Energy Executive participated and under which he has accrued or become entitled to a benefit) or a termination thereof.

“Cause” is a determination by the Board that the CONSOL Energy Executive has:

•	(a) been convicted of, or has pleaded guilty or nolo contendere to, any felony, or any misdemeanor involving fraud, embezzlement or theft; or

•

(b) wrongfully disclosed material confidential information of the Corporation or any subsidiary, has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation, and any such failure or refusal has been demonstrably and materially harmful to the Corporation.

Notwithstanding the foregoing, the CONSOL Energy Executive will not be deemed to have been terminated for “cause” under (b) unless the majority of the members of the Board plus one member, find that, in the good faith opinion of the Board, the CONSOL Energy Executive has committed an act constituting “cause,” and such resolution is delivered in writing to the CONSOL Energy Executive.

A “change in control” under the Corporation’s CIC Agreements means the occurrence of any of the following events:

•

(i) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation; provided, however, that the following acquisitions will not constitute a “change in control”: (A) any issuance of voting stock of the Corporation directly from the Corporation that is approved by the then incumbent Board, (B) any acquisition by the Corporation of voting stock of the Corporation, (C) any acquisition of voting stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, (D) any acquisition of voting stock of the Corporation by an underwriter holding securities of the Corporation in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

•

(ii) individuals who constitute the Board as of the agreement date, cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board are deemed to have then been a member of the incumbent Board, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;

•

(iii) consummation of a reorganization, merger or consolidation of the Corporation or a direct or indirect wholly owned subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or other transaction involving the Corporation, unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or

•

(iv) approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above.

A “constructive termination” means:

•	an adverse change in position;

•	a reduction in annual base salary or target bonus or a material reduction in employee benefits;

•	a material change in circumstances as determined by the CONSOL Energy Executive, including a material change in the scope of CONSOL Energy’s business, as determined by him;

•

the liquidation, dissolution, merger, consolidation or reorganization of the Corporation or transfer of substantially all of the Corporation’s business or assets unless the successor assumes all duties and obligations of the Corporation under the CIC Agreement; or

•	the relocation of the CONSOL Energy Executive’s principal work location to a location that increases his normal commute by 50 miles or that requires travel increases by an unreasonable amount.

CONSOL Energy Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” as defined in our Plan or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be canceled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s voluntarily terminates his employment, due to disability as defined in our Plan or by the Corporation without “cause,” the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous section, if such termination occurs on or after the date the named executive has reached the age of 55 by reason of an “early retirement” or “incapacity retirement” as defined in the Pension Plan (or any successor plan), then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date. If the named executive’s employment is terminated by reason of a “normal retirement,” as defined in the Pension Plan (or any successor plan), the non-vested portion of the stock option will vest in its entirety on the effective date of the named executive’s retirement and the stock option will remain exercisable until its expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated by reason of a reduction in force as specified and implemented by the Corporation, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth above, and will remain exercisable until the expiration date. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

CONSOL Energy Restricted Stock Units

All shares subject to restricted stock unit awards are issued under our Plan, will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of any of the following events and will be delivered on the termination date, or as soon as administratively practical thereafter (but in no event later than 15th day of third month following that date):

•	termination of employment with the Corporation on or after age 65;

•

termination of employment with the Corporation on or after age 55 under circumstances which also satisfy the criteria for either “early retirement” or “incapacity retirement” under the Pension Plan, as in effect at that time; or

•	termination of employment with the Corporation by reason of death or as part of a reduction in force as specified and implemented by the Corporation.

In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with one of the special vesting events specified above.

In addition, if employment is terminated for “cause” or the named executive breaches non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive also forfeits all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive is required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

CONSOL Energy Long-Term Incentive Program

If a named executive’s employment with CONSOL Energy or any affiliate is terminated:

•	on or after the date the named executive has reached the age of 55 by reason of an “Early Retirement” or “Incapacity Retirement;”

•	by reason of a “Normal Retirement;”

•	on account of death or Disability (other than an Incapacity Retirement); or

•	by reason of a reduction in force as specified and implemented by the Corporation,

prior to the payment date or the change in control payment date, as applicable, the named executive shall be entitled to retain his or her units and receive payment therefore to the extent earned and payable under the LTIP program.

However, in the case of a Disability, the named executive shall only be entitled to retain a prorated portion of the units determined at the end of the performance period and based on the number of complete months that the named executive work in the performance period. If named executive’s employment with CONSOL Energy or any affiliate is terminated for any other reason, including by the named executive voluntarily, or by CONSOL Energy with Cause or without Cause (other than in connection with a reduction in force as explained above), prior to the payment date or the change in control payment date, as applicable, the units awarded to the named executive shall be cancelled and forfeited.

CONSOL Energy Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

“Change in Control” and Restrictive Covenant Provisions - CONSOL Energy Stock Options and Restricted Stock Units

All stock options and restricted stock units, whether or not vested, may, in the Board’s discretion and authority, vest upon a “change in control,” which is defined under our Plan as, (unless otherwise defined in the applicable award agreement), the earliest to occur of:

•

any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;

•

a majority of members of the Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options/restricted stock units which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All stock option and restricted stock unit awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public. In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and cannot retain or use for their own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates.

CONSOL Energy Supplemental Retirement Plan

If a participant’s employment with CONSOL Energy or any subsidiary terminates for “cause” (which, as defined to include a violation of any nonsolicitation, noncompetition, or nondisclosure provision contained in any agreement entered into by and between a participant and CONSOL Energy or any subsidiary), no benefits will be payable under the plan. Additionally, each participant will agree by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain cause events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the CONSOL Energy Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the CONSOL Energy Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a “change in control” within the two year period after the “change in control,” or

•

a termination by CONSOL Energy other than for “cause” or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a “change in control,” the participant will be entitled to the vested benefits in a lump sum payment.

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 53 for more information regarding the CONSOL Energy Supplemental Retirement Plan.

CONSOL Energy Severance Pay Plan For Salaried Employees

Eligible employees of CONSOL Energy are entitled to benefits under the CONSOL Energy Severance Pay Plan immediately upon completion of one year of continuous service with CONSOL Energy. Pursuant to the Corporation’s Severance Pay Plan, upon termination, the CONSOL Energy Executive is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Corporation’s Severance Pay Plan’s reemployment provisions described below. Benefits under the Corporation’s Severance Pay Plan do not apply where the CONSOL Energy Executive is terminated for “cause” or resigns, or where such CONSOL Energy Executive’s employment ends in connection with the sale of stock or all or part of the CONSOL Energy asset and the CONSOL Energy Executive is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CONSOL Energy asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Officers with less than one year of service are paid only to and including date of termination.

In the event that the terminated officer is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CNX Gas for the amount of severance benefits which relate to the unexpired period. If the officer was granted vacation pay, the officer may, at his option, remit the vacation pay to CNX Gas and schedule a later vacation at a time mutually agreed upon with CNX Gas.

Officers will not be entitled to severance under this Plan unless and until such officer executes, and does not revoke, a release, deemed satisfactory by CNX Gas, waiving any and all claims against CNX Gas, its affiliates and subsidiaries and all related parties.

CNX Gas Corporation Change in Control Agreement

Mr. DeIuliis entered into a change in control severance agreement with CNX Gas and CONSOL Energy, which provides that, subject to CONSOL Energy’s reemployment rights described below, Mr. DeIuliis will be entitled to severance benefits if he is terminated after, or in connection with, a CNX Gas “change in control” (as defined below in “CNX Gas Stock Options”) for any reason other than “cause,” death or disability that occurs not more than three months prior to, or within two years after, a CNX Gas “change in control,” or is required to terminate employment by a third party initiating the CNX Gas change in control or within the two-year period after a CNX Gas “change in control,” if he is constructively terminated.

“Cause” is defined as a determination by the CNX Board that Mr. DeIuliis has been convicted of a felony, or misdemeanor involving fraud, embezzlement or theft, or has wrongfully disclosed material confidential information of CNX or its affiliates, has intentionally violated a material provision of the Corporation’s code of conduct or failed or refused to perform any of his material assigned duties and such failure or refusal has been demonstrably and materially harmful to CNX Gas.

A constructive termination is:

•	an adverse change in his position;

•	a reduction in annual base salary or target bonus or a material reduction in employee benefits;

•

a material change in circumstances, including a material change in the scope of CNX Gas’ business, as determined by him, which has rendered him unable to carry out his duties; the liquidation, dissolution, merger, consolidation or reorganization of CNX Gas or transfer of all or substantially all of CNX Gas’ business or assets; or

•	the relocation of Mr. DeIuliis’ principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by an unreasonable amount.

The payments to which Mr. DeIuliis would be entitled to receive are:

•

a lump sum cash payment equal to (x) 2.5 times his base pay, plus 2.5 times his incentive pay and (y) a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•	for 30 months, the continuation of medical and dental coverage (or a lump sum payment in lieu of continuation at the election of CNX Gas);

•

if Mr. DeIuliis would have been eligible for post-retirement medical had he retired from employment during the period of 30 months, following termination of employment but is not so eligible because of the termination, then at the end of such period described in the bullet point immediately above, CNX Gas will provide continued medical coverage comparable to that which would have been available to him under the CNX Gas post-retirement medical benefits program for as long as such coverage would have been available under that program (or a lump sum cash payment in lieu of continuation at the election of CNX Gas);

•

a lump cash payment equal to the amount that the Mr. DeIuliis would have received under CNX Gas’ 401(k) plan as a match, if he was eligible to participate in CNX Gas’ 401(k) plan for 30 months after his termination date, and he contributed the maximum amount to the plan for the match;

•

a lump cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under CNX Gas’ qualified defined benefit plan and (if eligible) its pension restoration plan and the present value of the accrued pension benefits to which Mr. DeIuliis would have been entitled under the pension plans if he had continued participation in those plans for 30 months after his termination date;

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of CNX Gas.

In addition upon a CNX Gas “change in control,” all equity awards held by Mr. DeIuliis in CNX Gas and CONSOL Energy will become fully vested and/or exercisable on the date the “change in control” occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. The CNX Gas CIC Agreements also provide that in the event that Mr. DeIuliis’ employment is terminated in connection with a CNX Gas “change in control” for any reason other than death, disability or “cause” or if Mr. DeIuliis is “constructively terminated” as described above (other than in the event of a CONSOL Energy “change in control”), CONSOL Energy may, in its sole discretion, elect on or before the 30th day following his termination date to reemploy him on a full time basis in a salaried position. In the event CONSOL Energy elects to reemploy Mr. DeIuliis, he is entitled to receive generally comparable annual base salary, incentive pay and employee benefits from CONSOL Energy for a period not extending beyond the two year anniversary of the CNX Gas “change in control.” If he refuses or fails to accept CONSOL Energy’s offer of reemployment, he will not be considered to have terminated employment under the agreement and will not receive any benefits under the agreement.

Upon any reemployment, Mr. DeIuliis must agree and acknowledge that no compensation and benefits will be payable to him under the agreement, except by CONSOL Energy during the reemployment period and he will terminate his agreement with CNX Gas and execute a new change in control severance agreement with CONSOL Energy. If, however, CONSOL Energy terminates his employment with it during the reemployment period, CONSOL Energy will have to pay him the “change in control” payments and benefits described above offset by any salary, incentive pay and months of benefits, as applicable, received by him from CONSOL Energy during the reemployment period.

In the event Mr. DeIuliis is terminated under circumstances described above and CONSOL Energy does not exercise its right to reemploy him, CNX Gas may, in its sole discretion, elect to delay his termination date for up to 24 months, which is referred to as the consultancy period. During the consultancy period, Mr. DeIuliis must be available to provide advice and assistance to CNX Gas. In no event may he be required to provide more than five hours of consulting services per work week without his consent and such executive shall be permitted to engage in other business activities, subject to some restrictions. If CNX Gas elects to provide for a consultancy period, Mr. DeIuliis will continue to receive his annual base salary and employee benefits during such period and the “change in control” payments and benefits described above will be offset by such amounts and benefits provided to him during the consultancy period.

No payments are to be made or benefits provided under the CNX Gas CIC Agreements unless Mr. DeIuliis executes, and does not revoke, a written release of any and all claims against CNX Gas and all related parties, including CONSOL Energy and/or its affiliates, with respect to all matters arising out of his employment by CNX Gas (other than entitlements under the terms of the agreement or under any other plans or programs of CNX Gas or

CONSOL Energy in which Mr. DeIuliis participated and under which he has accrued or become entitled to a benefit) or a termination thereof. In the event that CNX Gas elects to have Mr. DeIuliis provide consulting services as discussed above, then the payments and benefits contemplated are subject, at CNX Gas’ election, to the execution and non-revocation by Mr. DeIuliis of a release at the time his consultancy period commences and the renewal of such release, and non-revocation of such renewal, at the time of his subsequent termination.

If it is determined that any payment by CNX Gas to or for Mr. DeIuliis’ benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, CNX Gas will pay to him a gross-up payment, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws and any tax imposed upon the gross-up payment, will be equal to the payment.

The CNX Gas CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. Mr. DeIuliis has agreed not to compete with the business of CNX Gas and CONSOL Energy (and its subsidiaries) for one year, or to solicit the employees of CNX Gas and CONSOL Energy (and its subsidiaries) for two years, following a termination of employment in which he is receiving severance benefits under the CNX Gas CIC Agreement.

CNX Gas Long-Term Incentive Program

The CNX Gas Long-Term Incentive Program, the terms of which are more fully described in “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 42, provides that in the event of a “change in control” of CNX Gas, the value of units earned will be distributed to CNX Gas participants in cash on the closing date of the change in control transaction. The value of such units will be determined as of the closing date of the transaction, which, for purposes of the disclosure set forth above, is December 31, 2007 (which is deemed to be the last day of the performance period) and calculated in accordance with the formula previously described. Notwithstanding the foregoing, no award intended to qualify as performance-based compensation will become payable or be paid prior to approval of the CNX Gas Equity Incentive Plan’s material terms by CNX Gas’ shareholders.

If a participant’s employment with CNX Gas or any affiliate is terminated due to death or disability during the performance period, such participant will be entitled to a prorated portion of the performance share units, to the extent earned pursuant to the provisions of the program, determined at the end of the performance period and based on the ratio of the number of complete months the participant is employed or serves during the performance period to the total number of months in the performance period (or the number of remaining months in the performance period if such participant is admitted after the performance period has already begun).

In the event that any benefits under this program, either alone or together with any other payments or benefits otherwise owed to the CNX Gas participant by CNX Gas on or after a “change in control” would, in CNX Gas’ good faith opinion, be deemed to be parachute payments, the benefits under this program will be reduced, if at all, to the extent provided in the CIC Agreements executed by each of the participants.

Notwithstanding, the units will be forfeited and cancelled in the event of:

•	the termination of a participant’s employment prior to the applicable payment date, for any reason other than death or disability, whether or not payable, without payment by CNX Gas; or

•	the participant’s breach of the program’s confidentiality, and two-year non-competition or non-solicitation provisions.

CNX Gas Stock Options

The vesting of CNX Gas options will accelerate upon a “change of control” of CNX Gas. A termination of employment will have the following effects on CNX Gas stock option awards:

•

if the participant is terminated for “cause” or has breached any of the restrictive covenants set forth in the applicable CNX Gas stock option award agreement, such as its non-compete provisions, the CNX Gas options (whether vested or unvested) will be deemed cancelled and forfeited in their entirety;

•

if the participant is terminated without “cause” (except for a reduction in force) or does so voluntarily, the unvested portion of the CNX Gas options will be deemed cancelled and forfeited and the vested portion, if any, will remain exercisable for a period of 90 days following such termination of employment;

•

if the participant’s employment is terminated as a result of death, the CNX Gas options will vest in full and will remain exercisable for the lesser of three years or until the expiration date of the options; and

•	if the participant terminates employment by retiring, the nature of the retirement affects the status of the options under the CNX Gas Equity Incentive Plan.

The CNX Gas Option Agreements contain a non-competition provision which provides that an option holder will not, during the term of his employment and for a period of two years thereafter, directly or indirectly engage in, assist others in engaging in, or induce any employee of CNX Gas or its affiliates to engage in, any business which is in competition with any line of business conducted by CNX Gas or an affiliate of CNX Gas or perform or solicit the performance of services for any customer or client of CNX Gas or its affiliates, or terminate such employee’s employment with CNX Gas or any of its affiliates. In addition, the option holder cannot directly or indirectly employ or offer employment (in connection with any business which is in competition with any line of business conducted by CNX Gas or its affiliates) to any person who was employed by CNX Gas or its affiliates unless such person has ceased to be employed by CNX Gas or its affiliates for a period of at least 12 months.

In addition to the non-competition provision, the CNX Gas Option Agreements contain provisions regarding confidential information and trade secrets, which provide that the option holder will not, at any time during or after the term of his employment, disclose or use for his or any other person or entity’s own benefit or purposes, other than CNX Gas and its affiliates, any proprietary confidential information or trade secrets, which are unique to CNX Gas and not generally known to the industry or the public. In addition, upon termination with CNX Gas for any reason, the employee must immediately return all materials relating to the business of CNX Gas and its affiliates, excluding personal notes, notebooks and diaries, and cannot retain or use for their own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of CNX Gas or its affiliates.

“Cause” is defined under the CNX Gas Equity Incentive Plan to mean a determination by the CNX Gas Board that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to CNX Gas, deliberately and repeatedly violated the rules of CNX Gas or the valid instructions of the CNX Gas Board or an authorized officer of CNX Gas, made any unauthorized disclosure of any of the material secrets or confidential information of CNX Gas, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to CNX Gas.

The CNX Gas Equity Incentive Plan and the CIC Agreements define a “change in control” to be the following:

•

(i) the acquisition after the date hereof by any “person” of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of CNX Gas; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a “change in control”: (A) any issuance of voting stock of CNX Gas directly from CNX Gas that is approved by the CNX Gas Incumbent Board (as defined in clause (ii) below), (B) any acquisition by CNX Gas of voting stock of CNX Gas, (C) any acquisition of voting stock of CNX Gas by any employee benefit plan (or related trust) sponsored or maintained by CNX Gas or any subsidiary, (D) any acquisition of voting stock of CNX Gas by an underwriter holding securities of CNX Gas in connection with a public offering thereof, (E) any acquisition of voting stock by the CONSOL Energy and/or its subsidiaries, or (F) any acquisition of voting stock of CNX Gas by any “person” pursuant to a business combination that complies with clauses (A), (B), (C) of clause (iii) below;

•

(ii) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting tock, individuals who constitute the CNX Gas Board as of the Effective Date (the “CNX Gas Incumbent Board,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the CNX Gas Board, provided, however, that any individual becoming a CNX Gas director subsequent to such date whose election, or nomination for election by CNX Gas’ shareholders, was approved by a vote of at least two thirds of the directors then comprising the CNX Gas Incumbent Board (either by a specific vote or by approval of the proxy statement of CNX Gas in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the CNX Gas Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the CNX Gas Board;

•

(iii) consummation of a reorganization, merger or consolidation of CNX Gas or a sale or other disposition of all or substantially all of the assets of CNX Gas, or other transaction involving CNX Gas (each, a “business combination”), unless, in each case, immediately following such business combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of CNX Gas immediately prior to such business combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns CNX Gas or all or substantially all of CNX Gas’ assets either directly or through one or more subsidiaries), (B) no person, other than CNX Gas and/or CONSOL Energy and/or its subsidiaries, beneficially own 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)-(C) of clause (i)), and (C) other than at a time when CONSOL Energy and/or its subsidiaries beneficially own more than 50% of the total voting stock, at least a majority of the members of the board of directors of the entity resulting from such business combination or any direct or indirect parent corporation thereof were members of the CNX Gas Incumbent Board at the time of the execution of the initial agreement or of the action of the CNX Gas Board providing for such business combination; or

•	(iv) approval by the shareholders of CNX Gas of a complete liquidation or dissolution of CNX Gas, except pursuant to a business combination that complies with clauses (A), (B) and (C) of clause (iii).

Additionally, the CNX Gas Equity Incentive Plan defines a change in control as: other than at a time when CONSOL Energy and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, the earliest to occur of:

•

any one “person” (other than CONSOL Energy, any trustee or other fiduciary holding securities under an employee benefit plan of CONSOL Energy, and any corporation owned, directly or indirectly, by the shareholders of CONSOL Energy in substantially the same proportions as their ownership of shares of CONSOL Energy’s common stock), or more than one “person” acting as a “group,” is or becomes the “beneficial owner” of shares of common stock of CONSOL Energy that, together with the shares held by such “person” or “group,” possess more than 50% of the total fair market value or voting power of CONSOL Energy’s shares of common stock;

•

a majority of the members of the CONSOL Energy’s Board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation’s Board prior to the date of appointment or election; or

•	the sale of all or substantially all of CONSOL Energy’s assets.

The CNX Gas CIC Agreements further define a change in control to include any “change in control” of CONSOL Energy, which is defined as follows:

•

(i) the acquisition after the date hereof by any “person” of “beneficial ownership” of more than 25% of the combined voting power of the then outstanding voting stock of CONSOL Energy; provided, however, that for purposes of this clause (i), the following acquisitions will not constitute a “change in control”: (A) any issuance of voting stock of CONSOL Energy directly from CONSOL Energy that is approved by the

Incumbent Board of CONSOL Energy (as defined in clause (ii) below), (B) any acquisition by CONSOL Energy and/or its subsidiaries of voting stock of CONSOL Energy, (C) any acquisition of voting stock of CONSOL Energy by any employee benefit plan (or related trust) sponsored or maintained by CONSOL Energy and/or its subsidiaries, (D) any acquisition of voting stock of CONSOL Energy by an underwriter holding securities of CONSOL Energy in connection with a public offering thereof, or (E) any acquisition of voting stock of CONSOL Energy by any Person pursuant to a business combination that complies with clauses (A), (B), (C) of clause (iii) below;

•

(ii) individuals who constitute the CONSOL Energy board as of the effective date (the “Incumbent Board of CONSOL Energy,” as modified by this clause (ii)), cease for any reason to constitute at least a majority of the CONSOL Energy Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the CONSOL Energy shareholders, was approved by a vote of at least two thirds of the directors then comprising the Incumbent Board of CONSOL Energy (either by a specific vote or by approval of the Proxy Statement of CONSOL Energy in which such person is named as a nominee for director, without objection to such nomination) will be deemed to have then been a member of the Incumbent Board of CONSOL Energy, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the CONSOL Energy board;

•

(iii) consummation of a reorganization, merger or consolidation of CONSOL Energy, a sale or other disposition of all or substantially all of the assets of CONSOL Energy, or other transaction involving CONSOL Energy (each, a “business combination”), unless, in each case, immediately following such business combination of CONSOL Energy, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of CONSOL Energy immediately prior to such business combination of CONSOL Energy beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination of CONSOL Energy or any direct or indirect parent corporation thereof (including, without limitation, an entity which as a result of such transaction owns CONSOL Energy or all or substantially all of CONSOL Energy’s assets either directly or through one or more subsidiaries), (B) no person, other than CONSOL Energy beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such business combination of CONSOL Energy or any direct or indirect parent corporation thereof (disregarding all “acquisitions” described in subsections (A)-(C) of clause (i)), and (C) at least a majority of the members of the board of directors of the entity resulting from such business combination of CONSOL Energy or any direct or indirect parent corporation thereof were members of the Incumbent Board of CONSOL Energy at the time of the execution of the initial agreement or of the action of the CONSOL Energy board providing for such business combination of CONSOL Energy; or

•

(iv) approval by the shareholders of CONSOL Energy of a complete liquidation or dissolution of CONSOL Energy, except pursuant to a business combination of CONSOL Energy that complies with clauses (A), (B) and (C) of clause (iii).

ACCOUNTANTS AND AUDIT COMMITTEE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 19, 2008 (the “Dismissal Date”), the Audit Committee recommended and approved the dismissal of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm. The reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Corporation for the years ended December 31, 2007 and 2006, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle. During the years ended December 31, 2007 and 2006 and through the Dismissal Date, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report on the financial statements of the Corporation for such years. During the years ended December 31, 2007 and 2006, and through the Dismissal Date, there were no “reportable events” as described in Item 304(a)(1)(v) of Regulation S-K.

Also on February 19, 2008, the Audit Committee recommended and approved the selection of Ernst & Young LLP, as the Corporation’s new independent registered public accountants. During the years ended December 31, 2007 and 2006, and through the Dismissal Date, neither the Corporation, nor anyone on its behalf, consulted Ernst & Young LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the financial statements of the Company; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as described in Item 304(a)(1)(v) of Regulation S-K.

On February 21, 2008, the Company provided PricewaterhouseCoopers LLP with a copy of the disclosures it is making herein in response to Item 304(a) of Regulation S-K, and requested that PricewaterhouseCoopers LLP furnish the Company with a letter addressed to the Securities and Exchange Commission (the “SEC”), pursuant to Item 304(a)(3) of Regulation S-K, stating whether or not it agreed with the statements related to PricewaterhouseCoopers LLP made by the Company in this report. A copy of PricewaterhouseCoopers LLP’s letter to the SEC dated February 27, 2008 is attached as Exhibit 23.1 to the Registration Statement on Form S-4 (file no. 333-149442) filed on February 28, 2008.

Representatives of Ernst & Young LLP are expected to be present at the meeting and will have an opportunity to make a statement if they desire to do so and respond to appropriate questions; representatives of PricewaterhouseCoopers LLP are not expected to attend the meeting and therefore will not have the opportunity to make any statement nor be available to answer questions at the meeting.

The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of CONSOL Energy’s annual financial statements for the years ended December 31, 2007 and December 31, 2006, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2007	2006
Audit Fees	$1,202,585	$1,259,750
Audit-Related Fees	$-	$-
Tax Fees	$-	$-
All Other Fees	$1,500	$1,500
Total	$1,204,085	$1,261,250

The values set forth in this table do not reflect amounts that were billed to CNX Gas. In 2007, PricewaterhouseCoopers LLP billed CNX Gas for $738,676 in audit fees, and in 2006, PricewaterhouseCoopers LLP billed CNX Gas for $791,500 in audit fees.

As used above, the following terms have the meanings set forth below:

Audit Fees

The fees for professional services rendered for the audit of CONSOL Energy’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The fees for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL Energy’s financial statements, which are not included under “Audit Fees” above.

Tax Fees

The fees for professional services rendered for tax compliance, tax advice, and tax planning.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees,” for the fiscal year ended December 31, 2007 relate to a software package purchased from PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. The services performed by PricewaterhouseCoopers LLP in 2007 and 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g. annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g. audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of CONSOL Energy and PricewaterhouseCoopers LLP, the independent registered public accounting firm of the Corporation, the audited financial statements of CONSOL Energy as of and for the fiscal year ended December 31, 2007, including the fiscal year ended December 31, 2006, and the fiscal year ended December 31, 2005 (the “Audited Financial Statements”). In addition, we have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Codification of Statements on Auditing Standards No. 61, as amended, which was superseded by Statement on Auditing Standards No. 114 effective December 15, 2006 (Communication with Audit Committees).

The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and the Audit Committee has discussed with that firm its independence from the Corporation and its subsidiaries. The Audit Committee also discussed with management of the Corporation and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

The Audit Committee has considered whether the provision of the non-audit services by PricewaterhouseCoopers LLP described in this Proxy Statement is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Management is responsible for the internal controls and the financial reporting process of the Corporation and its subsidiaries. PricewaterhouseCoopers LLP is responsible for performing an independent audit of CONSOL Energy’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of PricewaterhouseCoopers LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

Members of the Audit Committee:

             Raj K. Gupta, Chairman

             James E. Altmeyer, Sr.

             William E. Davis

             John T. Mills

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL Energy under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates the Report by reference therein.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL Energy for the fiscal year ending December 31, 2008. The Audit Committee recommends that the shareholders ratify this appointment.

During 2007, PricewaterhouseCoopers LLP reviewed the financial statements included in CONSOL Energy’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2007, June 30, 2007, September 30, 2007 and audited CONSOL Energy’s annual consolidated financial statements and those of its subsidiaries and its internal control over financial reporting for the fiscal year ended December 31, 2007, reviewed financial information in filings with the SEC and other regulatory agencies and provided various other services.

The affirmative vote of the majority of the votes cast by the holders of CONSOL Energy common stock present, in person or by proxy and entitled to vote, at the Annual Meeting on this proposal shall constitute ratification of the appointment of Ernst & Young LLP. If the shareholders do not ratify the appointment of Ernst & Young LLP, the selection of independent registered public accounting firm will be reconsidered by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITOR FOR

THE FISCAL YEAR ENDING DECEMBER 31, 2008.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER CONSOL ENERGY

EQUITY COMPENSATION PLAN

THE FOLLOWING TABLE SUMMARIZES THE CORPORATION’S EQUITY COMPENSATION PLAN

INFORMATION AS OF DECEMBER 31, 2007. INFORMATION IS INCLUDED FOR EQUITY

COMPENSATION PLANS APPROVED BY CONSOL ENERGY SHAREHOLDERS.

Equity Compensation Plan Information
	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders as of 12/31/07	6,001,103	(1)	$21.50	(2)	2,791,599	(3)

(1)	Of this total, 5,401,500 are outstanding stock options, 479,824 are restricted stock units, 12,738 are deferred stock units, 76,007 are performance share units (earned at maximum level), and 31,034 are phantom stock units, which may only be settled in cash under the Corporation’s 1999 Directors Deferred Compensation Plan.

(2)	The weighted-average exercise price does not take into account the restricted stock units, deferred stock units, performance share units or phantom stock units.

(3)	Of this total, 1,405,691 shares are available for awards other than options. Because the phantom stock units are settled only in cash, such securities do not affect the number of securities remaining available for future issuance under the Plan. For more information regarding the Corporation’s 1999 Deferred Compensation Plan, see “Understanding Our Director Compensation Table” on page 10.

The Plan was approved prior to CONSOL Energy’s initial public offering by its then shareholders. In May 2005, the shareholders approved an amendment to the Plan, including an increase in the total number of shares of common stock that can be covered by grants, to 9,100,000 shares. In May 2006, there was a 2-for-1 stock split bringing the total number of common stock that can be covered by grants to 18,200,000.

PROPOSAL NO. 3 - CONSOL ENERGY INC. EXECUTIVE ANNUAL INCENTIVE PLAN

The Corporation proposes to adopt the CONSOL Energy Inc. Executive Annual Incentive Plan (the “Annual Incentive Plan”). The complete text of the Annual Incentive Plan is attached as Appendix A to this Proxy Statement. To the extent the summary description below differs from the Annual Incentive Plan text attached in Appendix A, the text of the Annual Incentive Plan governs the terms and provisions of the Annual Incentive Plan.

The purpose of the Annual Incentive Plan is to advance the interests of the Corporation and its stockholders by providing cash incentives to officers and other key employees with significant responsibility for achieving performance goals critical to our success and growth. The Annual Incentive Plan is designed to: (i) promote the attainment of our significant business objectives; (ii) encourage and reward management teamwork across the entire Corporation; and (iii) assist in the attraction and retention of employees vital to our long-term success. The Annual Incentive Plan is designed to provide awards which are intended to qualify as performance-based compensation under Section 162(m) of the Code.

Participation in the Plan

Officers and key employees of the Corporation (and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Annual Incentive Plan) as determined by the Committee, will be eligible to participate in the Annual Incentive Plan. No employee will have the right to participate in the Annual Incentive Plan, and participation in the Annual Incentive Plan in any one performance period does not entitle an individual to participate in future performance periods.

Any awards under the Annual Incentive Plan will be at the discretion of our Compensation Committee. Therefore, it is not possible at present to determine awards or amounts of awards that will be granted to any person in the future. Because our executive officers are eligible to receive awards under the Annual Incentive Plan, they may be deemed to have a personal interest in the adoption of this proposal.

The Corporation has not approved any awards that are conditioned on shareholder approval of the Annual Incentive Plan proposal. The Company cannot currently determine the benefits that may be granted in the future under the Annual Incentive Plan.

The Board adopted the Annual Incentive Plan, subject to shareholder approval. Absent such approval, the Annual Incentive Plan will not become effective and the Short-Term Plan will remain in effect for the executive officers. In these circumstances, the Board intends to review and reconsider the Corporation’s compensation program in light of such vote, its need to attract, retain and motivate employees and the other principles described in the Compensation Discussion and Analysis included elsewhere in this Proxy Statement.

Administration of the Plan

The Annual Incentive Plan will be administered by our Compensation Committee. Subject to certain conditions, the Compensation Committee may delegate certain powers and authority under the Annual Incentive Plan to the Corporation’s officers as it deems necessary or appropriate.

The Compensation Committee will, among other things, have full authority and discretion to determine eligibility; make awards under the Annual Incentive Plan, establish the terms and conditions of such awards (including the performance goal(s) and performance measure(s) to be utilized), and determine whether the performance goals applicable to any performance measure for any awards have been achieved. Our Compensation Committee will set the performance period for which a participant’s performance will be calculated, which period may consist of the entire calendar year or other fiscal period within a calendar year of less than twelve months.

Subject to the provisions of the Annual Incentive Plan, the Compensation Committee will also have the authority and discretion to determine the extent to which awards under the Annual Incentive Plan will be structured to conform to Section 162(m) of the Code. The Compensation Committee will be authorized to interpret the Annual Incentive Plan, to adopt administrative rules, regulations, and guidelines for the Annual Incentive Plan, and to correct any defect, supply any omission or reconcile any inconsistency or conflict in the Annual Incentive Plan or in any award made under the Annual Incentive Plan.

Incentive Compensation Awards

The amount of a participant’s award may be based on a percentage of such person’s salary or such other methods as the Compensation Committee may establish. The maximum amount that may be awarded and paid under the Annual Incentive Plan to a participant for any calendar year may not exceed $5,000,000.

The Compensation Committee may consider any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Compensation Committee, applied either to the Corporation as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as established by the Compensation Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; return on invested capital; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation, and amortization; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, our Compensation Committee may determine that certain adjustments will apply, in whole or in part, in such manner as specified by the Compensation Committee, to exclude the effect of any of the following events that occur during a performance period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Corporation’s annual report for the applicable period.

Our Compensation Committee, in its sole discretion, may also establish such additional restrictions or conditions (performance-based or non-performance-based) that must be satisfied as a condition precedent to the payment of all or a portion of any awards. The Compensation Committee will also have sole discretion to reduce the amount of any award to a participant if it determines that such reduction is necessary or appropriate based upon certain factors and conditions set forth in the Annual Incentive Plan.

No awards granted under the Annual Incentive Plan or any right thereto will be assignable or transferable by a participant except by will or by the laws of descent and distribution.

Payment of Individual Incentive Awards

No award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code will be paid prior to the Compensation Committee’s written certification that the performance goals and other material terms of an award have been achieved. Participants who have terminated employment with the Corporation prior to the payment of an award for any reason, will forfeit any and all rights to payment under any awards then outstanding and will not be entitled to any cash payment for such period, unless the Compensation Committee determines that the award is not forfeited. In such instance, the award will be prorated to reflect the period of service during the performance period prior to such participant’s employment termination, and shall be paid subject to the Compensation Committee’s certification that the applicable performance goals and other material terms have been achieved.

Section 409A

To the extent any benefits paid under the Annual Incentive Plan are subject to the provisions of Section 409A of the Code, the award will be administered, interpreted and construed in a manner necessary in order to comply with Section 409A or an exception thereto. In addition, Section 409A may impose upon the participant certain taxes or other charges for which the participant will remain solely responsible. Neither the Compensation Committee, the Board, nor the Corporation, its employees, officers, directors or affiliates will have any liability to any participant (or any other person) due to the failure of the Annual Incentive Plan to satisfy the requirements of Section 409A or any other applicable law.

Amendment or Termination of the Plan

The Corporation reserves the right to amend, modify or terminate the Annual Incentive Plan at any time; provided, however, that no such modification, amendment or termination will, without the consent of the participant, materially adversely affect the rights of such participant to any payment the Compensation Committee has determined to be due and owing to the participant. Notwithstanding, our Compensation Committee will be authorized to modify, amend or terminate any or all of the provisions of an award to the extent necessary to conform the provisions of the award with Section 409A or Section 162(m) of the Code, the regulations issued thereunder or an exception thereto, regardless of whether such modification, amendment or termination will adversely affect the rights of a participant.

Duration

The Annual Incentive Plan is intended to continue in force from year to year and, subject to the provisions of the Annual Incentive Plan, will remain in effect until all bonus made under the Annual Incentive Plan have been paid and all performance periods related to awards made thereunder have expired.

Required Vote

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the proposal to adopt the CONSOL Energy Inc. Executive Annual Incentive Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

YOU VOTE FOR APPROVAL OF THE 2008 ANNUAL INCENTIVE BONUS PLAN

PROPOSAL NO. 4 - JOINT SHAREHOLDER PROPOSAL REGARDING CLIMATE CHANGE

We have been notified of the intention to present the following resolution, reproduced verbatim, at the annual meeting by (1) the Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, as custodian and trustee of the New York City Employees’ Retirement System, beneficial owners of 196,923 shares of Common Stock of the Corporation, the New York City Teachers’ Retirement System, beneficial owners of 166,693 shares of Common Stock of the Corporation, the New York City Police Pension Fund, beneficial owners of 76,360 shares of Common Stock of the Corporation, the New York City Fire Department Pension Fund beneficial owners of 22,800 shares of Common Stock of the Corporation, and as custodian and trustee of the New York City Board of Education Retirement System, beneficial owners of 8,500 shares of Common Stock of the Corporation and (2) the Office of the State Comptroller of the State of New York, 110 State Street, Albany, New York 12236, as trustee of the New York State Common Retirement Fund, beneficial owners of 627,000 shares of Common Stock of the Corporation. The Board and the Corporation accept no responsibility for the proposed resolution and supporting statement. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. Approval of the shareholder proposal requires the affirmative vote of a majority of the shares of CONSOL Energy common stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting.

WHEREAS:

In 2007, the Intergovernmental Panel on Climate Change found that “warming of the climate system is unequivocal” and that man-made greenhouse gas emissions are now believed, with greater than 90 percent certainty, to be the cause.

In October 2007, a group representing the world’s 150 scientific and engineering academies including the U.S. National Academy of Sciences issued a report urging governments to lower greenhouse gas emissions by establishing a firm and rising price for such emissions and by doubling energy research budgets to accelerate deployment of cleaner and more efficient technologies.

In October 2006, a report authored by former chief economist of The World Bank, Sir Nicolas Stern, estimated the climate change will cost between 5% and 20% of global domestic product if emissions are not reduced, and that greenhouse gases can be reduced at a cost of approximately 1% of global economic growth. The report also warned that “the investment that takes place in the next 10-20 years will have a profound effect on the climate in the second half of this century and in the next.”

In 2004, combustion of coal was responsible for approximately 35% of all greenhouse gas emissions generated by fossil fuels in the U.S.

Seventeen U.S. states have established statewide emissions reduction goals and a majority of U.S. states have entered into regional initiatives to reduce emissions. Two such initiatives are the Western Climate Initiative, a six-state collaboration with an emissions reduction goal of 15% below 2005 levels by 2020; and the Regional Greenhouse Gas Initiative, involving nine northeastern states that aim to reduce carbon dioxide emissions from power plants by 10% between 2009 and 2019. As of September 2007, the U.S. Senate is considering at least seven proposals calling for a national cap-and-trade system to regulate and reduce greenhouse gas emissions.

In May 2007, Standard and Poors indicated that energy efficiency is likely to emerge as a major part of the solution to climate change, and warned that the global power system “can’t do without coal, but it also [can’t] continue to burn coal in its current form.”

In a July 2007 report, Citigroup warned that, “Prophesies of a new wave of Coal-fired generation have vaporized, while clean Coal technologies such as IGCC with carbon capture and Coal-to-Liquids remain a decade away, or more,” and that, “company productivity/margins are likely to be structurally impaired by new regulatory mandates” to reduce greenhouse gas emissions.

RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, and public pressure to significantly reduce carbon dioxide and other emissions from the company’s products and operations. The report should be provided by September 1, 2008 at a reasonable cost and omit proprietary information.

END OF STOCKHOLDER PROPOSAL

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS

PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

At last year’s annual meeting, the Office of the Comptroller of New York City presented a substantially similar resolution:

“RESOLVED: Shareholders request a report [reviewed by a board committee of independent directors] on how the company is responding to rising regulatory, competitive, public pressure to significantly reduce carbon dioxide and other emissions from the company’s current and proposed power plant operations. The report should be provided by September 1, 2007 at a reasonable cost and omit proprietary information.”

We recommended against last year’s proposal and it was overwhelmingly defeated receiving less than 7 percent of the votes cast. We do not think that the slight change in wording of this year’s proposal merits a different outcome and for the reasons set forth below again recommend a vote against this proposal.

We are primarily an energy provider serving the electric power generation industry by supplying two fuel sources: high BTU bituminous coal which we mine from a number of mining complexes in several states and, through our majority-owned subsidiary, CNX Gas, methane gas primarily extracted from coalbeds. Our electric power generation customers burn these fuels to produce energy. Carbon dioxide is one of the natural by-products of this combustion process. The stockholder proposal with its references to the global power system, the combustion of coal, and initiatives to reduce carbon dioxide emissions from power plants obviously has direct relevancy to power generators. However, CONSOL Energy and its wholly-owned subsidiaries do not operate any power plants nor have any power plant operations, so this proposal simply is not directly relevant to CONSOL Energy and its wholly-owned subsidiaries. CONSOL Energy’s only indirect interest in any power plant is through its ownership of approximately 81.7 percent of CNX Gas. CNX Gas in 2002 entered into a joint venture with a major eastern power utility, which joint venture owns an 88-megawatt, gas fired, electric generating facility in Virginia. This facility uses coalbed methane gas produced by CNX Gas. The facility operates on an as needed basis to meet peak load demands for electricity. The facility is operated by the joint venture partner and not by CNX Gas. CNX Gas’ interest in the joint venture represents less than one percent (1.0%) of CNX Gas’ revenues. We also announced that the joint venture was part of a long-term goal to add fuel-linked power generation to our portfolio of products.

CONSOL Energy, of course, has an interest in promoting the environmentally sound and efficient use of its coal, methane gas and alternative fuels and a goal of being a stakeholder in such projects. Toward that end, CONSOL Energy has a number of projects underway. In September 2007 CONSOL Energy announced it had entered into a joint development agreement with another company to investigate the development of coal-based gasification facilities to produce feedstock for various industrial chemical manufacturers from preparation plant tailings as well as the feasibility of producing substitute natural gas to meet the demand for clean, affordable energy. CNX Gas recently became a registered offset provider on the Chicago Climate Exchange, which is a rules-based greenhouse gas allowance trading system whose emitting members make a voluntary but legally binding commitment to meet annual greenhouse gas emission reduction targets. CNX Gas among other operations extracts, gathers and sells methane from coal beds in our mines which would otherwise be vented into the atmosphere. CNX Gas has initiated the verification process for several projects to convert captured coal mine methane into tradable credits which are granted on the basis of avoiding methane emissions by diverting gas into gas pipelines for commercial sale. In January 2007 CONSOL Energy announced two projects of its research and development group, which is a member of the Midwest Regional Carbon Sequestration Partnership, supported by grants from the Pennsylvania Department of Environmental Protection. The first project is a pilot scale test facility which utilizes another company’s clean coal technology to generate electricity from waste coal and with very low emissions. The second project is a test at one of our mines of a small, mobile micro-turbine generator built by another company to generate electricity by burning coalbed methane gas liberated during underground mining. This methane would otherwise be vented into the atmosphere. The micro-turbine is a test project to evaluate its effectiveness in curbing greenhouse gas emissions. In connection with these research and development projects, the Secretary of the Pennsylvania Department of Environmental Protection remarked “[c]ompanies like CONSOL Energy are leading the way toward Pennsylvania’s energy future, and Governor Rendell and I salute them for their vision and leadership.” CONSOL Energy is both an industry partner and a research partner in the Midwest Regional Carbon Sequestration Partnership sponsored by the U.S. Department of Energy which is a public/private consortium that was formed in 2003 to assess the technical potential, economic viability, and public acceptability of underground and surface sequestration of carbon dioxide within Indiana, Kentucky, Maryland, Michigan, Ohio, Pennsylvania, and West Virginia. Lastly, through a cooperative agreement with the U.S. Department of Energy, CONSOL Energy’s research and development group in conjunction with CNX Gas embarked in 2002 on a seven-year field program to evaluate both coal bed methane recovery and the carbon dioxide adsorption capacity of an unmineable coal seam. The project is designed to demonstrate the application of a series of wells to drain coal bed methane from overlying coal seams and, in time, to explore the underground injection and sequestration of carbon dioxide.

The Board believes that it would be inappropriate to engage in the requested study at this time for a variety of reasons: (i) the requested study is misdirected since neither CONSOL Energy nor CNX Gas are the operators of any power plants; (ii) the revenues of the peaker power plant joint venture represent less than one percent of the revenues of CNX Gas as well as of CONSOL Energy; and (iii) in view of our various research and development and other initiatives, we do not believe our resources are best spent preparing the requested report. Therefore, the Board recommends a vote against this proposal.

ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next Annual Meeting Proxy Statement must (a) conform to the requirements of Rule 14A-8 promulgated under the Securities Exchange Act of 1934 and (b) be received by the Corporate Secretary of CONSOL Energy no later than November 30, 2008. Any such proposal should be addressed to the Corporate Secretary, CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241-1405. There is more information below regarding the content of proposals.

CONSOL Energy’s Third Amended and Restated Bylaws require that all shareholder proposals to be submitted at the Annual Meeting, but not included in the Corporation’s Proxy Statement, be received by the Secretary of CONSOL Energy as written notice no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting, together with certain information specified in the Third Amended and Restated Bylaws. If the date of the Annual Meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the Annual Meeting and not later than the close of business on the later of the 90th day prior to the Annual Meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL Energy.

General Information Regarding the Content of Proposals

Director nominations must be accompanied by a statement of the nominee indicating willingness to serve if elected, disclose the principal occupations or employment of the nominee during the past five years and evidence of the nominating shareholder’s ownership of CONSOL Energy stock, which includes:

•	the name and address of the shareholder as it appears on CONSOL Energy’s books, and of such beneficial owner;

•	the class and number of shares of CONSOL Energy which are owned beneficially and of record by the shareholder;

•	a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL Energy’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1800 Washington Road, Pittsburgh, PA 15241-1405, or notice may be given by calling CONSOL Energy at (412) 831-8800:

•	to receive a separate copy of an annual report or proxy statement for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors

of CONSOL Energy Inc.

APPENDIX A

CONSOL ENERGY INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the CONSOL Energy Inc. Executive Annual Incentive Plan (the “Plan”) is to advance the interests of the Company and its shareholders by providing incentives to officers and certain other key employees with significant responsibility for achieving performance goals critical to the success and growth of the Company. The Plan is designed to: (i) promote the attainment of the Company’s significant business objectives; (ii) encourage and reward management teamwork across the entire Company; and (iii) assist in the attraction and retention of employees vital to the Company’s long-term success.

2.	Definitions

For the purpose of the Plan, the following definitions shall apply:

(a) “Board” means the Board of Directors of the Company.

(b) “Code” means the Internal Revenue Code of 1986, as amended, including any successor law thereto.

(c) “Committee” means the Compensation Committee of the Board, or such other committee as is appointed or designated by the Board to administer the Plan, in each case which shall be comprised solely of two or more “outside directors” (as defined under Section 162(m) of the Code and the regulations promulgated thereunder).

(d) “Company” means CONSOL Energy Inc. and any subsidiary entity or affiliate thereof, including subsidiaries or affiliates which become such after adoption of the Plan.

(e) “Forfeit,” “Forfeiture,” “Forfeited” means the loss by a Participant of any and all rights to an award granted under the Plan, including the loss of any payment of compensation by the Company under the Plan or any award granted thereunder.

(f) “Participant” means any person: (1) who satisfies the eligibility requirements set forth in Paragraph 4; (2) to whom an award has been made by the Committee; and (3) whose award remains outstanding under the Plan.

(g) “Performance Goal” means, in relation to any Performance Period, the level of performance that must be achieved with respect to a Performance Measure.

(h) “Performance Measures” means any one or more of the following performance criteria, either individually, alternatively or in any combination, and subject to such modifications or variations as specified by the Committee, applied to either the Company as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and measured over a period of time including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: cash flow; cash flow from operations; earnings (including, but not limited to, earnings before interest, taxes, depreciation, and amortization or some variation thereof); earnings per share, diluted or basic; earnings per share from continuing operations; net asset turnover; inventory turnover; capital expenditures; debt; debt reduction; working capital; return on investment; return on sales; return on invested capital; net or gross sales; market share; economic value added; cost of capital;

change in assets; expense reduction levels; productivity; delivery performance; safety record and/or performance; stock price; return on equity; total or relative increases to stockholder return; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating income adjusted for management fees and depreciation, and amortization; operating profit or net operating profit; gross margin, operating margin or profit margin; and completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives.

To the extent consistent with Section 162(m) of the Code and the regulations promulgated thereunder, the Committee may determine that certain adjustments shall apply, in whole or in part, in such manner as specified by the Committee, to exclude the effect of any of the following events that occur during a Performance Period: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; business combinations, reorganizations and/or restructuring programs, including but not limited to reductions in force and early retirement incentives; currency fluctuations; and any extraordinary, unusual, infrequent or non-recurring items, including, but not limited to, such items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and/or notes thereto appearing in the Company’s annual report for the applicable period.

(i) “Performance Period” means, in relation to any award, the calendar year or other fiscal period within the calendar year of less than 12 months for which a Participant’s performance is being calculated, with each such period constituting a separate Performance Period.

(j) “Section 409A” shall mean Section 409A of the Code, the regulations and other binding guidance promulgated thereunder.

(k) “Retirement” means retirement of an employee as determined and authorized by the Committee.

(l) “Total and Permanent Disability” means: (1) if the Participant is insured under a long-term disability insurance policy or plan which is paid for by the Company, the Participant is totally disabled under the terms of that policy or plan; or (2) if no such policy or plan exists, the Participant shall be considered to be totally disabled as determined by the Committee.

3.	Administration of the Plan

(a) The management of the Plan shall be vested in the Committee; provided, however, that all acts and authority of the Committee pursuant to this Plan shall be subject to the provisions of the Committee’s Charter, as amended from time to time, and such other authority as may be delegated to the Committee by the Board. The Committee may, with respect to Participants whom the Committee determines are not likely to be subject to Section 162(m) of the Code, delegate such of its powers and authority under the Plan to the Company’s officers as it deems necessary or appropriate. In the event of such delegation, all references to the Committee in this Plan shall be deemed references to such officers as it relates to those aspects of the Plan that have been delegated.

(b) Subject to the terms of the Plan, the Committee shall, among other things, have full authority and discretion to determine eligibility for participation in the Plan, make awards under the Plan, establish the terms and conditions of such awards (including the Performance Goal(s) and Performance Measure(s) to be utilized) and determine whether the Performance Goals applicable to any Performance Measures for any awards have been achieved. The Committee’s determinations under the Plan need not be uniform among all Participants, or classes or categories of Participants, and may be applied to such Participants, or classes or categories of Participants, as the Committee, in its sole and absolute discretion, considers necessary, appropriate or desirable. The Committee is authorized to interpret the Plan, to adopt administrative rules, regulations, and guidelines for the Plan, and may correct any defect, supply any omission or reconcile any inconsistency or conflict in the Plan or in any award. All determinations by the Committee shall be final, conclusive and binding on the Company, the Participant and any and all interested parties.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Section 162(m) of the Code, and to take such action, establish such procedures, and impose such restrictions at the time such awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements. Notwithstanding any provision of the Plan to the contrary, if an award under this Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code and the regulations issued thereunder and a provision of this Plan would prevent such award from so qualifying, such provision shall be administered, interpreted and construed to carry out such intention (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

(d) The benefits provided under the Plan are intended to be excepted from coverage under Section 409A and the regulations promulgated thereunder and shall be construed accordingly. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under this Plan is subject to the provisions of Section 409A and the regulations issued thereunder (and not excepted therefrom), the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed.)

4.	Participation in the Plan

Officers and key employees of the Company, as determined by the Committee, shall be eligible to participate in the Plan. No employee shall have the right to participate in the Plan, and participation in the Plan in any one Performance Period does not entitle an individual to participate in future Performance Periods.

5.	Incentive Compensation Awards

(a) The Committee may, in its discretion, from time to time make awards to persons eligible for participation in the Plan pursuant to which the Participant will earn cash compensation. The amount of a Participant’s award may be based on a percentage of such Participant’s salary or such other methods as may be established by the Committee. Each award shall be communicated to the Participant, and shall specify, among other things, the terms and conditions of the award and the Performance Goals to be achieved. The maximum amount that may be awarded and paid under the Plan to a Participant for any calendar year shall not exceed USD $5,000,000.

(b) With respect to awards that are intended to be performance-based compensation under Section 162(m) of the Code, each award shall be conditioned upon the achievement of one or more Performance Goal(s) with respect to the Performance Measure(s) established by the Committee. No later than ninety (90) days after the beginning of the applicable Performance Period, the Committee shall establish in writing the Performance Goals, Performance Measures and the method(s) for computing the amount of compensation which will be payable under the Plan to each Participant if the Performance Goals established by the Committee are attained; provided however, that for a Performance Period of less than one year, the Committee shall take any such actions prior to the lapse of 25% of the Performance Period. In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to an award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.

(c) The Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified performance goals by the Company, business unit or Participant. Furthermore and notwithstanding any provision of this Plan to the contrary, the Committee, in its sole discretion, may reduce the amount of any award to a Participant if it concludes that such reduction is necessary or appropriate based upon:

(i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant. Notwithstanding any provision of this Plan to the contrary, the Committee shall not use its discretionary authority to increase any award that is intended to be performance-based compensation under Section 162(m) of the Code.

6.	Payment of Individual Incentive Awards

(a) After the end of the Performance Period, the Committee shall certify in writing the extent to which the applicable Performance Goals and any other material terms have been achieved. Subject to the provisions of the Plan, earned Awards shall be paid in the first calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year (“Payment Date”). For purposes of this provision, and for so long as the Code permits, the approved minutes of the Committee meeting in which the certification is made may be treated as written certification.

(b) Unless otherwise determined by the Committee, Participants who have terminated employment with the Company prior to the actual payment of an award for any reason (including but not limited to death, Retirement or Total and Permanent Disability), shall Forfeit any and all rights to payment under any awards then outstanding under the terms of the Plan and shall not be entitled to any cash payment for such period. If a Participant’s employment with the Company should terminate during a Performance Period and the Committee determines that the award is not Forfeited, the Participant’s award shall be prorated to reflect the period of service during the Performance Period prior to his/her termination, death, Retirement or Total and Permanent Disability, and shall be paid either to the Participant or, as appropriate, the Participant’s estate, subject to the Committee’s certification that the applicable Performance Goals and other material terms have been met.

7.	Amendment or Termination of the Plan

(a) While the Company intends that the Plan shall continue in force from year to year, the Company reserves the right to amend, modify or terminate the Plan at any time; provided, however, that no such modification, amendment or termination shall without the consent of the Participant, materially adversely affect the rights of such Participant to any payment that has been determined by the Committee to be due and owing to the Participant under the Plan but not yet paid. Any and all actions permitted under this Paragraph 7 may be authorized and performed by the Committee in its sole and absolute discretion.

(b) Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of this Plan to the extent necessary to conform the provisions of the Plan with Section 409A or Section 162(m) of the Code, the regulations promulgated thereunder or an exception thereto regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan. Notwithstanding, (i) Section 409A may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible, and nothing contained in this Plan shall be construed to obligate the Company for such taxes or other charges, and (ii) in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or affiliates) have any liability to any Participant (or any other person) due to the failure of the Plan to satisfy the requirements of Section 409A or any other applicable law.

8.	Rights Not Transferable

A Participant’s rights under the Plan may not be assigned, pledged, or otherwise transferred except, in the event of a Participant’s death, to the Participant’s designated beneficiary, or in the absence of such a designation, by will or by the laws of descent and distribution.

9.	Funding/Payment

The Plan is not funded and all awards payable hereunder shall be paid from the general assets of the Company. No provision contained in this Plan and no action taken pursuant to the provisions of this Plan shall create a trust of any kind or require the Company to maintain or set aside any specific funds to pay benefits hereunder. To the extent a Participant acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. If any earned Award is not paid by the Payment Date due to administrative impracticability, such earned Award will be paid, without earnings, as soon as administratively practicable thereafter.

10.	Withholdings

The Company shall have the right to withhold from any awards payable under the Plan or other wages payable to a Participant such amounts sufficient to satisfy federal, state and local tax withholding obligations arising from or in connection with the Participant’s participation in the Plan and such other deductions as may be authorized by the Participant or as required by applicable law.

11.	No Employment or Service Rights

Nothing contained in the Plan shall confer upon any Participant any right with respect to continued employment with the Company (or any of its affiliates) nor shall the Plan interfere in any way with the right of the Company (or any of its affiliates) to at any time reassign the Participant to a different job, change the compensation of the Participant or terminate the Participant’s employment for any reason.

12.	Other Compensation Plans

Nothing contained in this Plan shall prevent the Corporation from adopting other or additional compensation arrangements for employees of the Corporation, including arrangements that are not intended to comply with Section 162(m) of the Code.

13.	Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of law provisions.

14.	Effective Date

The Plan shall become effective immediately upon the approval and adoption thereof by the Committee; provided, however, that no award intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code shall be payable prior to approval of the Plan’s material terms by the Company’s stockholders.

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

VOTE BY TELEPHONE

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided

Vote 24 hours a day, 7 days a week!

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Proxy card must be signed and dated below.

ò    Please fold and detach card at perforation before mailing.    ò

CONSOL ENERGY INC.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 29, 2008

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints J. Brett Harvey and P. Jerome Richey, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares which the undersigned, as designated on the reverse side, may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on April 29, 2008 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Earhart Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, with respect to the matters referred to on this proxy. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

Dated:	2008

Signature

Signature

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City

Bank, P.O. Box 535300, Pittsburgh, PA 15253, so that your shares may be represented at the Annual Meeting.

ò    Please fold and detach card at perforation before mailing.    ò

CONSOL ENERGY INC.	PROXY

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of nominees in proposal 1, FOR proposals 2 and 3, and AGAINST proposal 4, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

1. Nominees for Election as Directors:

Nominees:	(01) John Whitmire	(02) J. Brett Harvey	(03) James E. Altmeyer, Sr.	(04) William E. Davis
	(05) Raj K. Gupta	(06) Patricia A. Hammick	(07) David C. Hardesty, Jr.	(08) John T. Mills
	(09) William P. Powell	(10) Joseph T. Williams

❑	FOR all nominees listed above		❑ WITHHOLD AUTHORITY
	(except as marked to the contrary below)		to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee(s) on the line below:

2.	Ratification of Appointment of Independent Auditor: Ernst & Young LLP:

❑ FOR ❑ AGAINST ❑ ABSTAIN

3.	Consol Energy Inc. Executive Annual Incentive Plan:

❑ FOR ❑ AGAINST ❑ ABSTAIN

4.	Joint Shareholder Proposal regarding Climate Change:

❑ FOR ❑ AGAINST ❑ ABSTAIN

❑	Please check this box if you plan to attend the Annual Meeting of Shareholders.

CONTINUED ON REVERSE SIDE